UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 10

                                 AMENDMENT NO. 3


                   General Form For Registration of Securities
         Pursuant to Section 12(b) or (g) of The Securities Act of 1934


                            The Neptune Society, Inc.
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             (Exact name of registrant as specified in its charter)

              Florida                                    59-2492929
  ------------------------------              ------------------------------
  (State or other jurisdiction of          (I.R.S. Employer Identification No.)
   incorporation or organization)


 3500 W. Olive, Suite 1430, Burbank,
          California                                       91505
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(Address of principal executive offices)                 (Zip Code)

      Registrant's telephone number, including area code: (818) 953-9995

        Securities to be registered pursuant to Section 12(b)of the Act:


            None                                           None
   ------------------------                        -------------------
   Title of each class to be                 Name of each exchange on which each
       so registered                              class is to be registered

           Securities to be registered under Section 12(g) of the Act:


                  Common Shares, Par Value of $0.002 per Share
-------------------------------------------------------------------------------
                                (Title of Class)

                                 Not Applicable
-------------------------------------------------------------------------------
                                (Title of Class)


                                TABLE OF CONTENTS

ITEM 1.           BUSINESS....................................................................2

ITEM 2.           SELECTED FINANCIAL INFORMATION...................... ......................34

ITEM 3.           PROPERTIES.................................................................52

ITEM 4.           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............53

ITEM 5.           DIRECTORS AND EXECUTIVE OFFICERS...........................................54

ITEM 6.           EXECUTIVE COMPENSATION.....................................................56

ITEM 7.           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS........................... .62

ITEM 8.           LEGAL PROCEEDINGS..........................................................64

ITEM 9.           MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S......................... 65
                  COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

ITEM 10.          RECENT SALES OF UNREGISTERED SECURITIES....................................66

ITEM 11.          DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED....................70

ITEM 12.          INDEMNIFICATION OF DIRECTORS AND OFFICERS..................................70

ITEM 13.          FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA................................71

ITEM 14.          CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON...........................71
                  ACCOUNTING AND FINANCIAL DISCLOSURE

ITEM 15.          FINANCIAL STATEMENTS AND EXHIBITS..........................................73

SIGNATURES


                           FORWARD-LOOKING STATEMENTS

     This Registration Statement contains forward-looking statements, including without limitation, statements that include the words "anticipates," "believes," "estimates" and "expects" and similar expressions and statements relating to our strategic plans, capital expenditures, industry trends and our financial position. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including competition for and availability of crematory acquisitions, our ability to manage an increasing number of sales offices and crematories, our ability to retain key management personnel and to continue to attract and retain skilled funeral home and crematory management personnel, state and federal regulations, changes in the death rate or deceleration of the trend towards cremation, availability and cost of capital and general industry and economic conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not intend to update these forward-looking statements and information.


     Our management has included projections and estimates in this Registration Statement, which are based primarily on management's experience in the industry, assessments of our results of operations, discussions and negotiations with third parties and a review of information filed by its competitors with the Securities and Exchange Commission. Investors are cautioned against attributing undue certainty to management's projections.

ITEM 1.  BUSINESS

Overview


     The Registrant was incorporated in the State of Florida on January 4, 1985 under the name "L R Associates, Inc.", and subsequently changed its name to "Lari Corp." on August 3, 1998. On March 31, 1999, Lari Corp., paid $1,000,000 cash, $310,000 in transaction costs, 500,000 shares of common stock and $21,000,000 of promissory notes valued at $19,968,529 (for total consideration of $26,278,529), to acquire a group of privately held companies and limited partnerships that were engaged in the business of marketing and administering Pre-Need and At-Need (at the time of death) cremation services under the name the "Neptune Society." See "History of the Neptune Society - Neptune Group Acquisition." At the time of the acquisition, Lari Corp. was engaged in the business of acquiring the group of privately held companies for the purpose of engaging in the business of marketing and administering Pre-Need and At-Need cremation services. On April 26, 1999, Lari Corp. changed its name to "Neptune Society, Inc."

     The Neptune Society, Inc., is the holding company for the Neptune Society of America, Inc., a California corporation. Neptune Society of America, Inc. is the holding company for Neptune Management Corp. and Heritage Alternatives, Inc., which are engaged in marketing and administering Pre-Need and At-Need cremation services in California, Florida, Iowa, New York, Oregon and Washington. See "Properties" for a list of our locations and a description of their operations. Neptune Society also operates three crematories in Los Angeles, California, one crematory in Ankeny, Iowa, three crematories in Portland, Oregon, and one crematory in Spokane, Washington. Our crematories service our pre-need programs in the areas in which such crematories are located. Neptune Society uses the services of third-party crematories in other areas of the United States. See "History of the Neptune Society."

     Unless the context otherwise requires, (i) "Neptune Society" and the "Registrant" refers to The Neptune Society, Inc., (ii) "Neptune of America" refers to Neptune Society of America, Inc., (iii) "Neptune Management" refers to Neptune Management Corp., Inc. (iv) "Heritage Alternatives" refers to Heritage Alternatives, Inc. The Neptune Group or Predecessor refers to the privately held group of companies acquired by the Registrant on March 31, 1999. "We," "us," and "our" refers to Neptune Society, and its subsidiaries and associated entities.

     Our principal executive offices are located at 3500 W. Olive, Suite 1430, Burbank, California 91505. Neptune Society maintains corporate offices at 102 N.E. 2nd Street, Suite 777, Boca Raton, Florida 33432.

     All dollar amounts are in United States dollars unless otherwise indicated.

The Neptune Society Business

     Our business strategy is to pursue revenue and growth opportunities in the cremation sector of the death care service industry. We operate all our locations under one nationally branded name, "The Neptune Society," and offer only cremation services and products related to cremation services. We do not intend to evolve into a traditional funeral burial services company and do not intend to compete directly with the larger corporate consolidators in the death care service industry by providing burial services.

Neptune Society Services

     Our primary business is marketing and administering Pre-Need and At-Need cremation services in the states of California, Florida, Iowa, New York, Oregon and Washington. We also operate a telemarketing center in Tempe, Arizona.

     The Neptune Society Pre-Need Program

     The Neptune Group started our Pre-Need program in 1988. Our Pre-Need program is designed to eliminate as much of the emotional and financial burden as possible for the individuals' heirs and Successors. Our Pre-Need Program allows individuals to pre-arrange cremation funeral services at a guaranteed fixed price by entering into a Pre-Need contract.

     Regulations governing the sale of Pre-Need contracts vary from state to state. The following is a brief description of the regulatory requirements related to the sale of Pre-Need contracts in the states where we currently operate:

     California

     Licensing: We are a licensed provider of Pre-Need cremation services in the State of California. Our California Pre-Need cremation service business is subject to the regulatory requirements of the California Business and Professions Code. We are required to file reports on an annual basis with the California Department of Consumer Affairs Cemetery Board. We were also required to obtain Cemetery Board approval for our California Pre-Need contracts. Our California Pre-Need contracts must contain certain disclosures and terms to comply with state regulatory requirements. Our California Pre-Need contract has been approved for use in California.

     California Pre-Need Contracts: Our California Pre-Need Plans consist of an agreement related to the Pre-Need cremation service and an agreement to purchase merchandise, including an urn, a memorial plaque, a Neptune Society Registration Package and a Neptune Society Information Booklet. The Pre-Need Plan is a guaranteed price plan, which means we guarantee that we will provide the cremation service at the time of need without additional payment for the service.

     Price for Pre-Need Plan: We currently charge $1,240 for a California Pre-Need Plan, including $650 for the Pre-Need cremation service and $590 for merchandise. We also offer two installment payment plans, which allows a client to purchase a Pre-Need Plan by paying us a down payment and making monthly installment payments. We charge interest at the rate of 8% per annum on the outstanding balance of the amount due under the installment plan. See "Installment Payment Plans."

     California Trust Fund Deposits Requirements: Under the California regulatory requirements, we are required to hold or put the money we receive for the cremation services in trust until the contract is fulfilled and the cremation services are delivered. We place the funds we receive for the pre need cremation service portion of our Pre-Need Plan (approximately 53% of the total funds related to the cost of a Pre-Need Plan) into a Pre-Need trust fund in accordance with our standard California Pre-Need services contract and California regulatory requirements.

     The purchase price for merchandise that is delivered at the time a Pre-Need Plan is sold is excluded from the requirement to hold funds in trust. We deliver merchandise related to the Pre-Need Plan as soon as payment is received under the agreement. A purchaser may, at their option, ask us to deliver the merchandise to a third-party warehouse to store the merchandise until the time of need. We contract with an insured third-party warehouse to store the merchandise, which stores such merchandise for approximately 95% of our California Pre-Need Plan members.

     Under California law, we are entitled to an annual maintenance fee of 4% of the California Pre Need Trust fund balance for maintenance expenses associated with administering the trust fund.

     Cancellation: A purchaser of a California Pre-Need Plan may cancel the plan by providing us with written notice prior to midnight on the fifth calendar day after the date of the contract and receive a full refund, provided that the merchandise is returned and no services have been provided under the contract. After the fifth day, a purchaser may cancel the contract and receive the funds (with interest) we have placed into trust on their behalf, less a revocation fee equal to 10% of the trust fund balance related to such plan, which may be collected only from the income earned by the trust, if any.

     We may cancel a California Pre-Need Plan if the purchase is more than 90 days in arrears on installment payments due under an installment payment plan by providing two written notices 30 days apart and by refunding the funds held in trust for the benefit of the purchaser. We may revoke a California Pre-Need Plan if we are unable to perform the cremation services under the plan by providing notice to the beneficiary of the plan of our inability to perform such services and by refunding the trust fund balance related to such plan to the beneficiary.

     Florida

     Licensing: We are a licensed provider of Pre-Need cremation services in the State of Florida. Our Florida Pre-Need cremation service business is subject to the regulatory requirements of Florida Funeral and Cemetery Services Act. We are required to file reports on an annual basis with the Florida Cemetery Board. Florida Cemetery Board approval is required for our Pre-Need contracts, which must contain certain disclosures and terms. Our Florida Pre-Need contracts are approved for use in Florida.

     Florida Pre-Need Contracts: Our Florida Pre-Need Plans consist of a contract related to the Pre-Need cremation service and an agreement to purchase merchandise, including an urn, a memorial plaque, a Neptune Society Registration Package and a Neptune Society Information Booklet. The Pre-Need Plan is a guaranteed price plan, which means we guarantee that we will provide the cremation service at the time of need without additional payment for the service.

     Price for Pre-Need Plan: We currently charge $1,199 for a Florida Pre-Need Plan, including $454 for the Pre-Need cremation service and $745 for merchandise. We also offer installment payment plans, which allows a client to purchase a Pre-Need Plan by paying us a down payment and making monthly installment payments. See "Installment Payment Plans."

     Trust Fund Deposits: The Florida Funeral and Cemetery Services Act requires us to place into a trust fund an amount at least equal to the sum of 70% of the purchase price collected for all services sold into trust for the benefit of the member. Under the terms of our Florida Pre-Need contracts, we deposit 70% of the funds we receive for Pre-Need services into trust for each Pre-Need Plan we sell in Florida.

     We are required to place 30% of the purchase price collected or 110% of the wholesale cost, whichever is greater, for the merchandise sold under a Pre-Need contract. Under the terms of our Florida Pre-Need contracts, we deposit 30% of the funds we receive for merchandise into trust.

     Cancellation: Under the Florida Funeral and Cemetery Services Act, a purchaser may, in writing, cancel a Pre-Need Plan as follows:

     o within 30 days of the date the contract is entered into, the purchaser may cancel the entire contract receive all of the payments made, provided that the services have not been provided;

     o anytime after 30 days, the purchaser may cancel the services portion of the contract provided that the services have not been provided, and receive a full refund of all of the amounts deposited into trust that are related to the services; and

     o anytime after 30 days, a purchaser may cancel the merchandise portion of a Pre-Need plan and shall be entitled to a full refund of the purchase price allocable to the specific item or items of merchandise that we cannot or do not deliver in accordance with the agreement.

     We may cancel a Florida Pre-Need Plan if the purchase is more than 90 days in arrears on installment payments due under an installment payment plan by providing a written notice of our intent to cancel 30 days prior to the date of the cancellation and by refunding the funds related to the cremation services held in trust for the benefit of the purchaser. Upon such cancellation, the funds held in trust related to the merchandise are retained by us as liquidated damages for breach of the agreement.

     Iowa

     Licensing: In the State of Iowa, we have separate establishment permits for our crematory, our at-need funeral/cremation service and our pre-need sales. Our crematory and at-need business are subject to the Code of Iowa and regulated by the Iowa Department of Health, Board of Mortuary Science. Pre-need sales are subject to the Code of Iowa and regulated by the Iowa Insurance Division, Regulated Industries Unit. We file an annual report of pre-need sales including a copy of our contract with the Insurance Division each year.

     Iowa Pre-Need Contracts: Our Iowa Pre-Need Plans consist of a contract related to the Pre-Need cremation service and an agreement to purchase merchandise, including an urn, a memorial plaque, a Neptune Society Registration Package and a Neptune Society Information Booklet. The contract related to the Pre-Need cremation service accounts for approximately 57% of the cost of a Pre-Need Plan, and the contract related to the purchase of the merchandise accounts for the remaining cost of the Pre-Need Plan. The Pre-Need Plan is a guaranteed price plan, which means we guarantee that we will provide the cremation service at the time of need without additional payment for the service.

     Price of Pre-Need Plan: We currently charge $960 for an Iowa Pre-Need Plan, including approximately $560 for the Pre-Need cremation service and $400 for merchandise. We offer two installment payment plans, which allows a client to purchase a Pre-Need Plan by paying us a down payment and making monthly installment payments. See "Installment Payment Plans."

     Trust Fund Deposits: The Code of Iowa, Chapter 523 requires us to comply with trusting requirements by:

     o placing 80% of the purchase price related to the pre need cremation service into a pre need trust fund or purchasing an insurance policy to fund the pre need cremation service obligation; and

     o delivering the merchandise or post a surety bond to insure delivery of the merchandise in lieu of placing the purchase price of the merchandise into trust.

     Under the Iowa law, the purchase price for merchandise that is delivered at the time a Pre-Need Plan is sold, including merchandise delivered into storage in a warehouse or separate facility approved by the Iowa Mortuary Board, is excluded from the requirement to hold funds in trust. Under the terms of our Iowa pre-need contracts, we place $448 or 80% of the purchase price related to the pre-need cremation service into a pre need trust fund and deliver the merchandise at the time of sale. We deliver merchandise related to the Pre-Need Plan upon receipt of payment. A purchaser may, at their option, ask us to deliver the merchandise to a third-party warehouse to store the merchandise until the time of need. We contract with an insured third-party warehouse to store the merchandise.

     Cancellation: A purchaser of Iowa Pre-Need Plan may cancel the plan by providing us with written notice prior to midnight on the third calendar day after the date of the contract and receive a full refund, provided that the merchandise is returned and no services have been provided under the contract. After the third calendar day, a purchaser may cancel an Iowa Pre-Need Plan by providing us written notice, and we are required to refund all monies held in trust for the benefit of the member without penalty within 10 days after cancellation.

     We may cancel an Iowa Pre-Need Plan if the purchase is more than 60 days in arrears on installment payments due under an installment payment plan by providing a written notice of our intent to cancel at least 10 days prior to such cancellation. The funds held in trust for the benefit of the purchaser are retained by us as liquidated damages for breach of the agreement.

     Oregon

     Licensing: We are a licensed provider of Pre-Need cremation services in the State of Oregon. Our Pre-Need cremation service business is subject to the regulatory requirements of the Oregon Revised Statute - Funerals, Cemeteries and Crematoriums Act and the Uniform Trustees' Powers Act. We are required to file reports on an annual basis with the Oregon Cemetery Board. Oregon Cemetery Board approval is required for our Oregon Pre-Need contracts, which must contain certain disclosures and terms. Our Oregon Pre-Need contracts are approved for use in Oregon.

     Oregon Pre-Need Contracts: Our Oregon Pre-Need Plans consist of a contract related to the Pre-Need cremation service and an agreement to purchase merchandise, including an urn, a memorial plaque, a Neptune Society Registration Package and a Neptune Society Information

Booklet. The Pre-Need Plan is a guaranteed price plan, which means we guarantee that we will provide the cremation service at the time of need without additional payment for the service.

     Price of Pre-Need Plan: We currently charge $995 for an Oregon Pre-Need Plan, including $496 for the Pre-Need cremation service and $499 for merchandise. We offer two installment payment plans, which allows a client to purchase a Pre-Need Plan by paying us a down payment and making monthly installment payments. See "Installment Payment Plans."

     Trust Fund Deposits: The Oregon Uniform Trustees' Powers Act requires us to place at least 90% of the purchase price collected for Pre-Need services into a trust fund. Under the terms of our Oregon Pre-Need contracts, we place 90% of the amount collected for the Pre-Need services into trust.

     Under  the  Oregon   regulatory   requirements,   the  purchase  price  for
     merchandise that is delivered at the time a Pre-Need Plan is sold is excluded from the requirement to hold funds in trust. We deliver merchandise related to the Pre-Need Plan upon receipt of payment. A purchaser may, at their option, ask us to deliver the merchandise to a third-party warehouse to store the merchandise until the time of need. We contract with an insured third-party warehouse to store the merchandise, which stores such merchandise for approximately 95% of our Oregon Pre-Need Plan members.

     Cancellation: A purchaser of Oregon Pre-Need Plan may cancel the plan by providing us with written notice prior to midnight on the third calendar day after the date of the contract and receive a full refund, provided that the merchandise is returned and no services have been provided under the contract. After the three day period, if the guaranteed price Pre-Need plan is cancelled, we are permitted to retain 10% of the amount collected for Pre-Need services and are not required to refund any amounts related to merchandise sold.

     We may cancel a Oregon Pre-Need Plan if the purchase is more than 90 days in arrears on installment payments due under an installment payment plan by providing two written notices 30 days apart and by refunding the funds held in trust for the benefit of the purchaser.

     Washington

     Licensing: We are a licensed provider of Pre-Need cremation services in the State of Washington. Our Washington Pre-Need cremation service business is subject to the regulatory requirements of the Revised Code of Washington regulating embalmer and funeral directors. We are required to file reports on an annual basis with the Washington Cemetery Board. Washington Cemetery Board approval is required for our Washington Pre-Need contracts, which must contain certain disclosures and terms. Our Washington Pre-Need contracts are approved for use in Washington.

     Washington Pre-Need Contracts: Our Washington Pre-Need Plans consist of a contract related to the Pre-Need cremation service and an agreement to purchase merchandise, including an urn, a memorial plaque, a Neptune Society Registration Package and a Neptune Society Information Booklet.

     Price of Pre-Need Plan: We currently charge $996 for a Washington Pre-Need Plan, including $498 for the Pre-Need cremation service and $498 for merchandise. We also offer installment payment plans, which allows a client to purchase a Pre-Need Plan by paying us a down payment and making monthly installment payments. See "Installment Payment Plans."

     Trust Fund Deposits: Washington law requires us to place at least 90% of the purchase price collected for Pre-Need services into a trust fund. Under the terms of our Washington Pre-Need contracts, we place 90% of the amount collected for the Pre-Need services into trust.

     Under Washington law, the purchase price for merchandise that is delivered at the time a Pre-Need Plan is sold is excluded from the requirement to hold funds in trust. We deliver merchandise related to the Pre-Need Plan upon receipt of payment. A purchaser may, at their option, ask us to deliver the merchandise to a third-party warehouse to store the merchandise until the time of need. We contract with an insured third-party warehouse to store the merchandise, which stores such merchandise for approximately 95% of our Washington Pre-Need Plan members.

     Cancellation: Under Washington law, a purchaser may, in writing, cancel a Pre-Need plan as follows:

     o within 30 days of the date the contract is entered into and receive all of the payments made, provided that the services have not been used; and

     o anytime after 30 days, if cancelled in writing, provided that the services have not been provided, and receive a full refund of all amounts deposited into trust that are related to services, less 10% for costs associated with selling and setting up the contract.

     We may cancel a Washington Pre-Need Plan if the purchase is more than 60 days in arrears on installment payments due under an installment payment plan by providing a written notice of our intent to cancel at least 10 days prior to such cancellation.

     We refund 90% of the funds held in trust for the benefit of the purchaser upon cancellation. We may revoke a Washington Pre-Need Plan if we are unable to perform the cremation services under the plan by providing notice to the beneficiary of the plan of our inability to perform such services and by refunding the trust fund balance related to such plan to the beneficiary.

     New York

     Licensing: We are a licensed provider of cremation services in the State of New York. Our cremation service business is subject to the regulatory requirements of the Consolidated Laws of New York, Chapter 20, Article 28-A - Cemetery Property and Funeral Services, and Chapter 45, Article 34 - Funeral Directing. We are licensed to perform cremation services in the State of New York.

     New York Pre-Need Contracts: Our New York Pre-Need Plans consist of a contract related to the Pre-Need cremation service and the purchase of merchandise, including an urn, a memorial plaque, a Neptune Society Registration Package and a Neptune Society Information Booklet. The Pre-Need Plan is a guaranteed price plan, which means we guarantee that we will provide the cremation service and merchandise at the time of need without additional payment for the service.

     Price of Pre-Need Plan: We currently charge $1,460 for a New York Pre-Need Plan. We offer only plans which are paid in full at the point of sale.

     Trust Fund Deposits: All of the funds we receive for the purchase of a New York Pre-Need Plan are deposited into trust for the purchaser until the time of need. Under the New York regulatory requirements, the funds received for merchandise that is not to be delivered or services that are not to be rendered until the occurrence of the death of the person for who the contract is purchased remains the money of the purchaser making the payment and is required to be held in trust for the benefit of such person. The funds are not permitted to be commingled. Consequently, we establish an individual trust for each purchaser of a New York Pre-Need Plan in an interest bearing account in a bank, national bank, federal savings bank or other such institution authorized to accept such trust by the State of New York.

     Cancellation: A purchaser of New York Pre-Need Plan may cancel the plan by providing us with written notice at any time and receive a full refund, together with accrued interest, if any, provided that the merchandise has not been delivered and no services have been provided under the contract. A New York Pre-Need Plan may not be cancelled by the purchaser when the purchaser has received supplemental security benefits from the State of New York assisting them in paying for such plan.

     No administrative, consultation or other fee may be assessed against the person in connection with the sale of the Pre-Need Plan.

Trust Fund Administration

     We administer our Pre-Need trust funds in accordance with applicable state regulation. Generally, the funds related to each Pre-Need contract are released to us when we perform the crematory service or the contract is cancelled. See "Industry Regulation - Pre-Need Trust Fund."

     Approximately 82,000 individuals have become members of our Pre-Need programs since 1988, some of whom have since died or cancelled their membership. Since 1988, the cancellation rate of active Pre-Need Contracts has been approximately 1% on an annual basis. As of December 31, 2000, we had approximately 58,000 active Pre-Need members.

The Neptune Society At-Need Programs

     We also provide cremation services on an At-Need basis (at the time of death). We provide a full range of cremation services and merchandise and handle all aspects of the deceased's cremation needs according to the decisions and plans of the decedent's heirs, including service planning, optional services for scattering remains, and delivery of remains to family members. These services are generally less expensive than burials.

The Neptune Society Registration Service

     We offer a registration service that allows individuals to record and register their request to be cremated, and we maintain a record of information necessary for us to provide cremation services at the time of death.

Crematory Services

     We operate crematories in California, Iowa, Oregon, and Washington. Our crematories provide cremation services in the areas where we market and administer Pre-Need programs. We also use the services of third-party crematories to service our Pre-Need and At-Need programs in those areas where we do not operate crematories.

Other Services and Products

     We offer premium, upgraded services and products, including higher quality urns, and memorialization options. These options include upgraded permanent memorial urns or keepsakes, memorial record books, memorial life celebration videos, assistance in arranging for private or public memorial services, arranging for disposition of the ashes other than common scattering at sea such as delivery to cemeteries or other points of permanent disposition. Our offices in Miami, Fort Lauderdale, Ankeny, Portland, and Spokane have chapels for cremation memorial services.

Pricing

     We define our pricing strategy as a simple and economical alternative to traditionally more expensive and elaborate funerals and burials. Our strategy is to maintain a simple product and pricing structure to assist customer decision-making. For example:

     We charge a one time $50 non-refundable registration fee for customers who chose only to register their cremation wishes. A customer may remove their cremation wishes from the register at no charge.

     We offer a worldwide travel plan to Pre-Need members for $300, which guarantees service coverage throughout the world if a member dies while away from home. Under our travel plan, we will provide a member cremation services from any place in world, regardless of where the Pre-Need Plan is purchased.

     The current price of our basic Pre-Need Plan sells for between $995 and $1240. Our goal is to create a standardized Pre-Need Plan that is priced according to the market price for similar plans in each geographic area that we serve. The purchase price allocated towards the cost of the cremation services and the costs for the merchandise varies from state to state depending on market conditions and the laws and regulations of the state. See "Neptune Society Services - The Neptune Society Pre-Need Program."

     Our standard Pre-Need service program includes services, such as burial at sea, rose garden scattering and delivery of remains to family members.

     Our cremation services are generally less expensive than traditional funeral services.

Installment Payment Plans:

     We offer two installment payment programs, which allow purchasers to finance the purchase of a Pre-Need Plan:

     o A client may purchase a Pre-Need Plan by paying us a down payment of $199 and making monthly payments of $25 until the Pre-Need Plan is paid in full; or

     o A client may purchase a Pre-Need Plan by paying us a down payment of $399 and making monthly payments of $50 until the Pre-Need Plan is paid in full.

     We do not charge interest on the balance due under our installment payment programs in Florida, Iowa or Washington. We charge interest of 8% per annum on balances due under our installment payment programs in California and Oregon.

Existing Facilities

     Our offices are generally located in clusters within the geographic areas we service. We believe that clustering offices in the geographic areas may provide us with opportunities to share personnel, vehicles and other resources, reduce per location operating and administrative costs, and implement integrated marketing programs.

     We currently have locations in the states of California, Florida, Iowa, New York, Oregon, and Washington. Our telemarketing center is located in Tempe, Arizona. See "Properties."

Expansion

     Our growth strategy is to expand our operations through strategic acquisitions of existing cremation service providers with established market presence and through establishing new offices. Since March 31, 1999, we have acquired cremation service providers or established new offices in Iowa, Oregon and Washington.

     The cremation segment within the death care industry is highly fragmented, and we believe there are many small owner-manager operations throughout North America that are possible acquisition targets. Our strategy is to acquire cremation services companies with existing operational licenses, staff and offices with At-Need operations in states with large population centers where cremation rates are 15% to 50%. Based on our experience, we anticipate that few acquisition targets will have established effective prearranged sales programs, thus enabling us to implement our Pre-Need program. We apply specific selection criteria when evaluating new geographic locations for expansion, including:

     o    death and cremation rates for the area;

     o    existing market area competition;

     o    forecasted growth in cremation rates for the area; and

     o    trust laws and regulatory requirements.

     Our management is currently exploring expansion opportunities in the states of Arizona, California, Colorado, Florida, Idaho, Illinois, Massachusetts, Ohio and Texas. We believe these States present growth opportunities based on their population and current cremation rates that range between 15% to 50%.

     We cannot assure you that we will acquire any additional death care service providers or that acquisitions, if any, will result in increased operating efficiencies or revenues to us.

     We may also acquire or construct additional crematories if we determine that the demand for cremation services in a particular geographic region warrants expansion. We anticipate that our crematories have the capacity to service our cremation service needs.

Marketing

     We currently market our services in all our locations under the name "The Neptune Society." Our marketing strategy is focused on maintaining and further developing the strength of our brand name and creating consumer awareness of our death care services and products. We promote our death care services and products using targeted advertising campaigns, including, for example:

     o    advertisements in the Yellow Pages;

     o    local television and radio advertisements; and

     o a Web site providing up-to-date, on-line information related to our death care services and products.

     We market our Pre-Need programs using a combination of sales and direct marketing programs to generate sales.

     Direct Mail

     We use a monthly direct mail campaign to generate leads. We currently mail a total of approximately 3.7 million pieces of direct mail marketing materials per year in the geographic areas we serve. Our marketing materials provide information related to our Pre-Need programs, including a description of the services, pricing information, our toll free phone number, and a business reply card to obtain additional information or to make an appointment with one of our area sales representatives. We have historically received a response rate of approximately 0.8% from our direct mail campaigns and we estimate we have historically sold, on average, approximately 6,500 pre-need contracts as a result of direct mail leads per year. We anticipate we can sell Pre-Need plans to approximately 25% of these leads through our direct sales efforts.

     Telemarketing

     On November 15, 1999, we established a Predictive Dialling Telemarketing Center (PDS Center) in Tempe, Arizona. As of December 31, 2000 and March 31, 2001, we employed 23 and 22 telemarketers, respectively. Our current telemarketing program is primarily designed to generate leads from people who have not responded to our direct mail marketing campaigns. We anticipate that telemarketing will allow us to increase the number of Pre-Need plans we sell to leads generated by our direct mail marketing campaign.

     From January 2000 through December 31, 2000, our Tempe call center has produced approximately 11,000 prospective customer appointments in the states we serve. We estimate that approximately 2,500 Pre-Need contract sales have resulted from these leads. The goal of our telemarketing strategy is to increase the sales of our Pre-Need plans resulting from direct mail leads. Based on our research of the telemarketing industry, we believe we can achieve this goal by using our call center as a convenient forum for providing information to potential members and for setting appointments for our area sales representatives. Our call center is anticipated to allow us to consolidate our telemarketing efforts and to schedule appointments for our area sales representatives in one centralized location. We believe this will allow us to implement a uniform telemarketing and promotional strategy using professional telemarketers. We anticipate this will relieve our area sales representatives of some of their prior administrative duties, which may facilitate an increased number of sales calls and increase our sales productivity. We cannot assure you that we will successfully implement our telemarketing programs or that the number of Pre-Need plans we sell or leads generated by our direct mail marketing campaign will increase as a result of our call center.

     Personal Sales

     We use commissioned independent contractors to provide services as area sales representatives to sell our Pre-Need Plans. As of December 31, 2000, we had approximately 92 commissioned area sales representatives, including 26 in California, 33 in Florida, 5 in Iowa, and 28 in Washington. These area sales representatives are provided leads generated from our direct mail campaigns and telemarketing efforts, and they meet with potential clients individually to determine the service needs of the individual. The area sales representatives are paid on a commission basis according to the type of plan sold and the method of payment selected by the customer. A majority of our area sales representatives are in California and Florida and have worked with our subsidiaries for over four years. Each of our Pre-Need sales offices has a sales manager who recruits, trains and engages commissioned independent contractors to provide services as area sales representatives to sell our Pre-Need Plans.

     Internet Web Site

     We developed and operate a fully integrated and comprehensive web site located at www.neptunesociety.com, targeted at the baby boomer generation. We believe that the aging of the baby boomers, represents an opportunity to expand our business by marketing our Pre-Need Programs on the Internet. Baby boomers represent one of the fasting growing segments of Internet users. Consumers may purchase Pre-Need plans on-line at our web site.

Death Care Industry

     According to statistics provided in the National Vital Statistics Reports, Vol. 48, No. 11, the number of deaths in North America has risen by 1% annually between 1980 and 1998, and is expected to continue to grow at a similar rate over the next 10-15 years. The growth in death rates results not only from an increase in the overall population, but also from the demographics of an aging population as the baby boomer generation matures.

     According to information available on the National Funeral Directors Association's web site located at www.nfda.org:

     o There are more than 22,100 funeral homes in the United States employing approximately 35,000 licensed funeral directors/embalmers and 89,000 additional funeral service and crematory personnel;

     o There were 2,338,078 deaths in the United States during the 12-month period ending December 1998, or 8.65 deaths per thousand population. (source: U.S. Department of Health & Human Services, 1998);

     o In 1999, the average cost of an adult funeral, not including cemetery expenses, was approximately $5,000; and

     o    Death rates are projected to rise to:

          o    8.82 deaths per thousand in 2000;

          o    9.32 deaths per thousand in 2010; and

          o    10.24 deaths per thousand in 2020.

     We believe that the popularity of cremation services will increase in the future as a result of the differences in costs between traditional burial funerals and cremations and as a result of a consumer shift in attitude towards cremation and perception of value. According to a survey of crematory operations conducted by Smith, Bucklin & Associates, Market Research and Statistics Division in 1999 on behalf of the Cremation Association of North America:

     o The popularity of cremation varies by geographic location in the United States, ranging from a low of 6.53% in Mississippi to a high of 58% in Hawaii;

     o In 1998, cremation services were chosen for approximately 23.75% of total deaths in the United States, representing approximately 550,000 cremations;

     o The demand for cremation services as a percentage of death services grew on average approximately 5% over the last ten years from 1989 to 1998 and approximately 3.8% over the last five years from 1994 to 1998; and

     o Cremation services are expected to account for approximately 26.01% of death services in 2000 and approximately 38.18% of death services in 2010 (based on a 5 year compound average growth rate).

     We cannot assure you that the trend towards cremation will continue or that we will benefit from the growth demand for cremation services, if any. Our business strategy is to provide Pre-Need and At-Need cremation services. A decline in the demand for such services may have a material adverse affect on our business and our results of operations.

Competition

     The death care industry in general is fragmented, comprised of mostly family-owned businesses and small independently owned chains of death care service providers. Currently, there are publicly traded companies in the death care services industry that in the past have pursued consolidation and aggressive growth strategies. The major corporate competitors in the death care industry include Service Corporation International, Loewen Group Inc., Stewart Enterprises, Inc., Carriage Services, Inc., Hamilton Group and Keystone Group. The large corporate competitors offer a broad range of products and services, including:

       burial services                      tombstones and markers

       embalming services                   plaques and urns

       burial plots                         Pre-Need burial services

       memorial/funeral services            Pre-Need cremation services

       caskets

     Based on information contained in the public filings of Service Corporation International, Loewen Group Inc., Stewart Enterprises, Inc., and Carriage Services, Inc., we believe that corporate competitors generally focus their marketing efforts on providing at-need burial services, burial plots, caskets, memorial/funeral services and burial merchandise.

     We believe that the competitive factors in the death care service industry generally include:

     o    inter-family   loyalty  to  established,   local  death  care  service
          providers;

     o    consumer price sensitivity for death care services;

     o    consumer  demand  for   personalized   service  and   memorial/funeral
          services;

     o    the availability of qualified personnel and management;

     o    high fixed costs for facilities and cemeteries; and

     o    regulatory compliance costs.

     Generally, existing death care service providers may, on a local community level, have competitive advantages based on established local reputations, local ownership and management, brand loyalty and existing capital facilities. The larger publicly traded death care service providers generally compete on the basis of price and service, and dedicate a significant amount of their resources to acquiring established death care service providers in local and regional markets. They are generally well capitalized and can achieve certain efficiencies through their integrated marketing, management and administration structures.

     We intend to compete by focusing on the Pre-Need cremation segment of the death care industry. We believe that we can effectively market cremation services on a Pre-Need basis by offering a lower cost alternative to burial funerals.

     We cannot assure you that we will effectively compete against existing local death care service providers or corporate consolidators. Many of these competitors offer a full range of death care services, including cremation services and Pre-Need service plans. Several of these competitors also have significantly greater financial and other resources than us and have long established reputations in the markets they serve.

Industry Regulation

Death Care Service Industry Regulation

     The funeral service industry is regulated primarily on a State by State basis with all jurisdictions requiring licensing and supervision of individuals who provide funeral-related services. All jurisdictions also regulate the sale of Pre-Need services and the administration of any resulting trust funds or insurance contracts. See "Business - The Neptune Society Pre-Need Program." In addition, concerns regarding lack of competition have led a few jurisdictions to enact legislation designed to encourage competition by restricting the common ownership of funeral homes, cemeteries and related operations within a specific geographic region.

     Our operations must also comply with federal legislation, including the laws administered by the Occupational Safety and Health Administration, the Americans with Disabilities Act and the Federal Trade Commission ("FTC") regulations. The FTC administers the Trade Regulation Rule on Funeral Industry Practices, the purpose of which is to prevent unfair or deceptive acts or practices in connection with the provision of funeral goods or services.

     On February 25, 1998, the State of California issued an interim suspension order against the Neptune Group's California operations under California's Business and Profession Code for failure to comply with appropriate storage procedures. On May 6, 1998, the Neptune Group entered into a Stipulation and Settlement and Decision, which required the Neptune Group's controlling shareholder, Emanuel Weintraub, to sell his interests in the Neptune Group and cease all management or control, directly or indirectly, of any funeral or cremation activities licensed by the State. In addition, the Neptune Group was ordered to demonstrate compliance with the requirements for storage facilities under the State's Business and Professions Code and to be subject to random inspections.

     In compliance with the stipulation, Mr. Weintraub, among others, sold the Neptune Group of companies to Neptune of America, the Registrant's wholly owned subsidiary, and on April 9, 1999, we entered into an agreement with the State of California and applied for an assignment of licenses in connection with the closing of the sale of the business. California approved the assignment, subject to amending the Stipulation and Settlement and Decision to incorporate a requirement for us to complete audits of the Pre-Need trust funds under the Business and Profession Code, to comply with all other requirements for licensure, and to be placed on probation until June 2000. We complied with the terms and conditions of the Stipulation and Settlement and Decision. On July 21, 2000, the State of California officially assigned all three California funeral establishment licenses to us after we submitted a zoning letter from the City of Los Angeles in the fourth quarter of 2000. As a condition of the assignment, we agreed to remain on probation for a period of one year, until June 2001, or as long as Mr. Weintraub continues to be a shareholder of our company. Under the terms of our probation, we must continue to comply with the California regulatory requirements related to licensed funeral establishments applicable to our business of providing cremation services and marketing pre need cremation services. In the event we fail to comply with these requirements, our California funeral establishment licenses may be revoked.

Pre-Need Trust Funds

     We are required to deposit a portion of the funds we receive from the sale of a Pre-Need plan into trust for the benefit of the subscriber. See Item 1. "Business - The Neptune Society Business - Neptune Society Services." Each Pre-Need Plan is a contract for the sale of cremation services at the time of death and for merchandise. The payments we receive for the services portion of Pre-Need Plans are generally held in trust. The trust funds are maintained by financial institutions in accordance with the laws of the state in which the Pre-Need Plan is sold. At December 31, 2000, the balance of the Pre-Need trust fund was approximately $40 million and we had over 58,000 active members. We anticipate that the size of the Pre-Need trust funds will increase if the trend toward cremation services continues and we successfully implement our growth strategy as planned. We cannot assure you that we will successfully increase our Pre-Need membership to levels that would result in growth of the Pre-Need trust or that the Pre-Need trust will not decline as a result of increased death rates of our membership. In most states, we are not permitted to withdraw principal or investment income from trust funds until the time the cremation service is performed. Earnings on the trust funds increase the amount of cash received by us at the time the cremation service is performed and, historically, have allowed us to adequately cover the inflationary increase in costs of performing cremation services.

     Although applicable laws vary from state to state, typically we are not required to place money we receive for merchandise in connection with the sale of a Pre-Need Plan into trust if we immediately deliver at the time of sale. In all states in which we offer Pre-Need plans except California, we are allowed to retain a percentage of the costs related to the sale of the Pre-Need Plan. See "Business-Overview - The Neptune Society Pre-Need Program."

     Sales commissions applicable to pre-need cremation service and merchandise sales are deferred and amortized over the expected timing of the performance of the services covered by pre-need arrangements.

Personnel

     At December 31, 2000, we employed 52 full time counselors and mortuary personnel, 49 telemarketers, and 16 administrative personnel. In addition, we had contracts with 92 independent contractors to serve as commissioned sales representatives, including 26 in California, 33 in Florida, 5 in Iowa, and 28 in Washington. Management believes that our relationships with our employees and independent contractors are good. None of our employees are members of collective bargaining units.

     We anticipate that we will hire 22 additional personnel during the first half of 2001, including 10 counselors and mortuary personnel, 9 telemarketers and 3 administrative personnel. We also intend to engage approximately 18 independent contractors to serve as commissioned sales representatives during the first half of 2001.

Neptune Society Acquisitions

Neptune Group Acquisition

     On March 31, 1999, the Registrant, through Neptune of America, acquired a group of privately-held companies engaged in the business of marketing and administering Pre-Need and At-Need cremation services in California, Florida and New York under the name the "Neptune Society." The acquisitions were completed pursuant to the following agreements:

     o Stock Purchase Agreement dated March 26, 1999 among the Registrant, its subsidiary, Neptune of America, and the Emanuel Weintraub Inter Vivos Trust, Emanuel Weintraub, Neptune Management, Heritage
          Alternatives, and Neptune Pre-Need Plan, Inc. (the "Weintraub Agreement").

     o Interest Purchase Agreement dated March 31, 1999 among the Registrant, its subsidiary Neptune of America, Neptune Management and the limited partners of various limited partnerships, which formed part of the Neptune Society group of companies (the "Neptune L.P. Interest Purchase Agreement").

     o Interest Purchase Agreement dated March 31, 1999 among the Registrant, its subsidiary Neptune of America, Neptune Management and the limited partners of Heritage Alternatives, L.P. (the "Heritage L.P. Interest Purchase Agreement").

     o Stock Purchase Agreement dated March 31, 1999 among the Registrant, its subsidiary, Neptune of America, and Stanley Zicklin (the "Zicklin Agreement").

     o Stock Purchase Agreement dated March 31, 1999 among the Registrant, its subsidiary, Neptune of America, and Jill Shuman (the "Schulman Agreement").

     Under the terms of these agreements, the Registrant paid the owners of the Neptune Group a total of $1,000,000 in cash and issued them a total of 500,000 shares of its common stock valued at $5,000,000. In addition, Neptune of America issued the former owners two promissory notes in the amounts of $19,000,000 and $2,000,000. The notes were guaranteed by the Registrant and secured by the assets and business of Neptune Management and Heritage

Alternatives. The $19,000,000 note was interest free until July 31, 1999 when interest at the rate of 9% per annum was to accrue until the note was fully paid. The note was originally due as follows: $19,000,000 on or before July 31, 1999 or $9,000,000 on or before July 31, 1999 and $10,000,000, together with all accrued and unpaid interest, payable on or before July 31, 2000. The $2,000,000 note was interest free and was payable in equal monthly installments commencing April 30, 1999 until fully paid with the last payment due March 31, 2002.

     On July 31, 1999, the monthly payments due under the $2,000,000 note were reduced from $55,555 per month to $40,000 per month with the $15,555 of deferred principal earning 9% simple interest due on a monthly basis until March 31, 2001, at which time the final payment of $596,742 is due.

     On August 1, 1999, the $19,000,000 note was amended as follows: in exchange for $76,000 in cash and 137,500 warrants to acquire common shares at $12.00 per share, $9,625,088 of the note due to Emanuel Weintraub Intervivos Trust became interest free with payments and due dates of $386,776 on August 11, 1999, $4,172,476 on January 3, 2000, and $5,065,836 on July 31, 2000. The remaining
$9,374,912 due under the $19,000,000 note retained a 9% interest rate with maturities of $3,739,008 due on August 11, 1999, $701,740 due on January 3, 2000, and $4,934,164 due on July 31, 2000.

     On July 31, 2000, the balance due under the $19,000,000 note to the Weintraub Trust was $5,065,836. The Company paid $341,396 on the principal balance. In exchange for releasing the Weintraub Trust from liability for loss of revenue or loss of projected revenue as a result of the pending Leneda legal proceeding (See "Item 8 Legal Proceedings"), the due date on the remaining $4,724,440 was extended for twelve months to July 31, 2001. In connection with the extension of the due date on the $4.7 million note, the Company guaranteed the difference between the aggregate cash received and $47,250 on the sale of 3,375 shares monthly of the Company's common stock held by the Weintraub Trust over the extension term. As a result of the guarantee, the Company has paid Weintraub Trust $16,676 through December 31, 2000. The Company has recorded a liability for the fair value of such guarantee and adjustments to such liability are recorded through interest expense In addition, the Company agreed to repay the outstanding balance of $1,297,778 owed under the $2,000,000 note.

     Set forth below is a general description of the terms of the agreements related to the Neptune Group acquisition.

     Weintraub Agreement

     Under the terms of the Weintraub Agreement, the Registrant acquired all of the interests held by Emanuel Weintraub, the founder of the Neptune Group of companies, directly or indirectly through the Emanuel Weintraub Inter Vivos Trust, in Neptune Management, Heritage Alternatives, and Neptune Pre-Need Plan, Inc. At the time of the acquisition, the interests were held as follows:

     o Neptune Management was the general partner and a 50% owner of each of Neptune-Los Angeles, Ltd., Neptune-Santa Barbara, Ltd., Neptune-Miami, Ltd., Neptune-St. Petersburg, Ltd., Neptune-Ft. Lauderdale, Ltd., Neptune-Nassau, Ltd., and Neptune-Westchester, Ltd.;

     o Heritage Alternatives was the general partner and a 50% owner of Heritage Alternatives, L.P.; and

     o Emanuel Weintraub Inter Vivos Trust owned (i) 82 Series A shares of Neptune Management (82% of the issued and outstanding shares capital);
          (ii)  95  shares  of  Heritage  Alternatives  (95% of the  issued  and outstanding shares capital); and (iii) all of the issued and outstanding shares of Neptune Pre-Need Plan, Inc.

     The Registrant agreed to purchase the shares held by the Emanuel Weintraub Inter Vivos Trust for the following consideration:

     o    $506,583 in cash;

     o    256,637 shares of the Registrant's common stock valued at $2,566,370;

     o an undivided interest of $9,625,069 in a promissory note in the principal amount of $19,000,000, interest free until July 31, 1999 when interest at the rate of 9% per annum began accruing until the note was fully paid; and

     o a promissory note in the principal amount of $2,000,000, non-interest bearing, to the Emanuel Weintraub Inter Vivos Trust.

     In connection with the acquisition, the Registrant entered into a three-year consulting agreement with Emanuel Weintraub. Pursuant to the terms of the consulting agreement, the Registrant agreed to pay Mr. Weintraub $1,000,000 over the three-year term of the agreement. See "Certain Relationships and Related Transactions."

     Neptune L.P. Interest Purchase Agreement

     Under  the terms of the  Neptune  L.P.  Interest  Purchase  Agreement,  the
Registrant agreed to purchase the limited partnership interests held by the limited partners of each of Neptune-Los Angeles, Ltd., Neptune-Santa Barbara, Ltd., Neptune-Miami, Ltd., Neptune-St. Petersburg, Ltd., Neptune-Ft. Lauderdale, Ltd., Neptune-Nassau, Ltd., and Neptune-Westchester, Ltd. the Registrant agreed to purchase the limited partnership interests for the following consideration:

     o    $361,874 in cash;

     o    178,512 shares of the Registrant's  common stock valued at $1,785,120;
          and

     o an undivided interest of $6,875,627 in a promissory note in the principal amount of $19,000,000, interest free until July 31, 1999 when interest at the rate of 9% per annum began accruing until the note was fully paid, to each limited partner holding an undivided interest.

     Heritage L.P. Interest Purchase Agreement

     Under the terms of the Heritage L.P. Interest Purchase Agreement, the Registrant agreed to purchase the limited partnership interests held by the limited partners of Heritage Alternatives, L.P. The Registrant agreed to purchase the limited partnership interests for the following consideration:

     o    $27,439 in cash;

     o    11,488 shares of the Registrant's common stock valued at $114,880; and

     o an undivided interest of $521,329, in a promissory note in the principal amount of $19,000,000, interest free until July 31, 1999 when interest at the rate of 9% per annum began accruing until the note was fully paid, to each limited partner holding an undivided interest.

     Zicklin Agreement

     Under the terms of the Zicklin Agreement, the Registrant acquired all of the interests held by Stanley Zicklin in Neptune Management, consisting of 18 Series B shares (18% of the issued and outstanding share capital). The Registrant agreed to purchase the shares held by the Stanley Zicklin for the following consideration:

     o    $101,866 in cash;

     o    52,426 shares of the Registrant's common stock valued at $524,260; and

     o an undivided interest of $1,935,446 in a promissory note in the principal amount of $19,000,000, interest free until July 31, 1999 when interest at the rate of 9% per annum began accruing until the note was fully paid.

     Schulman Agreement

     Under the terms of the Schulman Agreement, the Registrant acquired all of the interests held by Jill Schulman in Heritage Alternatives, consisting of 5 common shares (5% of the issued and outstanding shares capital). The Registrant agreed to purchase the shares for the following consideration:

     o    $2,238 in cash;

     o    937 shares of the Registrant's common stock valued at $9,370; and

     o an undivided interest of $42,529 in a promissory note in the principal amount of $19,000,000, interest free until July 31, 1999 when interest at the rate of 9% per annum began accruing until the note was fully paid.

     After giving effect to the transactions under the Weintraub Agreement, the Neptune L.P. Interest Purchase Agreement, the Heritage L.P. Interest Purchase Agreement, the Zicklin Agreement and the Shuman Agreement, the Registrant beneficially owned all of the Neptune Group companies.

Spokane, Washington Acquisition

     On December 31, 1999, we acquired all of the assets of the business of Cremation Society of Washington, Inc. in Spokane, Washington, pursuant to the terms of an asset purchase agreement. Under the terms of the agreement, we paid Cremation Society of Washington, $500,000 in cash and issued it 22,727 shares of Neptune Society common stock valued at $250,000. In addition, we agreed to pay Cremation Society of Washington the following amounts:

     o on or before March 2, 2001, (i) 3% of gross revenues and (ii) 12.5% of the earnings before income tax, depreciation and amortization ("EBITDA") of the Cremation Society of Washington during the twelve month period ending December 31, 2000;

     o on or before March 2, 2002, (i) 2.75% of gross revenues and (ii) 12.5% of EBITDA of the business operations of the Cremation Society of Washington during the twelve month period ending December 31, 2001;

     o on or before March 2, 2003, (i) 1% of gross revenues and (ii) 7.5% of EBITDA of the business operations of the Cremation Society of Washington during the twelve month period ending December 31, 2002; and

     o on or before March 1, 2004, (i) 1% of gross revenues and (ii) 7.5% of EBITDA of the business operations of the Cremation Society of Washington during the twelve month period ending December 31, 2003.

     We agreed to pay an additional $125,000 in cash or additional shares of Neptune Society common stock, at our option, if the average trading price of our shares for the 30 day period from December 1 to December 31, 2000 declines below $11.00 per share. For periods subsequent to December 31, 2004, we have agreed to pay an earn out payment equal to 10% of EBITDA of Cremation Society of Washington provided that John C. Ayres, the founder and sole shareholder of Cremation Society of Washington, and/or Charles S. Wetmore, the general business manager of Cremation Society of Washington, continue to be employed by us.

     In connection with our acquisition of the Spokane, Washington operations, we entered into a consulting agreement with John Ayres and an employment agreement with Charles Wetmore. The consulting agreement was subsequently terminated upon agreement of the parties and we have no further obligations to Mr. Ayres under the consulting agreement. Mr. Ayres remains bound under the terms of the non-compete clause of the consulting agreement and cannot provide funeral, burial or cremation services, including the sale pre-need cremation services in the states of Washington and Idaho for a period of 3 years, expiring December 31, 2002.

     Under the terms of our employment agreement with Mr. Wetmore, we agreed to pay Mr. Wetmore an annual salary of $75,000, subject to annual adjustments at the discretion of our board, for his services as General Manager. Mr. Wetmore shall also be granted 5,000 options to purchase our common stock for each year the agreement is in effect. Mr. Wetmore's options vest one year from the date of grant. The agreement is for a term of 3 years and expires on December 31, 2002. The agreement contains non-compete provisions that restrict Mr. Wetmore from providing funeral, burial and cremation services, including the sale of pre-need cremation services in the states of Washington and Idaho for a period of 3 years, expiring December 31, 2002. We paid Mr. Wetmore consideration of $145,000, in the form of $20,000 cash and 11,363.64 shares of our common stock valued at $120,000 (at the deemed value of $11.00 per share), for his promise to not compete with us.

Iowa Acquisition

     On March 15, 2000, we acquired all of the issued and outstanding common stock of Cremation Society of Iowa, Inc. in Ankeny, Iowa pursuant to the terms of a share purchase agreement. Under the terms of the agreement, we agreed to pay John Bethel and David Noftsger, the co-founders and shareholders of Cremation Society of Iowa, $110,000 cash and to issue 80,516 shares of Neptune Society common stock valued at $1,000,000. In addition, we agreed to make earn out payments to Mr. Bethel and Mr. Noftsger equal to 3% of the gross revenues and 10% of EBITDA from the operations of the Cremation Society of Iowa for a period of three years ending on March 15, 2003, payable on March 15 of each year.

Renegotiation of Iowa Acquisition

     On August 1, 2000, we and Mr. Bethel and Mr. Noftsger amended the share purchase agreement. Under the amended terms, Mr. Bethel and Mr. Noftsger retained the $110,000 cash payment made to them under the terms of the original agreement. The remaining consideration we were obligated to pay to Mr. Bethel and Mr. Noftsger was adjusted as follows:

     o The 80,516 shares of Neptune Society common stock that we were originally obligated to issue was reduced to 60,000 shares. We issued these shares in February 2001. We also agreed that if the average closing price of Neptune Society common stock was less than $8.00 per share for the 5 day period preceding the 120th day following August 1, 2000, we would issue additional shares or pay in cash to Mr. Bethel and Mr. Noftsger, an amount equal to the difference between $600,000 and the value of 60,000 shares (based on the trading price of Neptune Society shares on August 1, 2000). The trading price exceeded $8.00 per share and no additional payment was made.

     o The earn out payments we were originally required to make to Mr. Bethel and Mr. Noftsger were replaced with the following earn out payment obligations:

          o Within 60 days of August 1, 2001, we agreed to pay Mr. Bethel and Mr. Noftsger, $200,000 in cash plus 3% of the gross revenues and 19% of EBITDA from the business operations of Cremation Society of Iowa during the twelve month period ending August 1, 2001; and

          o Within 60 days of August 1, 2002, we agreed to pay Mr. Bethel and Mr. Noftsger, $100,000 in cash plus 3% of the gross revenues and 19% of EBITDA from the business operations of Cremation Society of Iowa during the twelve month period ending August 1, 2002.

          The earn out payments are contingent on the Cremation Society of Iowa's gross revenues equaling or exceeding $750,000 and EBITDA equaling or exceeding $175,000 for each twelve month period of time.

     In connection with our acquisition of Cremation Society of Iowa, we entered into employment and non-competition agreements with Mr. Noftsger and Mr. Bethel as follows:

     Noftsger Employment Agreement: Under the terms of our employment agreement with Mr. Noftsger, we agreed to pay Mr. Noftsger an annual salary of $60,000 subject to annual adjustments at the discretion of our board, for his services as Pre-need Manager. The agreement is for a term of 3 years and expires in March 2003. The agreement contains non-compete provisions that restrict Mr. Noftsger from competing with us in the Iowa during the term of the agreement and a period of 3 years in the event Mr. Noftsger is no longer employed by us for any reason unless we terminate his employment without cause. In connection with Mr. Noftsger's employment, we agreed to grant Mr. Noftsger options exercisable to acquire 20,000 shares of Neptune Society common stock each year, vesting one year from the date of grant. In March 2000, we granted Mr. Noftsger options exercisable to purchase 20,000 shares of our common stock at an exercise price of $12.12, vesting one year from the date of the option grant.

     Bethel Employment Agreement: Under the terms of our employment agreement with Mr. Bethel, we agreed to pay Mr. Bethel an annual salary of $60,000 subject to annual adjustments at the discretion of our board, for his services as At-need Manager. The agreement is for a term of 3 years and expires in March 2003. The agreement contains non-compete provisions that restrict Mr. Bethel from competing with us in Iowa during the term of the agreement and a period of 3 years in the event Mr. Bethel is no longer employed by us for any reason unless we terminate his employment without cause. In connection with Mr. Bethel's employment, we agreed to grant Mr. Bethel options exercisable to acquire 20,000 shares of Neptune Society common stock each year, vesting one year from the date of grant. In March 2000, we granted Mr. Bethel options exercisable to purchase 20,000 shares of our common stock at an exercise price of $12.12, vesting one year from the date of the option grant.

Oregon  Acquisition

     Effective July 17, 2000, we acquired a funeral, burial and cremation business in Portland, Oregon in a series of transactions. Heritage Memorial Society, L.L.C. and Community Memorial Centers, L.L.C. operated businesses under the trade names Heritage Memorial, Heritage Memorial Society, Heritage Memorial Cremation Society, The Heritage Society, Wilhelm Funeral Home, Wilhelm Crematory, Oregon Cremation Company, Oregon Cremation & Burial Company and AAA Cremation Company (the "Portland Business"). David Schroeder and Michael Ashe, the owners of Heritage Memorial Society, L.L.C. and Community Memorial Centers, L.L.C. formed Wilhelm Mortuary, Inc., which acquired the assets of Community Memorial Centers and Heritage Memorial Society. We acquired Wilhelm Mortuary, Inc. under the terms of an agreement under which Wilhelm Mortuary, Inc. merged with and into Neptune Acquisition, Inc., our wholly-owned subsidiary.

     Under the terms of the agreement, we paid the former owners of the Portland Business the following consideration:

     o    $500,000 in cash,

     o a three year $1,000,000 convertible debenture with a conversion rate at $12.00 per share; and

     o    313,308 shares of Neptune Society common stock.

     We also agreed that if the value of the common stock (based on the average trading price for the 60 day period preceding the first trading day following July 17, 2001) issued to the former owners of the Portland Business was less than $3,885,000, we would pay the owners the difference between $3,885,000 and the value of the shares in cash or, at our option, common stock of Neptune Society.

     In connection with the acquisition of the Oregon businesses, on July 17, 2000, we entered into an employment agreement with Michael Ashe:

     Michael Ashe Employment Agreement: Under the terms of Mr. Ashe's employment agreement, Mr. Ashe agreed to serve as our Vice President of Oregon Operations. The agreement is for a term of 3 years, expiring in July 2003. Mr. Ashe is paid a salary of $82,000 per year, subject to adjustments at the discretion of our board of directors, and is entitled to benefits offered to our officers, including health insurance, a vehicle allowance and participation in our Stock Option Plan. The agreement contains an agreement not to compete with the Neptune Society in the Portland, Oregon area for a period of 3 years in the event Mr. Ashe ceases to be an employee of the Neptune Society for any reason other than termination without cause. We granted Mr. Ashe options exercisable to purchase a total of 10,000 shares of Neptune Society, at an exercise price of $12.40, vesting one year from the date of the option grant, July 1, 2000.

     We appointed David Schroeder as our Chief Operating Officer and Michael Ashe as our Vice President of Oregon Operations on June 1, 2000 prior to the closing of the acquisition of our the Portland Business. We are in the process of negotiating and expect to enter into an employment agreement with Mr. Schroeder for his services as our Chief Operating Officer in the first quarter of 2001.

Capital Transactions of the Neptune Society

     The Registrant was incorporated in the State of Florida on January 4, 1985 under the name "L R Associates, Inc.", with $1,000 and a capital structure of 50 shares authorized and issued with a par value of $10.00 per share.

     On August 3, 1998, L R Associates, Inc. amended its Articles of Incorporation to change its name to "Lari Corp." and increase its authorized capital to 50,000,000 shares of common stock with a par value of $0.001 per share. Concurrent with the amendment of its Articles of Incorporation, the Registrant forward split its issued and outstanding share capital on a 10,000 for 1 share basis. At the time of the forward split, the Registrant had 50 shares issued and outstanding, and after giving effect to the forward split, the Registrant had 500,000 shares issued and outstanding.

     On January 19, 1999, the Registrant issued 1,000,000 shares of its common stock at $0.20 per share in a private placement for gross proceeds of $200,000. Each subscriber was also issued four share purchase warrants with each share purchased, for an aggregate of 4,000,000 share purchase warrants. Each share purchase warrant was exercisable to acquire one common share at $0.20 per share. All of the share purchase warrants were exercised on April 7, 1999, for gross proceeds of $800,000.

     On March 31, 1999, the Registrant entered into agreements to acquire the Neptune Group, a group of privately-held companies which were engaged in the business of marketing and administering Pre-Need and At-Need cremation services under the name "Neptune Society." See "Neptune Group Acquisition." Under the terms of the purchase agreement, the Registrant acquired the following privately held entities:

                  Neptune Management
                  Neptune Pre-Need Plan, Inc.
                  Heritage Alternatives
                  Heritage Alternatives, L.P.
                  Neptune Funeral Services, Inc.

                  Neptune Funeral Services of Westchester, Inc.
                  Neptune-Los Angeles, Ltd.
                  Neptune-Santa Barbara, Ltd.
                  Neptune-Ft. Lauderdale, Ltd.
                  Neptune-St. Petersburg, Ltd.
                  Neptune-Miami, Ltd.
                  Neptune-Westchester, Ltd.
                  Neptune-Nassau, Ltd.

     See "Neptune Group Acquisition."

     Prior to the Neptune Group acquisition, the Registrant was not actively engaged in any business. On April 26, 1999, the Registrant changed its name to "The Neptune Society, Inc."

     On July 22, 1999, the Registrant entered into a private placement Agency Agreement with Standard Securities Capital Corporation for the sale of 583,334 shares of its common stock at $12.00 per share. The Registrant issued 333,333 common shares for gross proceeds of $4,000,000 on August 9, 1999; 111,667 common shares for gross proceeds of $1,340,000 on October 12, 1999; 130,000 shares for gross proceeds of $1,560,000 on December 30, 1999; and 8,334 common shares for gross proceeds of $100,002 on January 31, 2000. The Registrant paid Standard Securities Capital Corporation an agency fee of $420,000 in connection with the transaction in addition to $53,690 of other offering costs. The Registrant initially agreed to provide the subscribers with certain rights with respect to these securities, including registration and reset rights, which were subsequently waived by the subscribers. The Registrant used $4,500,000 of the proceeds to repay part of the promissory notes issued in connection with the Neptune Group acquisition and the balance for working capital purposes and the acquisition of the Spokane, Washington operations. See "Spokane, Washington Acquisition."

     On August 11, 1999, the Registrant made a $4,125,784 repayment on the promissory notes related to the acquisition of the Neptune Group. A portion of the debt owed under the promissory notes, in the amount of $4,874,000, was amended to extend the due date to January 3, 2000.

     On  August  11,  1999,  the  Registrant   obtained  $250,000  from  Private
Investment  Company,  Ltd.  in  connection  with  a  short-term   interest-free,
non-amortizing promissory note payable on demand.

     On December 30, 1999, the Registrant issued $5,000,000 of convertible debentures at an interest rate of 13.0%, of which 6.5% is payable in arrears in monthly installments on the first day of each month until the principal amount and all accrued and unpaid interest is paid in full and the remaining 6.5% is payable on the due date, February 24, 2005. The debenture is convertible into 500,000 shares of the Registrant's common stock upon the election of the investor at any time after nine months from issuance to February 24, 2005. The debentures were issued with detachable warrants to acquire 100,000 common shares at $10.42 per share and 100,000 common shares at $12.50 per share. These warrants expire on December 24, 2004. The fair value of the warrants, $670,409, was recorded as a deferred financing cost and a credit to additional paid-in-capital. The amortization of such deferred financing costs results in an effective interest rate of 15.8%. In addition, the debentures are convertible to common stock at an initial conversion ratio of 10:1, or a total of 500,000 common shares. The intrinsic value of the beneficial conversion feature, $562,000, has been credited to additional paid-in-capital and discount to the related debt. Such amount is being recognized as interest expense over the period up to the initial conversion date, September 30, 2000.

     The Registrant has the following obligations under the debenture purchase agreement and the convertible debentures:

     o The Registrant granted demand registration rights pursuant to which we agreed to file a registration statement, at our expense, on a Form S-1, Form S-3 or other similar form upon the demand of the purchaser to register the resale of the common stock issued or issuable upon the conversion or exercise of the debenture, the warrant, options or other of our securities owned by the purchaser or any transferee of the purchaser;

     o The Registrant granted the purchaser piggy-back registration rights pursuant to which we agreed to register the purchasers' common stock in the event the Registrant filed a registration statement, at our expense, to register any of its securities for its own account or for the account of other security holders; and

     o The Registrant agreed to adjust the number of shares issuable under the convertible debentures and warrants if the Registrant issues additional shares of its common stock if (i) it issues shares for less than $10.00 in cash, in which case the debenture shall be convertible at the lower price or (ii) if it issued shares without consideration in a transaction that results in the issuance of shares for consideration of less than $10.00 per share, in which case the debenture shall be convertible at a price adjusted to give effect to the lower value of the share issuance.

     The Registrant paid loan origination fees of $168,000 in connection with the issuance. The Registrant used the proceeds of the financing to make the $4,874,000 payment due on January 3, 2000 related to the promissory notes issued to the former owners of the Neptune Group of companies.

     On March 31, 2000, the Registrant obtained an additional $750,000 from Private Investment Company, Ltd., bringing the total of the promissory note to $1,000,000. The note is an interest-free, non-amortizing, promissory note to be repaid no later than September 30, 2001. Financing costs of 12,000 common shares valued at $12.50 per share were paid in connection with this loan.

     On May 19, 2000, the Registrant amended its Articles of Incorporation to effect a reverse-split of its common stock on a one for two share basis. After giving effect to the reverse-split, the authorized share capital of the Registrant was reduced from 50,000,000 shares of common stock, with $0.001 par value per share, to 25,000,000 shares of common stock, with $0.002 par value per share, and the issued and outstanding shares of common stock were reduced from 13,437,152 to 6,718,576 shares. All common share information referred to in this document have been adjusted to reflect the reverse split.

     On July 31, 2000, the Registrant entered into a private placement Agency Agreement with Standard Securities Capital Corporation for the sale of 500,000 shares of its common stock at $14.00 per share for total gross proceeds of $7,000,000. The private placement closed on August 9, 2000. In connection with the transaction, the Registrant paid Standard Securities Capital Corporation an agency fee of $75,000, the Registrant paid legal fees of $8,000 and

Systematic Investments Establishment a finder's fee of 150,000 of its common shares. The Registrant used $6,917,000 of the net proceeds to repay part of the promissory notes issued in connection with the Neptune Group acquisition and used the remainder of the proceeds for working capital purposes.

     On August 10, 2000, the Registrant repaid $6,573,374 under the promissory notes related to the Neptune Group acquisition. A portion of the debt, in the amount of $4,724,440, was restructured and the due date deferred to July 31, 2001.

RISK FACTORS

     We have included information in this Registration Statement that contains "forward looking statements." Our actual results may materially differ from those projected in the forward looking statements as a result of risks and uncertainties. Although we believe that the assumptions made and expectations reflected in the forward looking statements are reasonable, we cannot assure you that the underlying assumptions will, in fact, prove to be correct or that actual future results will not be different from the expectations expressed in this report. An investment in our securities is speculative in nature and involves a high degree of risk. You should read this Registration Statement carefully and consider the following risk factors.


We have a history of losses and anticipate that we may continue to experience losses in the future.

     Since our acquisition of the Neptune Group of companies, we have had a history of losses. We incurred losses of $1,890,000 during the nine-month period ended December 31, 1999 and $8,839,000 during the year ended December 31, 2000. We had an accumulated deficit of $1,890,000 at December 31, 1999 and $10,729,000 at December 31, 2000. We anticipate that we will incur losses for the foreseeable future until we successfully integrate our Spokane, Washington, Ankeny, Iowa and Portland, Oregon operations and achieve operating efficiencies in our business. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." We cannot assure you that we will ever successfully integrate our Spokane, Washington, Ankeny, Iowa and Portland, Oregon operations or that we will achieve any operating efficiencies as a result of our acquisitions.

     In addition, the operations that we acquire in the future, even if profitable when acquired, may incur operating losses pending their integration into our business. Accordingly, there can be no assurance that we will not continue to incur losses. Failure to achieve profitability could have a material adverse effect on our business, results of operations and financial condition.


We have a limited operating history as a stand-alone company in the death care industry.

     Although our predecessors, the Neptune Group of companies, have operated Pre-Need and At-Need cremation businesses, we have operated the Neptune Society only since April 1999. See "History of our Company." Prior to our acquisition of the Neptune Group of companies, we had no operating business. Accordingly, we have only a limited operating history upon which an evaluation of our business and its prospects may be based. Although we have experienced revenue and net income growth in recent periods, there can be no assurance that our operations will be profitable in the future or that we will be able to successfully integrate and oversee the Neptune Group of companies and our acquisitions. Failure to successfully integrate the operations of our offices and cremation facilities and to implement our operating and growth strategy could have a material adverse effect on our net revenue and earnings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


We will not be able to execute our business strategy to acquire existing crematory service providers unless we obtain additional financing.

     Our business strategy is to grow through acquisitions of cremation service providers, open new offices and increase the performance of our existing operations. To date, we have financed the acquisitions of the Neptune Group of companies and our Spokane, Washington, Ankeny, Iowa, and Portland, Oregon acquisitions through a combination of $2,110,000 in cash, 896,035 shares of Neptune Society common stock, $21,000,000 in promissory notes, and $1,000,000 in a convertible debenture. We may finance future acquisitions through bank indebtedness, cash from operations, issuing common stock or other securities, or any combination of these. In the event that our common stock does not maintain a sufficient market value, or potential acquisition candidates are otherwise unwilling to accept our common stock or other securities as part of the consideration for the sale of their businesses, we may be required to use more of our cash resources or incur substantial debt in order to finance future acquisitions. If we do not have sufficient cash resources, our ability to make acquisitions could be limited unless we are able to obtain additional capital through debt or equity financings. We cannot assure you that we will be able to obtain the financing we will need in the future on terms we deem acceptable, if at all.


We will  not be able to  execute  our  business  strategy  to  acquire  existing
crematory   service   providers  unless  we  are  able  to  effectively   target
acquisitions in a competing environment.

     We cannot assure you that our current management, personnel and other corporate infrastructure will be adequate to effectively target acquisitions and then integrate them into our business without substantial costs, delays or other operational or financial problems. In connection with certain acquisitions, we may need certain licenses and approvals. Obtaining such licenses and approvals could delay the closing of an acquisition.

     Even though several major death care companies appear to have reduced their ongoing acquisition activities, we may be competing with several publicly held North American death care companies, including Service Corporation International, Stewart Enterprises, Inc. and Carriage Services, Inc. to acquire death care service providers. Each of these other companies has greater financial and other resources than us and has, in the past, actively engaged in acquiring death care service providers in a number of markets. Because we are seeking to acquire only cremation service providers, we limit the number of potential acquisition targets available to us and consequently may not be able to execute our business acquisition strategy.

     The success of our acquisition plans depends on several factors, including:

     o    our ability to identify suitable acquisition opportunities;

     o    our ability to obtain a license to operate the target acquisition;

     o    the level of competition for an acquisition target;

     o    the purchase price for acquisitions;

     o    the financial performance of facilities after acquisition; and

     o    our  ability  to  effectively   integrate  the  acquired   facilities'
          operations.

     If we fail to achieve our acquisition plans or to operate acquired facilities and integrate them into our operations, such failure could materially and adversely affect our business, financial condition and results of operations.


We will not become a profitable business until we are able to fully integrate our business acquisitions into our existing infrastructure.

     Assuming that we are successful in completing acquisitions, we may not be able to effectively integrate them into our business due to the geographic disparity of management personnel and the cost of centralizing operations in our California head office. Part of our acquisition strategy will be to retain key employees at locations acquired and our failure to do so may result in a decline in the performance of the continuing operations at those newly acquired locations. We may also experience increased costs related to the hiring and training of new personnel, which may adversely affect our ability to operate our newly acquired locations on a cost-effective basis.


A decline in death rates may impair our ability to become profitable in the future.

     As we continue to see improvements in technology related to health care that may prolong life expectancy, we may experience a decline in expected death rates. Such a decline, coupled with our current business strategy to expand through acquisitions and increased performance of our existing operations, may result in a decrease in the demand for our cremation services and adversely affect our ability to become profitable. A decline in demand and revenues together with increased costs resulting from our acquisitions may result in increased losses and we may never achieve profitability.


A decline in the choice of cremation rather than burial services may impair our ability to be profitable in the future.

     Our business strategy is premised on the current trend in the death care industry where consumers are selecting cremation services over the more traditional burial services. We may be unable to achieve the growth in our revenues necessary to operate profitably as we expand our operations and increase our marketing and sales efforts. Our acquisition strategy is expected to increase our costs of operations and a decline in the number of cremation services may result in a decrease in our revenues, which may increase losses and decrease the likelihood we will achieve profitability.


Our ability to execute our business plan is predicated on our ability to retain key personnel with experience in the death care industry.

     We depend to a large extent upon the abilities and continued efforts of Marco Markin, our President and a director, Gary Loffredo who is a director and the President of Heritage Alternatives, and David Schroeder who is our Chief Operating Officer, to provide overall decision making in developing and implementing our business strategy and identifying and acquiring death care providers. We may incur additional acquisition costs and delays in our expected growth should we lose these key personnel. In addition, our success is also determined by offering quality Pre-Need and At-Need cremation services, which are supervised by our senior management team. The loss of the services of the key members of our senior management could have a material adverse effect on our continued ability to compete in the death care industry through delivery of quality services to consumers.


In the event that we are not able to comply with the substantial regulations under which we operate, we may be subject to business operation closures, fines and penalties.

     The death care industry is subject to regulation, supervision and licensing under numerous federal, state and local laws, ordinances and regulations, including extensive regulations concerning trust funds, Pre-Need sales of cremation products and services, and various other aspects of our business. The impact of such regulations varies depending on the location of our offices and facilities and failure to comply with such regulations may result in business closures, fines and penalties; all of which may affect the profitability of our business.

     From time to time, states and other regulatory agencies have considered and may enact additional legislation or regulations that could affect the death care industry and in particular our ability to be profitable. For example, some states and regulatory agencies have considered or are considering regulations that could require more liberal refund and cancellation policies for Pre-Need sales of products and services, prohibit door-to-door or telephone solicitation of potential customers, increase trust requirements and prohibit the common ownership of funeral homes and crematoriums in the same market. If adopted in the states in which we operate, these and other possible proposals could have a material adverse effect on our profitability.


Your investment in our shares may be diluted in the event that we may be required to sell additional common stock or parties exercise options and warrants.

     We have issued warrants exercisable to acquire up to 337,500 shares of our common stock at prices between $10.42 and $12.50 per share. We have an aggregate of 900,000 shares of our common stock reserved for issuance to our employees, directors and consultants under our option plan. Of those 900,000 shares, we have granted options exercisable to acquire up to 426,750 shares of our common stock at $11.75 per share, 154,000 shares of our common stock at $12.12 per share, 15,000 shares of our common stock at $14.00 per share, 85,000 shares of our common stock at $13.25 per share, and 1,000 shares of our common stock at $14.25 per share to our employees, officers, directors, trustees, and area sales representatives. Holders of the options and warrants are likely to exercise them when, in all likelihood, we could obtain additional capital on terms more favorable than those provided by the options. This will increase the supply of common stock and dilute your investment in our shares. However, we cannot make assurances that such options will be exercised. Further, while the options are outstanding, our ability to obtain additional financing on favorable terms may be adversely affected as investors may not invest given the possibility of dilution through exercise of options.


We have issued securities that have certain anti-dilution rights, which could require us to issue the holders of such securities additional shares, causing dilution to shares held by you.

     In connection with our acquisition of the Portland, Oregon operations, if the average trading price of the common stock of Neptune Society for the 60-day period preceding July 17, 2001 is below $12.00, we have agreed to issue additional common stock, cash, or a combination of both, at our option, to bring the average aggregate closing price up to $3,885,007. At May 25, 2001, the closing price of our stock was $4.50. See "Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters."

     We also provided anti-dilution rights in connection with the issuance of a 13% convertible debenture on December 30, 1999. In the past, we have granted similar anti-dilution rights and we may grant similar rights in the future. To the extent we are required to issue additional securities as a result of these rights, it will increase the supply of common stock and dilute your investment in our shares.


We have agreed to pay certain persons a percentage of the revenues from the operations of our Spokane, Washington and Ankeny, Iowa operations, which will affect the profitability of these operations.

     In connection with our acquisitions of Spokane, Washington, and Ankeny, Iowa operations, we agreed to pay the former owners of these businesses a percentage of the gross revenues and/or earnings before income tax, depreciation and amortization ("EBITDA") as follows:

     o to the former owners of our Spokane, Washington operations 3% of gross revenues and 12.5% of the EBITDA for the twelve month period ending December 31, 2000; 2.75% of gross revenues and 12.5% of EBITDA for the twelve month period ending December 31, 2001; 1% of gross revenues and 7.5% of EBITDA for the twelve month periods ending December 31, 2002 and 2003, from our Spokane, Washington operations; and provided that John C. Ayres and/or Charles S. Wetmore continue to be employed by us, 10% of EBITDA during each year ending December 31 commencing after January 1, 2005; and

     o to the former owners of our Iowa operations 3% of gross revenues for the twelve month period ending August 1, 2001; 19% of gross revenues for the twelve month period ending August 1, 2002, provided that gross revenues equal or exceed $750,000 and EBITDA equals or exceeds $175,000 for each twelve month period of time.

     Our agreements to pay a percentage of our revenues and/or profits from our Spokane, Washington and Ankeny, Iowa operations to the former owners will have a material affect on our profitability. In the future, we may negotiate additional acquisitions where we agree to share our revenues and/or profits. We cannot assure you that we will generate sufficient profits from our operations to meet these obligations and achieve profitability.


We have substantial debt obligations that may affect our future profitability

     At December 31, 2000, we had outstanding approximately $11,787,000 principal amount of debt, excluding accrued interest of $326,000, at an average interest rate of 6.5% per annum. Of the principal amount of our total debt, $5,749,000 becomes due in the year ending December 31, 2001; $101,000 becomes due in the year ending December 31, 2002; $937,000 (considering discount)becomes due in the year ending December 31, 2003; and $5,000,000 becomes due in the year ending December 31, 2005. Debt becoming due in fiscal years 2003 and 2005, respectively, are convertible in nature and can be redeemed for common stock of the Company. Certain convertible debt has a discount recorded that reduces its carrying value. It is unforeseeable as to whether debt holders will opt for redemption. During the year ended December 31, 2000 and the nine months ended December 31, 1999 , total interest expense was approximately $2,485,000 and $1,184,000, respectively.

     On July 18, 2000, under the terms of a Debt Restructuring Agreement with the Weintraub Trust and the other members of Neptune Group who received the promissory note in the aggregate amount of $19,000,000 and the promissory note in the amount of $2,000,000 issued under the Neptune Acquisition Agreements, repayments on the $19,000,000 note were deferred for a twelve-month period. As of July 31, 2000, the outstanding balance due under the notes due to the Weintraub Trust was $5,065,836 and the outstanding balance due under the note to all other creditors (other than the Weintraub Trust) was $4,934,164. On August 19, 2000, the Company paid $341,396 on the principal balance owed to the Weintraub Trust. In exchange for releasing the Weintraub Trust from liability for loss of revenue or loss of projected revenue as a result of the pending Leneda legal proceeding (See "Item 8 Legal Proceedings"), the due date on the remaining $4,724,440 was extended for twelve months. In connection with the extension of the due date on the $4.7 million, the Company guaranteed the difference between the aggregate cash received and $47,250 on the sale of 3,375 shares monthly of the Company's common stock held by the Weintraub Trust over the extension term. As a result of the guarantee, the Company has paid Weintraub Trust $16,676 through December 31, 2000. The Company has recorded a liability for the fair value of such guarantee and adjustments to such liability are recorded through interest expense. The Company repaid in full the balance due under the note to the creditors other than the Weintraub Trust. In addition, the Company agreed to repay the balance of $1,297,778 owed under the terms of the $2,000,000 note.

     We anticipate that we may increase our debt as we acquire additional death care service operations and open new offices. In the future, we may issue additional notes or convertible debentures. There can be no assurance that we will generate sufficient cash flow or obtain sufficient financing to satisfy these obligations. If we are unable to satisfy these obligations as they become due, there can be no assurance that we will be able to obtain extensions on the maturity dates of the notes or of the convertible debenture.


Cancellations of existing Pre-Need contracts may have a material adverse effect on our future profitability.

     We anticipate that a significant portion of our future revenues will be derived when we perform services under our Pre-Need contracts. We are required to place a percentage of the funds we receive from the sale of our Pre-Need programs in trust until we perform the cremation service. At that time, we are able to recognize revenue from the sale of the Pre-Need service. Currently, we manage approximately $40 million in trust funds for the benefit of our members. Although each state has different regulatory requirements regarding the trust funds, the states in which we conduct business, California, Iowa, Florida, Oregon and Washington, require us to refund all or a portion of trust monies to our members that cancel their Pre-Need contracts. See "Government Regulation." Historically, our cancellation rate has been approximately 1% on an annual basis. Any substantial increase in cancellations may have a material adverse affect on our future revenues and results of operations.


In the event that your investment in our shares is for the purpose of deriving dividend income or in expectation of an increase in market price of our shares from the declaration and payment of dividends, your investment will be compromised because we do not intend to pay dividends.

     We have never paid a dividend to our shareholders and we intend to retain our cash for the continued development of our business. We do not intend to pay cash dividends on the common stock in the foreseeable future. As a result, your return on investment will be solely determined by your ability to sell your shares in a secondary market.


Broker-dealers may be discouraged from effecting transactions in our shares because they are considered penny stocks and are subject to the penny stock rules

     Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on NASD brokers-dealers who make a market in "a penny stock." A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share and stock quoted on the National Quotation Bureau Pink Sheets. Our shares are quoted on the National Quotation Bureau Pink Sheets, and the price of our shares ranged from $7.50 (low) to $14.25 (high) during the year ended December 31, 2000 and from $1.60 (low) to $9.125 (high) during the three month period ended March 31, 2001. The closing price of our shares on April 20, 2000 was $2.17. Purchases and sales of our shares are generally facilitated by NASD broker-dealers who act as market makers for our shares. The additional sales practice and disclosure requirements imposed upon brokers-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

     Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt.

     In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.


Our ability to be profitable is premised on our ability to compete effectively in a highly competitive industry.

     The death care service industry is intensely competitive and rapidly evolving with the consolidation efforts of our competitors. Unless we can be competitive, we will lose revenue to our competitors and will not be able to be profitable. Our competitors are small independent death care service providers and large publicly traded companies, including Carriage Services which owns or operates more than 176 funeral homes and over 38 cemeteries in the United States, Service Corporation International, which operates more than 3,700 funeral service locations worldwide, and Stewart Enterprises, Inc., which owns and operates over 700 funeral homes and cemeteries worldwide. These competitors also offer cremation services that compete directly with our services and products. We also compete on a local basis to provide services in communities with service providers that have established reputations and long histories of operations.


ITEM 2.  SELECTED FINANCIAL INFORMATION

     The selected financial information presented below as of and for the years ended December 31, 1998, 1997 and 1996 and for the three months ended March 31, 1999, the nine months ended December 31, 1999 and the year ended December 31, 2000, are derived from the consolidated financial statements of the Company. See
Item 15 "Financial Statements and Exhibits".

     On March 31, 1999, the Registrant, Neptune Society (formerly known as, Lari Corp.), acquired a group of corporations and limited liability partnerships, which marketed and administered Pre-Need and At-Need cremation services under the name "Neptune Society" (the "Neptune Group"). See "Description of Business--Neptune Society Acquisitions--Neptune Group Acquisitions." The business combination was accounted for using the purchase method of accounting, and the excess of the purchase price over the fair value of identifiable net tangible assets acquired has been recorded as names and reputations. The financial information for Neptune Society prior to April 1, 1999 has not been included as it is not material to the Neptune Group financial statements. The financial data as of and prior to March 31, 1999 is the combined financial information of the Neptune Group. Since purchase accounting was reflected on the opening balance sheet of the Successor Company on April 1, 1999, the financial information of the Successor Company are not comparable to the financial information of the Predecessor Company. Accordingly, a vertical black line is shown to separate Successor Company financial information from those of the Predecessor Company for periods ended prior to April 1, 1999.

     The pro forma information for the year ended December 31, 1999 reflects the combined results of the Predecessor and Successor as if the acquisition of the Predecessor had occurred on January 1, 1999, subject to certain assumptions and adjustments. The pro forma information has been derived from the historical consolidated financial statements of the Predecessor and Successor and are qualified in their entirety by reference to, and should be read in conjunction with, such historical consolidated financial statements and related notes thereto. The pro forma information are presented for illustrative purposes only and do not purport to be indicative of the operating results or financial position that would have actually occurred if the acquisition had occurred on the date indicated, nor are they necessarily indicative of future operating results or financial position of the combined company. The pro forma information does not give effect to any cost savings or synergies which may result from the integration of the Predecessor and Successor operations.

                                                      Predecessor Company           |          Successor Company
                                                      -------------------           |          -----------------
                                                                          Three     |   Nine Months                  Pro forma
                                                                          Months    |      Ended       Year Ended     Year Ended
                                            Year Ended December 31,     Ended March |   December 31,   December 31,   December
                                         1996     1997       1998        31, 1999   |      1999           2000        31, 1999
                                         ----     ----       ----        --------   |      ----           ----        --------
                                         (000's, except per share amount)           |           (000's, except per share amount)
                                                                                    |
INCOME STATEMENT DATA:                                                              |
                                                                                    |
  Total Revenue                         8,532     8,966      7,865       2,962      |     5,688          7,689         8,650
  Gross Profit                          4,358     5,304      4,107       1,763      |     3,436          3,237         5,199
  General and Administrative                                                        |
    Expenses                            2,700     2,907      2,847         748      |     3,032          6,003         3,780
  Compensation to Principal Shareholder   709     1,841      2,200         430      |         -              -             -
  Professional Fees                       192       245        669         536      |       340          1,245           959
  Amortization Expense                      -         -          -           -      |     1,024          1,685         1,365
  Interest Expense                         37         -          -           -      |     1,184          2,485        (1,690)
  Income (loss) before cumulative                                                   |
    effect of change in accounting                                                  |
    principle                             720       311     (1,609)         49      |    (1,890)        (8,435)       (2,297)
  Net Income (loss)                       720       311     (1,609)         49      |    (1,890)        (8,839)       (2,297)
  Loss  per share before cumulative                                                 |
                                                                                    |
    effect of change in accounting                                                  |
    principle                               -         -          -           -      |     (0.31)         (1.19)        (0.38)
  Loss per share                            -         -          -           -      |     (0.31)         (1.24)        (0.38)
                                                                                    |
BALANCE SHEET DATA:                                                                 |
  Current Assets                        1,518     2,008        835       1,172      |     7,046          1,421             -
  Current Liabilities                     335       491        647         916      |    11,730          8,281             -
  Long Term Debt                            -         -          -           -      |     5,722            101             -
  Convertible Debentures                    -         -          -           -      |     4,438          5,937             -
  Shareholders Equity                   2,305     2,578        808         792      |    12,385         16,108             -
                                                                                    |
OTHER FINANCIAL DATA:                                                               |
  Number of Offices                        10        10         10          10      |        13             18             -


Management's Discussion and Analysis of Financial Condition and Results of Operations

     The following discussion and analysis is provided to increase understanding of, and should be read in conjunction with, the consolidated financial statements and accompanying notes.

Overview

     We are a provider of pure cremation services in North America. As of April 20, 2001, we operate 18 locations serving California, Florida, Iowa, Oregon, New York, and Washington. Our strategy is to grow by: (i) selectively acquiring small, family-owned cremation service providers strategically located across North America; (ii) initiating start up operations to be associated with key acquisitions; (iii) operating all our locations under one nationally branded name, "The Neptune Society" (where permitted); (iv) avoiding direct competition with corporate consolidators by concentrating solely on cremation services and cremation products; and (v) improving revenue and profitability of newly acquired operations by consolidating administrative and management functions within our organization. We believe that implementing these initiatives are critical to achieving profitability and are our most important challenges in competing effectively in the death care industry.

     As a result of an Injunctive Order dated July 27, 2000, we were enjoined from using the trademark "Neptune Society" in Imperial, Riverside, San Bernardino and San Diego Counties, California. See "Legal Proceedings - Leneda Litigation." During the third and fourth quarter of 2000, our inability to market and sell pre-need services in these counties resulted in a decline in our revenues of approximately $100,000 and $100,000 for the third and fourth quarters, respectively. In the first quarter 2001, we resumed marketing pre-need services in these counties under the name "Trident Society." We believe we will be able to effectively market our pre-need plans under the name "Trident Society" and anticipate that our revenues from sales in these four counties will return to the levels that were generated prior to the injunctive order. We expect revenues to return to historical levels in the first quarter of 2002. We cannot assure you that we will be able to effectively market our pre-need plans under the Trident Society name or that sales will return to historical levels.

     We recognize revenue according to the following:

     At-need cremation services--We recognize revenue on at-need cremation services and merchandise sales at the time the services are provided and the merchandise is delivered.

     Pre-need cremation arrangements--We sell pre-need cremation services and merchandise under contracts that provide for delivery of the services at the time of need. Revenues related to pre-need cremation services are recorded as revenue in the period the services are preformed.

     Prior  to  2000,  revenue  related  to  merchandise  sold  with a  pre-need cremation service arrangement was recognized upon physical delivery of merchandise to the customer or upon satisfying certain state regulatory criteria, which, in California, Iowa, Washington and Oregon may occur prior to the performance of cremation services. The Company considered the criteria to be satisfied when (i) the Company was permitted to receive one hundred percent of the unrestricted funds associated with the merchandise sale, (ii) the merchandise was in a condition for its intended use, (iii) the Company had no specific performance obligations essential to the functionality of the merchandise; (iv) the customer accepted title of the merchandise, evidenced by a written transfer of title to the customer and certificate of ownership. Also, and at the request of the customer, the Company arranged for the storage of the merchandise on the customer's behalf in an insured location until the customer picked up the merchandise or at the time of need, but no later than the customer's death. Customers that purchase pre-need cremation arrangements in California, Iowa, Washington and Oregon do not have cancellation rights with respect to the purchase of merchandise.

     In response to SAB No. 101, the Company changed its revenue recognition accounting policy with respect to merchandise sold in a pre-need arrangement to include certain conditions beyond current state regulations. As of January 1, 2000, the Company added the following criteria related to its revenue recognition policy for the sale of merchandise: (i) a definitive delivery date,
(ii) stored merchandise is required to be segregated and specifically identified by customer, (iii) a customer's merchandise may not be used to fill another customer's order, and exchange for a different piece of merchandise in the future is remote. In addition, the merchandise must not be subject to claims of the Company's creditors, the risks and rewards of merchandise ownership must have transferred to the customer, and the Company's custodial risks are insurable and insured. The Company intends to recognize revenue on the sale of future pre-need merchandise sales upon physical delivery of the merchandise or upon the satisfaction of the Company's current revenue recognition policy criteria outline above. The Company has not recognized any pre-need merchandise revenue subsequent to January 1, 2000, since the additional revenue recognition criteria have not been met.

     Florida and New York do not release trust funds for merchandise prior to the provision of cremation services, and as such, revenue related to merchandise sold with a pre-need cremation arrangement in these states is not recognized until the merchandise is delivered, which is generally concurrent with the period services are performed.

     We are allowed under state regulations in Iowa, Washington, Oregon and Florida to retain certain cash receipts received related to services to be performed in the future. These cash receipts are recorded as deferred revenue and recognized when services are provided.

     Pre-need installment sales--We also sell Pre-need cremation arrangements under installment plans. Under such plans, the customer makes an initial down-payment and pays the balance in monthly installments plus interest. To the extent that cash received is not trsuted, the Company accounts for this cash as deferred revenue until the transaction qualifies for revenue recognition under our accounting policies. Due to the uncertainty of collections of such accounts, we record these transactions in accordance with our revenue recognition accounting policies as cash is received.

     Commission income-- Under pre-need cremation services and merchandise arrangements funded through insurance purchased by customers from third party insurance companies, we earn a commission on the sale of the policies. Commission income, net of related expenses, are recognized at the point at which the commission is no longer subject to refund, generally 3 to 5 days after the contract is sold. Policy proceeds are paid to us as cremation services and merchandise are delivered.

     Direct and indirect costs--We expense direct and indirect costs in the period incurred, with the exception of expenses specifically identifiable to individual Pre-need cremation arrangements, such as commissions. Such expenses are recognized when the related Pre-need merchandise and/or service revenues, respectively, are recognized.

The following table sets forth the Company's comparative financial information as a percentage of revenues:


                                                      Predecessor Company        |             Successor Company
                                                      -------------------        |             -----------------
                                                                                 |  Nine Months                   Pro forma
                                       Year ended    Year ended     Three Months |     ended       Year ended     Year Ended
                                       December 31,  December 31,   ended March  |  December 31,   December 31,    December
                                          1997          1998          31, 1999   |     1999           2000           1999
                                       ----------------------------------------  |  ----------------------------------------
                                                                                 |
                                                                                 |
Revenues:                                                                        |
   Services                              89.8           87.7            71.9     |      80.8           80.5           77.7
   Non-recurring trust liquidation          -              -            17.7     |         -              -            6.1
   Management and finance fees           10.2           12.3            10.4     |      19.2           19.5           16.2
                                       ----------------------------------------  |  ----------------------------------------
   Total revenues                       100.0          100.0           100.0     |     100.0          100.0          100.0
                                                                                 |
Costs and Expenses                       40.8           47.8            40.5     |      39.6           57.9           39.9
                                       ----------------------------------------  |  ----------------------------------------
   Gross profit                          59.2           52.2            59.5     |      60.4           42.1           60.1
                                                                                 |
General and administrative expenses      32.4           36.2            25.3     |      53.3           78.1           43.7
Compensation to principal shareholder    20.5           28.0            14.5     |         -              -              -
Amortization expenses                       -              -               -     |      18.0           21.9           15.8
Professional fees                         2.7            8.5            18.1     |       6.0           16.2           11.1
                                       ----------------------------------------  |  ----------------------------------------
   Total G&A Expenses                    55.7           72.7            57.9     |      77.3          116.2           70.6
                                                                                 |
   Income (loss) from operations          3.5          (20.5)            1.6     |     (16.9)         (74.1)         (10.5)
                                                                                 |
Interest expense                            -              -               -     |      20.8           32.3           19.5
                                       ----------------------------------------  |  ----------------------------------------
   Income (loss) before income taxes      3.5          (20.5)            1.6     |     (37.7)        (106.4)         (30.0)
                                                                                 |
Income tax benefit/(expense)                -              -               -     |       4.5           (3.3)           3.4
                                       ----------------------------------------  |  ----------------------------------------
Net income (loss) before cumulative                                              |
   effect of a change in accounting                                              |
   principle                              3.5          (20.5)            1.6     |     (33.2)        (109.7)         (26.6)
                                                                                 |
Cumulative effect of a change                                                    |
   in accounting principle                  -              -               -     |         -           (5.3)             -
                                       ----------------------------------------  |  ----------------------------------------
                 Net income (loss)        3.5          (20.5)            1.6     |     (33.2)        (115.0)         (26.6)
                                       ----------------------------------------    ----------------------------------------


YEAR ENDED DECEMBER 31, 2000 (SUCCESSOR COMPANY) COMPARED WITH THE NINE MONTHS ENDED DECEMBER 31, 1999 (SUCCESSOR COMPANY) AND THE THREE MONTHS ENDED MARCH 31, 1999 (PREDECESSOR COMPANY):

Results of Operations

     The following discussion compares the operations of the registrant for the year ended December 31, 2000 to the operations of the registrant for the nine month period ended December 31, 1999. In certain cases, we have compared our operations for the year ended December 31, 2000 to our pro forma results for the year December 31, 1999, which reflect the revenues, cost of sales and gross margin of our operations as if our acquisition of the Predecessor had occurred on January 1, 1999.

Revenues

     Cremation service revenues for the Successor Company were $6,188,000 for the year ended December 31, 2000 compared to the pro forma revenues of $6,724,000 for the same period in 1999. Included in pro forma cremation service revenues in the first half of 1999 are $961,000 of pre-need merchandise revenues that were recognized under the Company's previous revenue recognition policy (see discussion below of Cumulative Effect of Change in Accounting Principle.) As a result, pro forma 1999 cremation service revenues exceed 2000 cremation service revenues. Also, during the third and fourth quarters of 1999, $995,000 of merchandise sales (related to 2,350 pre-need sales contracts) were deferred as we did not meet our previous bill and hold revenue recognition criteria. In 2000, the Company deferred $4,326,000 of merchandise sales due to the change in accounting principle as of January 1, 2000. Revenues were also lower during the year ended December 31, 2000 resulting from the Leneda litigation for trademark infringement as a result of our use of the "Neptune Society" name in Riverside, Imperial, San Bernadino and San Diego Counties. We suspended sales in these areas, and we estimate that the Leneda litigation caused our revenues to decline by approximately $200,000 or 2.6% during the year ended December 31, 2000. See "Litigation." We began marketing pre-need arrangement contracts in the Southern California areas affected by the Leneda litigation under the Trident Society, Inc. name in the first quarter 2001, which over time is expected to allow us to generate revenues from the affected area at historical levels.

     Cremation service and merchandise revenues related to the December 31, 1999 Spokane, Washington acquisition, current year acquisitions and new office openings were $1,077,000 for the year ended December 31, 2000.

     Additionally, pro forma revenues for the year ended December 31, 1999, reflect a non-recurring liquidation of amounts trusted by the Predecessor in 1996 of approximately $525,000. The trust was created as a result of California trusting requirements that had required the Predecessor to trust 100% of Pre-Need sales during an approximate two month period of 1996, pending clarification of the merchandise delivery requirements in California by the California staff funeral home regulations. Subsequently, California state regulators required the Predecessor to liquidate this fund and actually purchase and deliver merchandise at the time the contract for the pre-need service is made in accordance with the state's merchandise delivery administrative rules. See "Industry Regulations--Death Care Service Industry Regulations."

     Revenues earned for the year ended December 31, 2000 from Trust Fund management and finance fees were $1,501,000 compared to pro forma revenues of $1,400,000 for the same period in 1999, a 7.2% increase. The increase is attributable to increasing yields on trust fund assets.

Costs and Expenses and Gross Profit

     Direct costs and expenses were $4,451,000 or 57.9% for the year ended December 31, 2000 compared to pro forma direct costs and expenses of $3,451,000 or 39.9% for the comparable period in 1999. The increase is attributable to the Spokane, Washington acquisition, current year acquisitions, new office openings and additional costs of $656,000 to operate the PDS Center, which was opened in November 1999.

     The gross profit during the year ended December 31, 2000 was $3,237,000 or 42.1% of total revenues compared to $5,199,000 or 60.1% for the comparable pro forma period in 1999. Gross profits in the year ended December 31, 2000 declined when compared to the pro forma period in 1999 due to a change in accounting principle effective as of January 1, 2000, under which the Company deferred revenues from the sale of merchandise. See "Cumulative Effect of Change in Accounting Principle."

     If revenues and costs of sales related to merchandise sales in connection with 2,350 pre-need sales contracts, for which we did not have sufficient inventory to recognize such revenue, could have been recognized in 1999, gross profit and gross profit margin for the pro forma year ended December 31, 1999 would have been $6,075,000 or 63.0% of revenues.

General and Administrative Expenses

     General and administrative expenses for the year ended December 31, 2000 were $6,003,000 or 78.1% of revenues. General and administrative for the nine months ended December 31, 1999 were $3,032,000 or 53.3% of revenues. The relative increase in general and administrative expenses in 2000 compared to 1999 is related to additional costs associated with the increased number of management level personnel and the additional costs associated with supporting increased geographic locations.

Amortization Expense

     Amortization expense was $1,685,000 for the year ended December 31, 2000. Amortization expense was $1,024,000 for the nine month period ended December 31, 1999. The relative increase in amortization expense during 2000 was a result of the Washington, Iowa and Oregon acquisitions.

Professional Fees

     Professional fees were $1,245,000 or 16.2% of revenues for the year ended December 31, 2000. Professional fees were $340,000 for the nine month period ended December 31, 1999 or 6.0% of revenues. The relative increase in professional fees during 2000 were related to costs associated with the Leneda litigation and advisory services in connection with our ongoing efforts to register common stock with the Securities and Exchange Commission. Professional fees also include $333,000 and $263,000 of consulting fees paid by us to the former principal shareholder in 2000 and 1999, respectively, for marketing and sales consultation. The Company anticipates that professional fees will remain at approximately the same level until the Leneda litigation is resolved and the Company completes the registration of its common stock.

Interest Expense

     Interest expense was $2,485,000 or 32.3% of revenues for the year ended December 31, 2000. Interest expense was $1,184,000 or 20.8% of revenues for the nine month period ended

December 31, 1999. The relative increase in interest expense in 2000 was a result of our additional borrowings and higher average interest rates.

Loss before Cumulative Effect of Change in Accounting Principle

     Loss before cumulative effect of a change in accounting principle was $8,435,000 for the year ended December 31, 2000. Loss before cumulative effect of a change in accounting principle was $1,890,000 for the nine month period ended December 31, 1999, respectively. The net loss related to each respective period differed for the reasons described above.

Cumulative Effect of Change in Accounting Principle

     In response to the Securities and Exchange Commission's issuance of Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" (SAB No. 101), effective January 1, 2000, the Company changed its accounting policies applicable to pre-need merchandise sales. The implementation of SAB No. 101 had no effect on the consolidated cash flows of the Company.

     Prior  to  2000,  revenue  related  to  merchandise  sold  with a  pre-need cremation service arrangement was recognized upon physical delivery of merchandise to the customer or upon satisfying certain state regulatory criteria, which, in California, Iowa, Washington and Oregon may occur prior to the performance of cremation services. The Company considered the criteria to be satisfied when (i) the Company was permitted to receive one hundred percent of the unrestricted funds associated with the merchandise sale, (ii) the merchandise was in a condition for its intended use (iii) the Company had no specific performance obligations essential to the functionality of the merchandise; (iv) the customer accepted title of the merchandise, evidenced by a written transfer of title to the customer and certificate of ownership. And, also at the request of the customer, the Company arranged for the storage of the merchandise on the customer's behalf in an insured location until the customer picked up the merchandise or at the time of need, but no later than the customer's death. Customers that purchase pre-need cremation arrangements in California, Iowa, Washington and Oregon do not have cancellation rights with respect to the purchase of merchandise.

     In response to SAB No. 101, the Company changed its revenue recognition accounting policy with respect to merchandise sold in a pre-need arrangement to include certain conditions beyond current state regulations. As of January 1, 2000, the Company added the following criteria related to its revenue recognition policy for the sale of merchandise: (i) a definitive delivery date,
(ii) stored merchandise is required to be segregated and specifically identified by customer, (iii) a customer's merchandise may not be used to fill another customer's order, and exchange for a different piece of merchandise in the future is remote. In addition, the merchandise must not be subject to claims of the Company's creditors, the risks and rewards of merchandise ownership must have transferred to the customer, and the Company's custodial risks are insurable and insured. Since the additional criteria had not been met for pre-need merchandise sales through December 31, 1999 a cumulative effect adjustment of $404,000 or $.06 per diluted share, was recorded at January 1, 2000 representing the cumulative effect of deferring revenues of $488,000 on those sales for which our additional revenue recognition criteria had not been met. The Company has deferred revenues of $4,326,000 since January 1, 2000 until such time as the additional criteria noted above has been satisfied. The Company intends to recognize revenue on the sale of future pre-need merchandise sales upon the physical delivery of the merchandise to the customer or upon the satisfaction of the Company's current revenue recognition policy criteria outlined above.

     The cumulative effect adjustment of $404,000 represents the deferral of revenues of $488,000, and costs, of $84,000, related to pre-need merchandise sales transactions previously recognized in 1999. All other pre-need merchandise sales transactions for the nine months ended December 31, 1999 had been deferred previously (see discussions in "Revenue" sections of Results of Operations for Years Ended December 31, 2000 and 1999, respectively.) For the year 2000, the effect of this change on loss before the cumulative effect of the accounting change was to increase such loss by $3,613,000, or $.51 per diluted share. This amount represents deferred revenues, of $4,326,000, and costs, of $713,000, related to pre-need merchandise sales transactions for the entire year 2000.

     The Company intends to change its inventory procedures and sales contracts to conform to its revised revenue recognition policy which will allow it to recognize pre-need merchandise revenues prior to the performance of the related cremation service. The Company expects the cost of such changes to be immaterial and the impact on the Company's operations to be minimal. If the new accounting principle had been in effect for the nine months ended December 31, 1999, three months ended March 31, 1999 and the year ended December 31, 1998, net loss would have been $2,294,000, $280,000 and $2,268,000, respectively. The diluted loss per share for the nine-month period ended December 31, 1999 would have been $.38.

Net Loss

     Net loss was $8,839,000 for the year ended December 31, 2000. Net loss was $1,890,000 for the nine month period ended December 31, 1999. The net loss related to each respective period differed for the reasons described above.


NINE MONTHS ENDED DECEMBER 31, 1999 (SUCCESSOR COMPANY) AND THE THREE MONTHS ENDED MARCH 31, 1999 (PREDECESSOR COMPANY) COMPARED WITH 1998 (PREDECESSOR COMPANY):

Results of Operations

Revenues

     Service and merchandise revenues were $6,724,000 for the pro forma year ended December 31, 1999 compared to $6,896,000 for the year ended December 31, 1998. The decrease is a result of deferred revenues related to insufficient inventory to recognize Pre-Need merchandise revenue in accordance with our revenue recognition criteria. While year over year service and merchandise revenues decreased, we increased our At-Need business for cremation services by 900 cremations, resulting in an increase in revenue of approximately $1,000,000. Our renewed marketing efforts through mailers, public contact through our sales representatives, along with increased activity in our pre-need sales, contributed to generating increased At-Need sales.

     We had pro forma 1999 Pre-Need service revenue of $950,000 representing 1,205 cremations compared to $2,966,000 of Pre-Need revenue in 1998. Had we purchased sufficient inventory quantities to support sales levels of Pre-Need contracts, we would have recognized additional revenues on 3,400 Pre-Need contracts of approximately $2,000,000. The unrecognized revenue has been deferred on the balance sheet and will be recognized upon physical product delivery of the merchandise to the customer or upon satisfaction of the Company's rvenue recognition policy. During the second half of 1999, we did not have sufficient inventory to satisfy our revenue recognition criteria. We amended our inventory purchasing methods such that similar inventory shortages in the future are not anticipated.

     Additionally, pro forma revenues for the year ended December 31, 1999, reflect a non-recurring liquidation of amounts trusted in 1996 of approximately $525,000. The trust was created as a result California trusting requirements that had required the Predecessor to trust 100% of Pre-Need sales during an approximate two month period of 1996, pending clarification of the merchandise delivery requirements in California by California Staff funeral home regulators. Subsequently, California state regulators required the Predecessor to liquidate this fund and actually purchase and deliver merchandise at the time the contract for the pre-need service is made in accordance with the state's merchandise delivery administrative rules. See "Industry Regulations--Death Care Service Industry Regulations."

     Pro forma revenues earned for the year ended December 31, 1999 from Trust Fund management and financing fees were $1,400,000 compared to $969,000 in 1998, a 44.5% increase. The increase is attributable to the increase in the value of the trust funds and increasing yields on trust fund assets.

Costs and Expenses and Gross Profit

     Direct costs and expenses were $3,451,000 for the pro forma year ended December 31, 1999 as opposed to $3,758,000 in 1998. In 1998, cremation expenses increased as we were required to subcontract cremation and removal services at a higher rate to third party providers. The decrease is due to savings inherent in performing cremations in our facilities and the deferral of commission costs due to not having sufficient inventory on hand to recognize revenues and costs of sales in accordance with our revenue recognition policies.

     The gross profit during the pro forma the year ended December 31, 1999 was $5,199,000 or 60.4% of total revenues compared to $4,107,000 or 52.2% for the same year 1998. If sufficient inventory was on-hand to allow the timely recognition of revenues and costs of sale on a bill and hold basis related to approximately 3,400 pre-need contracts, gross profit and gross profit margin for the pro forma year ended December 31, 1999 would have been $5,199,000 or 60.1 % of revenues, excluding the non-recurring revenue item noted above.

General and Administrative Expenses

     General and administrative expenses were $3,032,000 or 53.3% of revenues for the nine month period ended December 31, 1999. General and administrative expenses were $2,847,000 or 36.2% of revenues for the year ended December 31, 1998. The relative increase in general and administrative expenses as a percentage of revenue was related to the deferral of pre-need merchandise revenue as noted above in 1999.

Amortization Expense

     Amortization expense was $1,024,000 for the nine month period ended December 31, 1999. Amortization expense was nil for the year ended December 31, 1998. The relative increase in amortization expense during 1999 was the result of the acquisition of the Predecessor by us in April 1999 and the consequent recording of "names and reputations" for subsequent amortization.

Compensation to Principal Shareholder

     Compensation to the principal shareholder was $0 for the nine month period ended December 31, 1999. Compensation to the principal shareholder was $2,200,000 for the year ended December 31, 1998. The relative decrease is due to the acquisition of the Predecessor by us on March 31, 1999. During the years ended December 31, 1998 and 1997, the business of The Predecessor was operated as private companies and partnerships. As such, the compensation of the principal shareholder and partner was discretionary. Currently, this principal shareholder is a consultant providing marketing and sales support to us and was paid $263,000 as consulting fees for the nine months ended December 31, 1999. This amount is included in Professional Fees.

Professional Fees

     Professional fees were $340,000 for the nine month period ended December 31, 1999. Professional fees were $669,000 for the year ended December 31, 1998. While legal fees declined in 1999 related to the defense of the State initiated action in California, we continued to incur legal fees related to licensing issues and lawsuits that arose prior to the Registrant's acquisition of the Neptune Group. Additionally, we incurred professional fees related to our securities filings.

Interest Expense

     Interest expense was $1,184,000 for the nine month period ended December 31, 1999. Interest expense was $0 for the year ended December 31, 1998. Interest expense was incurred on promissory notes related to the Registrant's March, 1999 acquisition of the Neptune Group (Predecessor).

Net Loss

     Net loss was $1,890,000 and for the nine month period ended December 31, 1999. Net loss was $1,609,000 for the year ended December 31, 1998. The net loss related to each respective period differed for the reasons described above.

Liquidity and Capital Resources

     At December 31, 2000, we had current assets of $1,421,000, which is comprised of cash, accounts receivable and prepaid expenses. Our total current liabilities were $8,270,000 comprised mainly of accounts payable, accrued liabilities, and the current portion of long term debt. We had long-term debt, including convertible debentures, of $6,038,000.

     In connection with the acquisition of the Neptune Group on March 31, 1999, the Company issued two promissory notes totaling $21 million (one note in the amount of $19 million and one in the amount of $2 million). At July 31, 2000, $10 million of long-term debt related to the original $19 million acquisition note was due. In July and August, 2000, we negotiated a 12 month extension on $4.7 million of the abovementioned note at an effective interest rate of 11%, paid off the $5.3 million remainder of the note and the $1.3 million outstanding balance related to the original $2 million acquisition note due March 2002. Such payments were funded with through a private equity placement of $7 million (See "Equity Financing"). In connection with the extension of the due date on the $4.7 million, we guaranteed the difference between the aggregate cash received and $47,250 on the sale of 3,375 shares monthly of our common stock held by the Weintraub Trust over the extension term. As a result of the guarantee, we paid Weintraub Trust $16,726 through December 31, 2000. We recorded a liability for the fair value of such guarantee and adjustments to such liability are recorded through interest expense. At December 31, 2000, a liability of $73,000 related to the fair value of such guarantee is included in current accrued and other liabilities in the Company's consolidated balance sheet. We also released Mr. Weintraub from liability for loss of, or projected loss of, revenue as a result of the Leneda legal proceeding. See "Legal Proceedings".

     In connection with the Portland acquisition, we assumed outstanding 9% debt of $137,000 through May 2002.

     We had net outflows from operating activities of $732,000 for the year ended December 31, 2000. Interest paid for the year ended December 31, 2000 and for the nine month period ended December 31, 1999 was $660,000 and $186,000 respectively.

PLAN OF OPERATION:

     Our Plan of Operation is based, in part, on information provided in the reports of our consultants and the decisions of management. Our independent auditors have not examined, compiled or otherwise applied procedures to the plan of operation presented herein and, accordingly, do not express an opinion or any other form of assurance on it. Set out below is a summary of our Plan of Operation for the fiscal year ending 2001.

         Material Commitments--Short-term Funding Required

         Cost of sales, general & admin expenditures   $13.6 million

         Current portion of long-term debt               5.7 million

         Working capital, excluding
         current portion of long-term debt               3.7 million

         Location expansion                              2.4 million

         Lease payments-current year                      .5 million

         Interest payments                                .4 million

         Contingent payments to former owners             .4 million

         Consulting fee payments                          .3 million

         Capital Expenditures                             .1 million
                                                       -----------------
                  Estimated total
                  Short-term Commitments                27.1 million

                  Estimated total
                  Cash from Operations                  20.4 million

                  Estimated net Funding Requirements   $ 6.7 million

     Net Cash Flow from existing locations' on-going operations: Management's current year budget projects it will achieve $3.9 million in positive net cash flows before the payment of debt and interest and capital expenditures. We anticipate generating cash receipts from sales and other income of $18.5 million, on cash expenditures of $14.6 million.

     Working capital: Management entered the current year (2001) with a net working capital deficit of $6.9 million. The majority of the deficit relates to the current portion of long-term debt of $5.7 million due during the third quarter of 2001. See "Liquidity & Capital Resources". The remainder relates to accounts payable and accrued expenses in connection with our on-going operations.

     Location expansion: In accordance with the Management's plan of operation to add eight new locations in the current year, we estimate our expansion investment, including capital expenditures, to be approximately $2.4 million. We also anticipate we will generate current year cash receipts of $1.9 million on our expansion investment. Net negative cash flows from location expansion are projected to be approximately $534,000.

     Lease payments-current year: We are obligated under certain office rental, facility rental, storage rental equipment rental, temporary housing rental and automotive rental agreements. See "Properties". Current year lease payments amount to $480,000.

     Interest payments: We carry outstanding debt, including convertible debt, requiring annual cash interest payments of $407,000, payable in monthly installments. There is no guarantee that any convertible debt will be converted; therefore the maximum amount of interest payments have been projected.

     Consulting payments: We are obligated to pay consulting fees of $348,000, payable in monthly installments. We have consulting agreements with Emanuel Weintraub and Charles Martin, which expire March 2002 and May 2002, respectively. Mr. Weintraub is entitled to a fee of $27,775 per month with $7,775 deferred until expiration or termination of the agreement. At the end of the agreement term, Mr. Weintraub will receive a balloon payment of $249,000 plus accrued interest at 9%. Mr. Martin receives a fee of $1,200 per month.

     Contingent payment to former owners: Under the Washington and Iowa acquisition agreements, we agreed to pay the former owners a percentage of gross revenues and earnings before interest, taxes, depreciation and amortization "EBITDA". The Washington agreement acquires a payment related to gross revenues without regard to EBITDA. We estimate a minimum payment of $48,000 under the Washington agreement. The Iowa re-negotiated agreement requires payment only if both gross revenues and EBITDA reach or exceed predetermined levels. We have not included an estimated payment for the Iowa agreement due to the risk factors we have noted that could have a negative effect on EBITDA. As a part of the July 2000 Weintraub debt re-negotiation, we guaranteed the difference between the aggregate cash received and $47,250 on the sale of 3,375 shares monthly of our common stock held by the Weintraub Trust over the extension term. The maximum contingent payment at December 31, 2000 resulting from the guarantee is $300,000.

     Capital Expenditures: We anticipate capital expenditures required for on-going operations of existing locations to amount to approximately $55,000. These expenditures include office furniture and office and computer equipment.

     We will have to raise capital during the first six months of 2001 to finance the fiscal year 2001 phase of the location expansion initiative of our plan of operation. We will have to raise capital during the first, second and/or third quarter to extinguish the current portions of long-term debt due during the third quarter. See "Liquidity and Capital Resources". We intend to raise the capital required to fund our financing needs by issuance of debt and equity. We are attempting to raise such financing; however, we have no current arrangement to obtain such financing. There can be no assurance financing will be available or accessible on reasonable terms.

     Our total operating and capital budgets for the fiscal year ended December 31, 2001 is estimated to be approximately $17 million. There is no assurance that our actual expenditures for the fiscal year ending December 31, 2001 will not exceed our estimated operating budgets. Actual expenditures will depend on a number of factors, some of which are beyond our control including, among other things, timing of regulatory approval of its projects, the availability of financing on acceptable terms, reliability of the assumptions of management in estimating cost and timing, the death and cremation rates in the geographical locations that we serve, consumer acceptance of our pre need plans, changes in governmental regulation as they relate to our business, certain economic and political factors, the time expended by consultants and professionals and fees associated with applications related obtaining and maintaining licenses for our locations and the professional fees associated with completing the registration of our shares under the Securities Exchange Act of 1934. If the actual expenditures for such costs exceed the estimated costs or if events occur that require additional expenditures, we will be required to raise additional financing or to defer certain expenditures to meet other obligations. If we cannot raise adequate financing to fund our plan of operation, we may be required to suspend our growth strategy; consolidate our operations through reductions in staffing, marketing and sales, promotion and hours of operation; terminate our operations in unprofitable or difficult to service markets; sell assets or operations in some of the markets we service and/or suspend our operations in certain markets. The failure to meet certain expenditures may cause us to default on material obligations and such default may have a material adverse effect on our business and results of operations.

         Material Commitments--Long-term (4 year period ending December 2005):

         Cost of sales, general & admin expenditures     $150.0 million

         Location expansion                                 8.9 million

         Long-term debt-non current portion                 6.4 million

         Interest payments                                  2.8 million

         Capital Expenditures                               1.3 million

         Future lease payments-non current                  1.3 million

         Consulting fee payments                             .3 million

         Contingent payments to former owners                .1 million
                                                     -------------------
                  Estimated Total
                  Long-term Commitments                  171.1 million

                  Estimated Net Cash
                  from Operations                        217.7 million

                  Estimated Net Cash Surplus             $46.8 million

     Net Cash Flow from existing locations' on-going operations: Management projects that long-term, 2002 through 2005, it will achieve $30.5 million in positive net cash flows before the payment of debt and interest and capital expenditures. The Company anticipates generating cash receipts from sales and other income of $106.0 million, on cash expenditures of $75.4 million.

     Location expansion: In accordance with our plan of operation to add eight new locations per year, we estimate our initial expansion investment, including capital expenditures, to amount to $9.6 million. We also anticipate generating cash receipts of $111.7 million on its expansion investment. Net cash flows from location expansion are projected to be $25.3 million for the period 2002 through 2005. We anticipate our growth during 2001 will be through opening new offices and expanding our existing locations. We do not anticipate that we will acquire any existing funeral business during 2001.

     Long-term  debt:  We  anticipate  we  will  generate   sufficient  cash  to
extinguish all outstanding debt coming due and to finance our long-term location expansion plan. See "Liquidity and Capital Resources".

     Interest payments: We carry outstanding debt, including convertible debt, requiring cash interest payments of $2.8 million. Of the $2.8 million, balloon payments of $31,000 and $1.6 million will be due March 2002 and February 2005, respectively. The remainder of interest payments is payable in monthly installments. There is no guarantee that any convertible debt will be converted; therefore the maximum amount of interest payments have been projected.

     Capital Expenditures: We anticipate capital expenditures required for on-going operations of existing locations to amount to approximately $1.3 million. These expenditures include office furniture and office and computer equipment.

     Lease payments-future years: We are obligated under certain office rental, facility rental, storage rental equipment rental, temporary housing rental and automotive rental agreements. See "Properties". Future lease payments from 2002 through 2005 amount to $1.3 million.

     Consulting payments: We are obligated to pay consulting fees of $90,000, payable in monthly installments. We have consulting agreements with Emanuel Weintraub and Charles Martin which expire March 2002 and May 2002, respectively. Mr. Weintraub is entitled to a fee of $27,775 per month with $7,775 deferred until expiration or termination of the agreement. At the end of the agreement term, Mr. Weintraub will receive a balloon payment of $249,000 plus interest accrued at 9%. Mr. Martin receives a fee of $1,200 per month.

     Contingent payment to former owners: Under the Washington and Iowa acquisition agreements, we agreed to pay the former owners a percentage of gross revenues and earnings before interest, taxes, depreciation and amortization "EBITDA". The Washington agreement acquires a payment related to gross revenues without regard to EBITDA. We estimate a minimum payment of $100,000 under the Washington agreement. The Iowa re-negotiated agreement requires payment only if both gross revenues and EBITDA reach or exceed predetermined levels. We have not included an estimated payment for the Iowa agreement due to the risk factors we have noted that could have a negative effect on EBITDA.

     Long-term, fiscal years 2002 through 2005, we anticipate generating sufficient capital from our operations to finance basic operations, extinguish outstanding debt, and execute the location expansion initiative of our plan of operation. We do not anticipate needing additional financing beyond that required for our 2001 to fund this initiative. See "Liquidity and Capital Resources".

     Our cumulative operating and capital budgets for the four fiscal years ended December 31, 2005 is estimated to be approximately $163 million. There is no assurance that our actual expenditures for the four fiscal years ending
December 31, 2005 will not exceed our estimated operating budgets. Actual expenditures will depend on a number of factors, some of which are beyond our control including, among other things, market price for our common stock, timing of regulatory approval of its projects, the availability of financing on acceptable terms, reliability of the assumptions of management in estimating cost and timing, the death and cremation rates in the geographical locations that we serve, consumer acceptance of our pre need plans, changes in governmental regulation as they relate to our business, certain economic and political factors, the time expended by consultants and professionals and fees associated with applications related obtaining and maintaining licenses for our locations and the professional fees associated with completing the registration of our shares under the Securities Exchange Act of 1934. On April 20, 2001, the high and low bid price for our common stock was $2.18 and $2.16, respectively. Our ability to raise additional financing without substantial dilution to our existing shareholders will be affected by the market price for our common stock. We cannot assure you that our stock price will not decline as a result of our financing activities. If the actual expenditures for such costs exceed the estimated costs or if events occur that require additional expenditures, we will be required to raise additional financing or to defer certain expenditures to meet other obligations. The failure to meet certain expenditures may cause us to default on material obligations and such default may have a material adverse effect on our business and results of operations.

Equity Financings

     On January 19, 1999, Lari Corp. (renamed Neptune Society, Inc.) issued 1,000,000 shares of its common stock at a price of $0.20 per share in a private placement. In addition, four share purchase warrants were issued with each share purchased, each share purchase warrant was exercisable into one common share at a price of $0.20 per share. On April 7, 1999, we received total gross proceeds of $800,000 from the exercise of the share purchase warrants.

     On July 22, 1999, we entered into a private placement Agency Agreement with Standard Securities Capital Corporation for the sale of 583,334 shares of our common stock at $12.00 per share. We issued 333,333 common shares for gross proceeds of $4,000,000 on August 9, 1999; 111,667 common shares for gross proceeds of $1,340,000 on October 12, 1999; 130,000 shares for gross proceeds of $1,560,000 on December 30, 1999; and 8,334 shares for gross proceeds of $100,002 on January 31, 2000. We paid Standard Securities Capital Corporation an agency fee of $420,000 in connection with the transaction. We initially agreed to provide the subscribers with certain rights with respect to these securities, including registration and reset rights, which were subsequently waived by the subscribers.

     On July 31, 2000, we entered into a private placement Agency Agreement with Standard Securities Capital Corporation for the sale of 500,000 shares of our common stock at $14.00 per share for total gross proceeds of $7,000,000. On August 9, 2000, the private placement was closed and we paid Standard Securities Capital Corporation an agency fee of $75,000 and a finder's fee to Systematic Investments Establishment of 150,000 common shares.

Other Financings

     On August 11, 1999, we obtained $250,000 from Private Investment Company in connection with a short-term interest free, non-amortizing, promissory note payable on demand.

     On December 30, 1999, we issued $5,000,000 of convertible debentures at an interest rate of 13%, of which 6.5% is payable in arrears in monthly installments on the first day of each month in each and every calendar year until the principal amount and all accrued and unpaid interest is paid in full and the remaining 6.5% is payable on the due date, February 24, 2005. The debenture is convertible into 500,000 shares of our common stock upon the election of the investor at any time after nine months from issuance to February 24, 2005. The debentures were issued with detachable warrants to acquire 100,000 common shares at $10.42 per share and 100,000 common shares at $12.50 per share. These warrants expire on December 24, 2004. The fair value of the warrants, $670,409, was recorded as a deferred financing cost and a credit to additional paid-in-capital. The discount is being accreted to the redemption price of the debentures and results in an effective interest rate of 15.8%. In addition, the debentures are convertible to common stock at an initial conversion ratio of 10:1, or a total of 500,000 common shares. The intrinsic value of the beneficial conversion feature, $562,000, has been recorded as a credit to additional paid-in-capital and a discount to the related debt. Such amount is being recognized as interest expense over the period up to the initial conversion date, September 30, 2000.

     We have the following obligations under the debenture purchase agreement and the convertible debentures:

     o We granted demand registration rights pursuant to which we agreed to file a registration statement, at our expense, on a Form S-1, Form S-3 or other similar form upon the demand of the purchaser to register the resale of the common stock issued or issuable upon the conversion or exercise of the debenture, the warrant, options or other of our securities owned by the purchaser or any transferee of the purchaser;

     o We granted the purchaser piggy-back registration rights pursuant to which we agreed to register the purchasers' common stock in the event we filed a registration statement, at our expense, to register any of our securities for our own account or for the account of other security holders; and

     o We agreed to adjust the number of shares issuable under the convertible debentures and warrants if we issue additional shares of our common stock if (i) we issue shares for less than $10.00 in cash, in which case the debenture shall be convertible at the lower price or
          (ii) if we issued shares without consideration in a transaction that results in the issuance of shares for consideration of less than $10.00 per share, in which case the debenture shall be convertible at a price adjusted to give effect to the lower value of the share issuance.

     We paid loan origination fees of $168,000 in connection with the issuance. We used the proceeds of the financings to make the $4,874,000 payment due on January 3, 2000 related to the promissory notes issued to the former owners of the Neptune Group of companies.

     On March 31, 2000, we received $750,000 additional financing from Private Investment Company, bringing the total value of the promissory note to $1,000,000. The note is non-amortizing, interest free and becomes due on September 30, 2001. Financing costs of 12,000 common shares valued at $12.50 per share were paid in connection with this loan. The proceeds from this note were used to finance the acquisitions of the Ankeny, Iowa and Portland, Oregon operations.

     On July 17, 2000, we issued a three year $1,000,000 convertible debenture in connection with the purchase of the Portland acquisition at an interest rate of 8%, payable in monthly installments. The debenture is convertible into 83,333 shares of our common stock upon election of the holder at any time between the first anniversary of the closing date and the due date. Upon our notification of our intention to redeem the debenture, the holder has the right to convert the debenture, or accept the redemption and receive a warrant to purchase shares of our common stock calculated by dividing the then principal amount by $12.00 at the time of the redemption. The warrant shall be exercisable until July 2003. The fair value of the beneficial conversion feature, $115,000, was recorded as a credit to additional paid-in-capital and a discount to the carrying value of the debentures. The discount is being accreted to the redemption price of the debentures and results in an effective interest rate of 11.8%. We granted the purchaser piggy-back registration rights pursuant to which we agreed to register the purchasers' common stock in the event we filed a registration statement, at our expense, to register any of our securities for our own account or for the account of other security holders.

     We expect operating cash flows, before debt servicing and expansion expenditures, to be adequate to finance our basic operations. We anticipate that we will finance the current portion of long-term debt, additional acquisitions, if any, and growth, in part, by issuing equity and/or debt securities.

New Accounting Pronouncements

     In December 1999, the Securities and Exchange Commission (the Commission) issued Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements, which is to be applied beginning with the fourth fiscal quarter of fiscal years beginning after December 15, 1999. SAB 101 summarizes certain of the Staff's views in applying GAAP to revenue recognition in financial statements. The Company has changed its accounting for revenue recognition as a result of SAB 101 as described in Note 3 to the Consolidated Financial Statements.

     In March, 2000 the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 44 (Interpretation 44), "Accounting for Certain Transactions Involving Stock Compensation". Interpretation 44 provides criteria for the recognition of compensation expense in certain stock-based compensation arrangements that are accounted for under APB Opinion No. 25, Accounting for Stock-Based Compensation. Interpretation 44 is effective July 1, 2000, with certain provisions that are effective retroactively to December 15, 1998 and January 12, 2000. Interpretation 44 did not impact the Company's financial statements.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires the Company to recognize all derivatives as either assets or liabilities and measure those instruments at fair value. It further provides criteria for derivative instruments to be designated as fair value, cash flow and foreign currency hedges and establishes respective accounting standards for reporting changes in the fair value of the derivative instruments. Upon adoption, the Company will be required to adjust hedging instruments to fair value in the balance sheet and recognize the offsetting gains or losses as adjustments to be reported in net income or other comprehensive income, as appropriate. The Company does not expect the adoption to impact the Company's financial position or results of operations since the Company does not participate in such activities.

Quantitative and qualitative disclosures about market risk

     The market risk inherent in our market risk sensitive instruments and positions is the potential change arising from increases or decreases in interest rates as discussed below. Our exposure to market risk as discussed below includes "forward-looking statements" and represents an estimate of possible changes in fair value or future earnings that would occur assuming hypothetical future movements in interest rates. Our views on market risk are not necessarily indicative of actual results that may occur and do not represent the maximum possible gains and losses that may occur, since actual gains and losses will differ from those estimated, based upon actual fluctuations in interest rates and the timing of transactions.

     We entered into various fixed rate debt obligations,  which are detailed in
Note 5 to our consolidated financial statements included in Item 15.

     As of December 31, 2000, the carrying value of our long term fixed rate debt was approximately $11,787,000, which approximated fair value. Fair value was determined using discounted future cash flows based on our current incremental borrowing rates for similar types of borrowing arrangements.

ITEM 3.  PROPERTIES

     We lease properties in eighteen locations in Arizona, California, Florida, Iowa, New York, Oregon and Washington. There are three sales offices in California, three in Florida, one in Iowa, two in New York, one in Oregon and two in Washington. Two of the offices in Florida and the office in Iowa have chapels for funeral services. We lease two properties for holding facilities, one of which also stores merchandise inventory and the other has the crematory. We also lease our corporate offices in Florida and Los Angeles. We lease a call center in Tempe, Arizona. All of our leases are on standard terms and conditions, and we do not rely on any one lease for its continuing operations. The operations are currently concentrated at the following locations:

                     Summary of our operational locations

        Location                  Operation                                Term of Lease      Expiration Date
  ------------------------------------------------------------------------------------------------------------

Arizona
     Tempe                 Telemarketing center                                3 years          10/31/2002
 -------------------------------------------------------------------------------------------------------------
California
  Burbank-Corporate        Administration and operations headquarters          2 years          10/14/2002
     Burbank               Sales and administrative office                     6 years           8/31/2005
     San Pedro             Pre-Need/At-Need sales and administrative office   10 years           3/31/2002
     Santa Barbara         Pre-Need/At-Need sales and administrative office    2 years           7/31/2002
     Los Angeles -         Holding facility, crematory and viewing room       10 years           1/31/2002
Heritage
     Santa                 Holding facility and inventory warehouse            Monthly
     Barbara/Ventura
     Canoga Park           Inventory warehouse                                 Monthly
--------------------------------------------------------------------------------------------------------------
Florida
     Miami                 Pre-Need/At-Need sales and administrative office    5 years           9/12/2003
                           and chapel

     Fort Lauderdale       Pre-Need/At-Need sales and administrative office    0 years           9/3/2006
                           and chapel

     St. Petersburg        Pre-Need/At-Need sales and administrative office    5 years          10/31/2001
--------------------------------------------------------------------------------------------------------------
Iowa
     Ankeny (2 locations)  Pre-Need/At-Need sales and administrative office,   4 years           5/31/2001
                           crematory and chapel
                                                                               5 years          10/14/2003
--------------------------------------------------------------------------------------------------------------
Oregon
      Portland             Pre-Need/At-Need sales and administrative office,   Company
                           crematory and chapel                                 owned
                                                                              property
--------------------------------------------------------------------------------------------------------------
New York
     Long Island           At-Need sales and administrative office             Monthly
     Yonkers               At-Need sales and administrative office             Monthly
--------------------------------------------------------------------------------------------------------------


        Location                  Operation                                Term of Lease      Expiration Date
  ------------------------------------------------------------------------------------------------------------

Washington

     Spokane               Pre-Need/At-Need sales and administrative office,   6 years           1/01/2005
                           holding facility, crematory and viewing room

     Everett               Pre-Need/At-Need sales and administrative office     1 year           5/31/2002
--------------------------------------------------------------------------------------------------------------


ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     We are not, to the best of our knowledge, directly or indirectly owned or controlled by another corporation or foreign government.

     To our knowledge, no shareholder beneficially owns more that 5% of Neptune Society's shares of common stock.

     The following table sets forth the ownership interest, direct and indirect, of our directors and named executive officers as of December 31, 2000:

                                                                       Number of Common
Name of Director/Officer        Address                                Shares Owned       Percent of Class (1)
------------------------------------------------------------------------------------------------------------------
Gary R. Loffredo                102 NE 2nd St, Suite 777                 37,500 (2)              *(2)
Director                        Boca Raton, FL  33432

Gary I. Harris                  102 NE 2nd St, Suite 777                  None                      -
Director                        Boca Raton, FL  33432

Marco P. Markin                 3500 W. Olive, Suite 1430               212,500 (3)              2.7% (3)
CEO, President & Director       Burbank, CA 91505

Thomas J. Soucy                 3500 W. Olive, Suite 1430                 None                    -
Director                        Burbank, CA 91505

Rodney Bagley                   3500 W. Olive, Suite 1430                 None                    -
CFO, Treasurer & Director       Burbank, CA 91505

David Schroeder                 3500 W. Olive, Suite 1430                86,245 (4)            1.1% (4)
COO, Secretary & Director       Burbank, CA 91505
-------------------------------------------------------------------------------------------------------------------
Officers and Directors                                                  422,490 (5)            5.5% (5)
as a group
(includes 6 persons)
------------------------------- -------------------------------------- --------------------- -------------------------
*Less than one percent (1%).

   (1) Based on 7,663,704 shares issued and outstanding as of March 31, 2001.
   (2) Consists of 37,500 shares of common stock that are acquirable upon exercise of options within sixty (60) days of December 31, 2000.

   (3) Consists of 62,500 shares of common stock and 150,000 shares of common stock that are acquirable upon exercise of options within sixty (60) days of December 31, 2000.
   (4) Consists of 86,245 shares of common stock
   (5) Consists of 234,990 shares of common stock plus 187,500 options that are acquirable upon exercise of options within sixty (60) days of December 31, 2000.

     We have no knowledge of any arrangements, including any pledge by any person of securities of the Neptune Society, the operation of which may at a subsequent date result in a change in our control.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to our current directors, executive officers and key employees. The term for each director expires at our next annual meeting or until his or her Successor is appointed. The ages of the directors, executive officers and key employees are shown as of December 31, 2000.

                                                                            Director/              Age
Name                         Position                                       Officer Since
--------------------------------------------------------------------------------------------------------------
Marco P. Markin              President, CEO and Director of each of         June 1999               36
                             Neptune Society, Neptune of America, (since
                             October) and Neptune Management (since June
                             1999)
--------------------------------------------------------------------------------------------------------------
David Schroeder              Chief Operating Officer, Secretary and        November 2000            53
                             Director of each of Neptune Society,
                             Neptune America, Neptune Management and
                             Heritage Alternatives
--------------------------------------------------------------------------------------------------------------
Gary R. Loffredo             Director of Neptune Society (since October     April 1999              38
                             1999) and Neptune Management (since April
                             1999); President and Director of Heritage
                             Alternatives Inc. (since April 1999)
--------------------------------------------------------------------------------------------------------------
Thomas J. Soucy              Director of each of Neptune Society (since     March 2000              42
                             June 1999); Chief Financial Officer,Treasurer
                             (from March 2000 to November 2000) of each of
                             Neptune Society, Neptune of America, Neptune
                             Management and Heritage Alternatives
--------------------------------------------------------------------------------------------------------------
Rodney Bagley                Chief Financial Officer, Treasurer and         November 2000           40
                             Director of each of Neptune Society,
                             Neptune of America, Neptune Management
                             and Heritage Alternatives
--------------------------------------------------------------------------------------------------------------
Gary I. Harris               Director of Neptune Society                    October 1999            58
--------------------------------------------------------------------------------------------------------------

     Marco P. Markin - Mr. Markin joined Neptune Society full time as our President and Chief Executive Officer in September 1999. From November 1994 to September 1999, Mr. Markin was the Executive Vice President of TPP Management Inc., a private investment company, having a diverse portfolio consisting of residential/commercial real estate, merchant banking, and securities. Expertise included corporate management, and corporate development, research and marketing. From January 1991 to November 1995, Mr. Markin was the founder and CEO of a commercial real estate company, which secured and managed a portfolio of 400,000 square feet of real estate. He was also the co-founder of one of the largest direct marketing companies in Canada, which was subsequently sold to the Financial Post. From 1985 - 1990, Mr. Markin was the founder and CEO of Markin Development Group, a growing development company focusing on construction of multi-family apartment buildings and commercial offices. Mr. Markin graduated from Bishop College in Montreal in 1982. He also attended the University of British Columbia's Science Program from 1982 - 1985.

     David L. Schroeder - Mr. Schroeder was appointed Chief Operating Officer of Neptune Society on June 1, 2000, and as a Director and Secretary of Neptune Society in November 2000. Prior to his work with Neptune, Mr. Schroeder worked as the CEO of Community Memorial Centers, LLC, an Oregon cremation services company from May 1998 to July 2000. He has served on the board of directors for The Loewen Group, Inc., from August 15, 1990 to May 1, 1993, he was president of Universal Memorial Centers from 1984 to 1993, president and COO of Skyline Memorial Gardens & Crematory, and he worked for 7 years as a licensed funeral director and embalmer. Mr. Schroeder has served on the board and as an officer of the Oregon State Funeral Directors Association and as Chairman of the Oregon State Mortuary-Cemetery Licensing Board.

     Rodney M. Bagley - Mr. Bagley has served as Director, Chief Financial Officer and Treasurer of Neptune Society, Neptune of America, Neptune Management and Heritage Alternatives since November 2000. Prior to his appointment at Neptune Society, Mr. Bagley served as Chief Financial Officer of Avalon Pictures, Inc., a subsidiary of Black Entertainment Television from 1993 to 1998 and was President of RMB Consulting from 1999 to September 2000. He also served as Assistant General Manager and Controller of District Cablevision, L.P., a subsidiary of Telecommunications, Inc. from 1988 to 1992. Mr. Bagley graduated from the University of Maryland at College Park with a B.S. in Accounting in 1986.

     Gary I. Harris - Mr. Harris is the National Sales Manager of Neptune and a Director. Prior to joining Neptune in March 2000, Mr. Harris was the Senior Vice-President in charge of the print division at T.V. Fanfare Publication, an international advertising company, where he worked since 1985. He attended both the University of Toledo and New York University.

     Gary R.  Loffredo  - Since  November  1998,  Mr.  Loffredo  has  been  Vice
President of Investment Banking for BG Capital Group. BG Capital Group is a venture capital and merchant banking firm with offices in Florida and Canada. Prior to joining BG Capital, Mr. Loffredo began his career at Lehman Brothers in New York and Miami where he worked for 12 years. From April 1997 to December 1998, Mr. Loffredo served as President for Rome Supply Corp, a private construction company he founded based in Florida. Mr. Loffredo majored in finance, graduating from the University of South Carolina with a Bachelor of Science Degree in 1984.

     Thomas J. Soucy - Mr. Soucy is a Director of Neptune Society. Mr. Soucy served as the Chief Financial Officer for Neptune Society, Neptune of America, Neptune Management and Heritage Alternatives from March 2000 to November 2000. Mr. Soucy has worked as an accounting supervisor for Hughes Aircraft Company from June, 1979 to June, 1984, progressed to the position of audit manager for Deloitte & Touche from June, 1984 to September, 1990, and as CFO of Englewood Park Cemetery and Green Hills Memorial Park from September, 1990 to January, 2000. Mr. Soucy is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants, the State Society of Certified Public Accountants, he has served on various boards of nonprofit organizations. He is also a member of the Internment Association of California and a past member of the International Cemetery and Funeral Association.

     None of our executive officers or key employees are related by blood, marriage or adoption to any director or other executive officer.

Board Committees

     Our board of directors has established the following committees:

     Audit Committee. The Company is in the process of appointing the Audit Committee. The Audit Committee will be responsible for reviewing our financial reporting procedures and internal controls, the scope of annual and any special audit examinations carried out by our auditors, the performance of our auditors, systems and controls established to comply with financial regulatory requirements and our annual financial statements before they are reviewed and approved by the Board. Such reviews will be carried out with the assistance of our auditors and our senior financial management.

     Compensation Committee. The Compensation Committee consists of three directors: Marco Markin, David Schroeder and Rodney Bagley. The Compensation Committee is responsible for the establishment and revision of our compensation policy, the review of the compensation (including stock options) of our senior management and its subsidiaries, and to make recommendations to the Board for adjustments to such compensation. The Committee is also responsible for the administration of our stock option plan and its benefit plans.

     To our knowledge, there are no arrangements or understanding between any of our executive officers of Neptune Society and any other person pursuant to which the executive officer was selected to serve as an executive officer.

ITEM 6. EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth compensation paid to each of the individuals who served as our Chief Executive Officer and our other most highly compensated executive officers (the "named executives officers") for the fiscal years ended December 31, 1998, 1999 and 2000. The determination as to which executive officers were most highly compensated was made with reference to the amounts required to be disclosed under the "Salary" and "Bonus" columns in the table.

SUMMARY COMPENSATION TABLE
---------------------------------------------------------------------------------------------------------------------
                                      Annual Compensation                 Long-Term Compensation
                                -------------------------------       ------------------------------
                                                                      Awards                     Pay-outs
                                                                   ---------------------------------------

                                                         Other                     Securities       LTIP
                                                        Annual     Restricted     Under-lying      Payouts    All Other
                                                      Compen-sation   Stock     Options/SARs (#)               Compen-
Name and                          Salary     Bonus        ($)       Award(s)                                   sation
Principal Position      Year       ($)        ($)                      ($)                                       ($)
-------------------------------------------------------------------------------------------------------------------------
Marco Markin(1)         2000     $120,000      -         $83,000         -           150,000             -           -
President, CEO and      1999      $40,000      -               -         -                 -             -           -
Director of Neptune     1998            -      -               -         -                 -             -           -
Society
--------------------------------------------------------------------------------------------------------------------------
Emanuel Weintraub,(2)   2000            -      -        $240,000         -                 -             -           -
Consultant to           1999            -      -        $263,000         -                 -             -           -
Neptune of America      1998            -      -               -         -                 -             -           -
--------------------------------------------------------------------------------------------------------------------------
Larry Miller (3)        2000            -      -               -         -                 -             -           -
Former Senior Vice      1999     $144,000      -               -         -                 -             -           -
President of Sales      1998            -      -               -         -                 -             -           -
Neptune Management
--------------------------------------------------------------------------------------------------------------------------
Thomas J. Soucy (4)     2000     $105,000      -         $24,000         -                 -             -           -
Former Chief Financial  1999            -      -               -         -                 -             -           -
Officer, Secretary and  1998            -      -               -         -                 -             -           -
Director of Neptune
Society
 --------------------------------------------------------------------------------------------------------------------------
David Schroeder (5)     2000     $120,000      -               -         -            75,000             -           -
Chief Operating         1999            -      -               -         -                 -             -           -
Officer of              1998            -      -               -         -                 -             -           -
Neptune Society
--------------------------------------------------------------------------------------------------------------------------
Gary Harris (6-)        2000      $75,000      -         $78,000         -            27,500             -           -
National Sales          1999            -      -               -         -                 -             -           -
Manager of              1998            -      -               -         -                 -             -           -
Neptune Management
--------------------------------------------------------------------------------------------------------------------------

Rodney Bagley(7)        2000      $51,000      -               -         -            75,000             -           -
Chief Financial         1999            -      -               -         -                 -             -           -
Officer, Secretary      1998            -      -               -         -                 -             -           -
and Director of
Neptune Society
--------------------------------------------------------------------------------------------------------------------------

(1) Mr. Markin was appointed as an Officer and Director of our subsidiary companies in April 1999. He was appointed as Neptune Society's President and CEO in October 1999 at an annual salary of $120,000 per year. In 2000, we expect to pay Mr. Markin $83,000 for lease payments on his home and for personal use of automobile.

(2) Mr. Weintraub was the President of the Neptune Group. The Neptune Group paid compensation of $430,000 to Mr. Weintraub in 1999. Mr. Weintraub also served as a consultant to the Company in 1999.

(3)  Mr. Miller retired on January 4, 2000.

(4) Mr. Soucy served as our Chief Financial Officer from March 2000 to November 2000.

(5)  Mr. Schroeder has served as our Chief Operating Officer since June 1, 2000.

(6) In 2000, Mr. Harris earns a salary of $75,000 per year and a bonus in the form of sales commissions based on the number of Pre-Need Contracts sold by independent contractors that he manages at the rate of $10 per contract. Mr. Harris earned approximately $78,000 from sales commissions.

(7) Mr. Bagley was appointed Chief Financial Officer of Neptune Society in November 2000.


     During the year ended December 31, 1998, no executive officers or director received any compensation. The Neptune Group paid Jill Schulman and Emanuel Weintraub compensation of $92,000 and $2,200,000, respectively, in 1998.

Director and Officer Stock Option/Stock Appreciation Rights ("SARs") Grants

     Set forth below are the stock options we granted to our named executive officers in most recently completed fiscal year. Such stock options expire three years after the grant date. We did not grant any SARs during the most recently completed fiscal year.

OPTION/SAR GRANTS IN LAST FINANCIAL YEAR
===========================================================================================================
Individual Grants
-----------------------------------------------------------------------------------------------------------
                                                                        Market Value of
                                                                        Common Shares
                      Common Shares     % of Total                      Underlying
                      under             Options/SARs    Exercise or     Options on the
                      Options/SARs      Granted to      Base Price      Date of Grant         Expiration
                      Granted           Employees in    ($/Common       ($/Common Share)         Date
Name                  #                 Financial Year  Share)
==========================================================================================================
Marco Markin          150,000           19.8%           $11.25            $11.25              December 31,
Director of                                                                                     2002
Neptune Society
----------------------------------------------------------------------------------------------------------
Thomas J. Soucy (1)    75,000            9.9%           $11.25            $11.25              March 2,
Former Chief                                                                                    2003
Financial Officer
of Neptune Society
----------------------------------------------------------------------------------------------------------


David Schroeder        75,000            9.9%           $13.25            $13.25             July 5, 2003
Chief Operating
Officer of Neptune
----------------------------------------------------------------------------------------------------------
Gary Harris            12,500            1.7%           $11.75            $11.75             December 31,
National Sales                                                                                  2002
Manager of Neptune
Management
----------------------------------------------------------------------------------------------------------
Rodney Bagley          75,000            9.9%           $13.75            $13.75            September 25,
Chief Financial                                                                                 2003
Officer of
Neptune Society
----------------------------------------------------------------------------------------------------------
Gary Loffredo          37,500            4.5%           $11.25            $11.25            December 31,
Director of Neptune                                                                             2001
Society
----------------------------------------------------------------------------------------------------------

     (1) Mr. Soucy served as our Chief Financial Officer from March 2000 to November 2000. The options granted to Mr. Soucy terminated in November 2000.

Aggregated Option/SAR Exercises in Last Fiscal Year- and Fiscal Year-End Option/SAR Values

     There were no stock options or SARs exercised during the last fiscal year-end, and there were no vested options or SARs at December 31, 2000.

Long Term Incentive Plans

     No long-term incentive awards were made during the most recently completed fiscal years ended December 31, 1998, 1999 and 2000.

Defined Benefit or Actuarial Plan Disclosure

     We do not provide retirement benefits for the directors or officers.

Compensation of Directors

     None of our Directors received compensation for their service as directors during the fiscal years ended December 31, 1999 and December 31, 2000.

Employment  Contracts  and  Termination  of  Employment  and   Change-In-Control
Arrangements

     We currently do not have any employment contracts with any of the named executive officers.

Report on Repricing of Options/SARs

     We did not reprice any options or SARs outstanding during the most recently completed fiscal years ended December 31, 1999 and 2000.

Additional Information with Respect to Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     Our Compensation Committee consists of three directors: Marco Markin, a director and our President and Chief Executive Officer, David Schroeder, a director and our Chief Operating

Officer, and Rodney Bagley, a director and our Chief Financial Officer. The Compensation Committee is responsible for the establishment and revision of our compensation policy, the review of the compensation (including stock options) of our senior management and its subsidiaries, and to make recommendations to the Board for adjustments to such compensation. The Committee is also responsible for the administration of our stock option plan and its benefit plans.

     The Compensation Committee determined the compensation paid to Marco Markin, our Chief Executive Officer, based on several factors, including the compensation paid to chief executive officers of similarly situated companies, our revenue growth and expansion growth over the past twelve months, our financial position, our success raising financing to meet our capital obligations and our financial performance. Mr. Markin did not participate in the determination of his compensation.

     Mr. Schroeder was a principal of the company we acquired our Portland Business from, and we entered into an employment agreement with Mr. Schroeder in connection with the acquisition. The determination of Mr. Schroeder's compensation was negotiated at arms' length prior to his appointment to our board of directors and the Compensation Committee.

Incentive Stock Option Plan

     On October 8, 1999, shareholders of Neptune Society approved the 1999 Stock Option Plan, as approved by the Board of Directors on June 1, 1999. The Option Plan provides for the grant of incentive and non-qualified options to purchase up to 900,000 shares of Neptune Society common stock to our employees and such other persons as the Plan Administrator (which currently is the Board of Directors) may select. The Plan is intended to help attract and retain key employees and such other persons as the Plan Administrator may select and to give such persons an equity incentive to achieve the objectives of our shareholders.

     Incentive stock options may be granted to any individual who, at the time the option is granted, is an employee of Neptune Society or any related corporation. Non-qualified stock options may be granted to employees and to such other persons as the Plan Administrator may select. The Plan Administrator fixes the exercise price for options in the exercise of its sole discretion, subject to certain minimum exercise prices in the case of Incentive Stock Options. The exercise price may be paid in cash, certified check or cashier's check. Options will not be exercisable until they vest according to a vesting schedule specified by the Plan Administrator at the time of grant of the option.

     Options are non-transferable except by will or the laws of descent and distribution. Except as otherwise specified by the Plan Administrator or the employee's stock option agreement, vested but unexercised options terminate upon the earlier of: (i) the expiration of the option term specified by the Plan Administrator at the date of grant (generally ten years; or, with respect to Incentive Stock options granted to greater-than ten percent shareholders, a maximum of five years); or (ii) the expiration of ninety (90) days from the date of an employee epitome's termination of employment with Neptune Society or any related corporation for any reason whatsoever. Unless accelerated in accordance with the Plan, unvested options terminate immediately upon termination of employment of the optioned by us for any reason whatsoever, including death or disability.

     We have granted options exercisable to acquire a total of 756,750 shares of our common stock as follows:

       Grantee                          Number of Shares              Exercise       Expiration Date
                                        Acquirable Upon Exercise       Price
-----------------------------------------------------------------------------------------------------------
December 31, 1999 Grants
    Sales Representatives                   101,750                     $11.75          5 Years
    Directors, Employees and Trustees       325,000                     $11.75          5 Years


March 2, 2000 Grants
    Employees                               154,000                     $12.12          5 Years

May 22, 2000 Grants
    Sales Representatives                     1,000                     $14.25          5 Years

May 31, 2000 Grants
     Trustees                                15,000                     $14.00          5 Years

July 5, 2000 Grants
     Employees                               85,000                     $13.25          5 Years

September  25, 2000 Grants
     Employees                               75,000                     $13.75          5 Years
-----------------------------------------------------------------------------------------------------------
     Total                                  756,750                       ----            ----


Vesting Schedules

     Options granted to sales representatives vest over a period of three years and based on the number of contracts sold during the period from January 01 to December 31, each year as follows:

       Contracts Sold During Year       Total # of Shares Eligible for Vesting
               100-199                                   250

       Contracts Sold During Year       Total # of Shares Eligible for Vesting
               200-299                                   500
               300-399                                 1,000
               400-499                                 2,000
               500-599                                 3,000
                 600+                                  4,000

In addition, we may grant sales representatives options to acquire common shares that are not subject to performance requirements.

     Options granted to our directors, trustees and other employees generally vest pro rata over three years beginning on the date of grant.


ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Except for the transactions described below, none of our directors, senior officers or principal shareholders, nor any associate or affiliate of the foregoing have any interest, direct or indirect, in any transaction, from January 1, 1999 to the date of this Form 10, or in any proposed transaction which has materially affected or will materially affect us.

     Reginald Duran, Secretary and Director of Heritage Alternatives is the owner of D&B Provisions, Inc., a company that is in the business of selling cremation products to mortuaries and crematoriums. From January 1, 2000 to August 31, 2000, we have made $710 in purchases from D&B Provisions, Inc. From January 1, 1999 to November 1, 1999, we made purchases of $2,886 from D&B Provisions, Inc. ($0 in 1998). From January 1, 2000 to August 31, 2000, we have made maintenance purchases of $22,148 from All Furnace Corporation, a company controlled by Mr. Duran's brother. During 1999, we made purchases of $17,384 from All Furnace Corporation. ($0 in 1998).

     On January 19, 1999, Suzanne Wood, one of our former directors and our former President, purchased on a private placement basis, a total of 7,500 common shares and 30,000 shares purchase warrants for $1,500. Ms. Wood subsequently disposed of the 30,000 shares purchase warrants.

     Also on January 19, 1999, Gary Loffredo, one of our directors and the President of Heritage Alternatives Corp., purchased on a private placement basis, a total of 50,000 shares and 200,000 shares purchase warrants for $10,000. Mr. Loffredo subsequently disposed of all of the 50,000 common shares and all of the 200,000 shares purchase warrants.

     On January 19, 1999, Marco Markin, our President, CEO and a director, purchased, directly or indirectly, on a private placement basis, a total of 62,500 common shares for $25,000.

     Effective March 31, 1999, we acquired the Neptune Group of companies from its owners, including Emanuel Weintraub, one of our pre-need marketing consultants. In connection with the acquisition, we issued 500,000 shares of Neptune Society common stock to the following persons: Emanuel Weintraub Inter Vivos Trust, Jill Schulman, Stanley Zicklin, Marvin Falikoff, Helen Kramer, Milton Kramer, Paul Shields, Nancy Alderman, Norman Alderman, Sam Per low,

Joan Per low, Stuart Solomon, Marilyn Tenser, Arlene Zicklin, Linda Stark, Ted Bock, Marlene Birdman, James Freedman, Freedman Family Trust, Dennis Family Trust-Leo Robert and Lorraine Dennis, Leo Robert Dennis-IRA Smith Barney, Dennis Family Trust-Ron Dennis, Dennis Family Trust-Richard and Jessica Dennis, JPS Associates, Marcia Deific, Connie King, Herm Warmed, Jon Warmed, Judith Glaser, Steve Brown, Irving Stein field, Steve Schwartz, Serine Schwartz Mervyns Kaman, Jerry Liftman, and RER. Of these shares, Mr. Weintraub received, directly and indirectly, a total of 294,213 shares of common stock. Mr. Weintraub also received, directly and indirectly, a total of $583,132 in cash and a promissory note in the amount of $11,079,514, of which $656,531 was paid on August 7, 1999 and $4,172,475.64 was paid on January 5, 2000.

     In addition,  we issued The Emanuel Weintraub Intervivos Trust a promissory note in the amount of $2,000,000 on March 31, 1999, of which $55,555.55 was paid monthly from and including August to October 1999. We continued to pay Mr. Weintraub $40,000 per month until July 31, 2000 when the note was paid in full.

     Ms. Jill Schulman, Mr. Weintraub's daughter and former Vice President of Neptune Management received, in connection with our acquisition of the Neptune Group, a total of $19,652; 9,552 common shares of Neptune Society valued at $95.520, and $373,391 by way of promissory note of which $176,865 was paid on August 7, 1999.

     On August 1, 1999,  we  renegotiated  the payment  terms of the  promissory notes we issued to the former owners of Neptune Group of companies. In consideration for extending the time for repayment, we issued share purchase warrants exercisable to acquire up to 137,500 shares of Neptune Society common stock at $12.00 per share to holders of the notes. The share purchase warrants were issued to Mr. Weintraub's daughters, including Ms. Jill Schulman, the Vice President of Neptune Management, who received share purchase warrants exercisable to acquire 31,250 shares.

     Also in connection with our acquisition of the Neptune Group, we entered into a consulting agreement with Mr. Weintraub for three years for a fee of $333,333 per year. See "History of the Neptune Society."

     We acquired our Portland Business from its former owners, including David Schroeder, our Chief Operating Officer, and Michael Ashe, our Vice-President of Operations - Oregon. See "Description of Business - Oregon Acquisition." David Schroeder was appointed as our Chief Operating Officer in June 2000, after negotiation of the terms of the acquisition and prior to the closing of our acquisition of the Oregon acquisition. On July 17, 2000, we entered into a Debt Restructuring Agreement with Mr. Weintraub for a 12-month extension of time to repay the balance due under a $19,000,000 promissory note in the amount of $5,065,835.80 in exchange for our agreement to release Mr. Weintraub from liability for any loss of revenue since March 31, 1999 or projected revenue as it relates to the ongoing litigation with Leneda, Inc. See "Legal Proceedings". In connection with the extension of the due date on the $4.7 million, the Company guaranteed the difference between the aggregate cash received and $47,250 on the sale of 3,375 shares monthly of the Company's common stock held by the Weintraub Trust over the extension term. As a result of the guarantee, the Company has paid Weintraub Trust $14,646 through December 31, 2000. The Company has recorded a liability for the fair value of such guarantee and adjustments to such liability are recorded through interest expense.

ITEM 8. LEGAL PROCEEDINGS

Leneda Litigation

     On May 15, 2000, Leneda, Inc. dba Neptune Society of San Diego County, San Bernardino County, Riverside County, and Imperial County filed a Complaint for service mark infringement, breach of contract, unfair business practices, and interference with prospective economic advantage in the United States District Court in and for the Central District of California (Honorable Gary A. Fees). As a result of a previously filed and settled lawsuit, both Leneda and we operate under the service mark "Neptune Society", and the concurrent use of that mark was the subject of a lawsuit before the U.S. Patent and Trademark Office, which stretched from 1986 to 1995. We and Leneda were parties to that lawsuit, which was resolved before the U.S. Patent & Trademark Office through a settlement agreement that, in essence, divided up the territories in which the parties could use the mark. Leneda received exclusive rights in four southern California counties and we received rights for use in some limited areas in the Los Angeles, California area and outside of California. Subsequent to the settlement before the U.S. Patent and Trademark Office, we had an arrangement with Leneda whereby Leneda would perform at-need services for certain of the pre-need contracts sold within Leneda's territories. Leneda's lawsuit alleges that we unlawfully used a trademark, "Neptune Society", for certain services in a prohibited geographic area defined by the settlement agreement.

     Thus far, we have answered the complaint and asserted affirmative defenses. We have also counterclaimed for breach of contract and breach of implied covenants of good faith and fair dealing. Leneda filed a motion for preliminary injunction that sought to prohibit Neptune's use of the mark pending resolution of the litigation and a freeze of assets. We opposed this motion, which the Court granted in part (regarding the temporary prohibition on using the mark) and denied in part (regarding the asset freeze) on July 31, 2000. Under the order, we are prohibited from selling Pre-Need plans under the name "Neptune Society" within Leneda's territory, which consists of four counties in Southern
California: San Bernadino, Imperial, Riverside and San Diego. Leneda is seeking monetary damages in an unspecified amount. We intend to defend this case vigorously.

     We began marketing pre-need plans in the counties affected by the Leneda litigation under the name "Trident Society," which is not affected by the litigation.

California Administrative Proceeding.

     During March 1998, the California State Department of Consumer Affairs, Funeral and Cemetery Division (the "Department") commenced an administrative proceeding against the Neptune Group alleging various statutory and regulatory violations arising from an incident occurring at the Heritage Crematory. This proceeding was settled in March 1999 by the Neptune Group after it agreed to sell its business to the Registrant, subject to the terms of a stipulation and settlement and decision. In April 1999, we signed an agreement with the State of California requiring our company to apply for the transfer of licenses from prior ownership. Under this agreement and prior to licensure transfer the Company was required to provide the State with an audit of the pre-need trust funds, merchandise storage facilities and inventory therein, new management applications and personnel qualifications. In addition, we were required to abide by the terms of the Stipulation and Settlement Agreement dated May 1997 by prior ownership. Under the terms of the 1997 Agreement, there were several operating requirements that the Company continued to operate under, including
requirements   related  to  permitting   inspection  of
the facilities where merchandise is stored, inventory records, cremation facilities, books and records; handling bodies in compliance with regulatory requirements; personnel requirements and auditing our pre-need trust funds. These operating requirements expired in June 2000. The Department granted us a transfer of the funeral establishment license on July 22, 2000, with the same probationary terms and conditions applicable to the Neptune Group. These conditions require us to comply with the California regulatory requirements related to our business of providing cremation services and marketing pre-need plans for one year or as long as Manny Weintraub continues to be a shareholder of the Company.

     Our operations may be subject to numerous environmental laws, regulations and guidelines adopted by various governmental authorities in the jurisdictions in which we operate. Liabilities are recorded when environmental liabilities are either known or considered probable and can be reasonably estimated. Our policies are designed to control environmental risk upon acquisition through extensive due diligence and corrective measures taken prior to acquisition. We believe environmental liabilities to be immaterial individually and in the aggregate.

     We may become a party to other legal proceedings in the ordinary course of our business. We do not expect the outcome of any of the above or other proceedings, individually or in the aggregate, to have a material adverse effect on our financial statements taken as a whole or our liquidity.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     On August 26, 1998, the common shares of the Neptune Society were listed under its former name Lari Corp. on the NASD OTC Bulletin Board under the symbol "LREE". On May 3, 1999, Lari Corp. changed its name to Neptune Society and on May 4, 1999, the symbol was changed to "NPTN". In March, 2000, the common stock of the Neptune Society was de-listed from the NASD OTCBB, and began quotation on the National Quotation Bureau's pink sheets. On May 19, 2000, after affecting a reverse stock split, the symbol for Neptune Society's common stock was changed to "NTUN".

     The  high  and low bid  quotations  of our  common  stock  on the  NASD OTC
Bulletin Board as reported by the NASD for each of the quarterly periods from August 26, 1998 through June 30, 2000, and the National Quotation Bureau's pink sheets for the second quarter of 2000 were as follows:


          Period                       High(1)           Low(1)
          -------                     --------          ---------
          1998
          Fourth Quarter               $12.28            $12.28

          1999
          First Quarter                $12.13            $12.13
          Second Quarter               $14.00            $12.87
          Third Quarter                $14.25            $12.00
          Fourth Quarter               $13.25            $10.12

          Period                       High(1)           Low(1)
          -------                     --------          ---------
          2000
          First Quarter                $13.25            $10.25
          Second Quarter(2)            $14.25            $13.375
          Third Quarter (2)            $14.125           $12.438
          Fourth Quarter(2)            $13.375           $ 7.50

          2001
          First Quarter                $9.125            $1.60

          (1) Gives effect to the two for one reverse stock split that occurred on May 19, 2000.

          (2)  Based on National Quotation Bureau pink sheet quotation.

     The above quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual transactions.

     As of May 25, 2001, the closing bid quotation for our common shares was $4.50.

     As of January 19, 2001, we had 100 registered shareholders.

     The declaration of dividends on our shares is within the discretion of our board of directors and will depend upon the assessment of, among other factors, earnings, capital requirements and the operating and financial condition of Neptune Society. The Board has never declared a dividend. At the present time, we anticipate that all available funds will be invested to finance the growth of our business.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

     On January 19, 1999, the Registrant issued 1,000,000 shares of its common stock at $0.20 per share and share purchase warrants exercisable to acquire 4,000,000 shares at $0.20 per share. The shares were issued to the following private investors: BG International Capital Group Inc., Muir Woods Investments Group IBC, Suzanne L. Wood, Robert D. Genovese, Vancouver International Polo Inc., Rodney L. Lozinski, Michele N. Marrandino, Gary Loffredo, Igor J. Otetchestvennyi, Carolyn D. Keene, Bang Mui Tran, Richard A. Achron, J. Keith Thompson, Coreena L. Hansen, Janis D. Douville, Gloria M. Lozinski, Cynthia F. Clagget, TPP Management Inc., Michael A. Kirsh, Michael W. Robison, Brian D. Gruson, Columbia Pacific Ventures Inc., and KM Lifestyles Enterprise Inc. The offering was not underwritten. This sale was exempt from registration in reliance upon Rule 504 under Regulation D promulgated under the Securities Act. At the time of the offering, the Registrant was engaged in the business of acquiring the Neptune Group of companies for the purposes of marketing and selling pre need cremation services. The aggregate offering price did not exceed $1,000,000, and the offering was otherwise in compliance with Rules 501 and 502 promulgated under the Securities Act.

     On April 7, 1999, the Registrant issued 4,000,000 shares of its common stock for $0.20 per share to raise $800,000 pursuant to the exercise of the 4,000,000 shares purchase warrants issued on January 19, 1999. Each share purchase warrant was exercisable to acquire one share of common stock at $0.20 per share. These warrants were exercised on April 7, 1999. The shares were issued to the following private investors: Swiss Overseas Finance Company Ltd., Turf Holdings Ltd., CCD Commerce Consulting, Hapi Handels-und, Partner Marketing AG, Seloz Gestion & Finance SA, Otto Zimmerli, Noreldin Siam, UK Menon, and Muir Woods Investment Group IBC. The offering was not underwritten. This sale was exempt from registration in reliance upon Rule 504 under Regulation D promulgated under the Securities Act. The offering was made in compliance with the definitions set forth in Rule 501 and certain applicable general conditions set forth in Rule 502, including (i) limiting the aggregate amount of all offerings made within six months before the start of the offering and six months after the completion of the offering to $1,000,000 and
(ii) taking reasonable measures to assure that the purchasers were not underwriters by making reasonable inquiry to determine that the investor was acquiring the securities for his or her own account without a view towards distribution. We filed a Form D notice of sale with the Securities and Exchange Commission within 15 days after the first sale.

     On March 31, 1999, the Registrant issued 500,000 shares of its common stock at $10.00 per share in consideration of all the issued and outstanding shares and limited partnership units of certain of our operating subsidiaries. The Registrant issued these shares to Emanuel Weintraub Inter Vivos Trust, Jill Schulman, Stanley Zicklin, Marvin Falikoff, Helen Kramer, Milton Kramer, Paul Shields, Nancy Leferman, Norman Leferman, Sam Perlow, Joan Perlow, Stuart
Solomon, Marilyn Tenzer, Arlene Zicklin, Linda Stark, Ted Boock, Marlene Burdman, James Freedman, Freedman Family Trust, Dennis Family Trust-Leo Robert and Lorraine Dennis, Leo Robert Dennis-IRA Smith Barney, Dennis Family Trust-Ron Dennis, Dennis Family Trust-Richard and Jessica Dennis, JPS Associates, Marcia Deifik, Connie King, Herm Warme, Jon Warme, Judith Glaser, Steve Brown, Irving Steinfield, Steve Schwartz, Zorinee Schwartz Mervyn Kalman, Jerry Lertzman, and RER. See "Item 1. Description of Business - History of the Neptune Society." The shares were issued in reliance upon an exemption from registration under Rule 506 of Regulation D promulgated under the Securities Act. The offering was made in compliance with the definitions set forth in Rule 501 and certain applicable general conditions set forth in Rule 502. We filed a Form D notice of sale with the Securities and Exchange Commission within 15 days after the first sale.

     On March 31, 1999, the Registrant issued a non-interest  bearing promissory note in the amount of $2,000,000 due March 31, 2002 to Emanuel Weintraub Inter Vivos Trust. The promissory note was issued in consideration of all the issued and outstanding shares of Neptune Management and Heritage Alternatives. See
"Item 1. Description of Business - History of the Neptune Society." The promissory note was issued in reliance upon an exemption from registration under Rule 506 of Regulation D promulgated under the Securities Act. The offering was made in compliance with the definitions set forth in Rule 501 and certain applicable general conditions set forth in Rule 502. We filed a Form D notice of sale with the Securities and Exchange Commission within 15 days after the sale.

     On March 31, 1999, the Registrant issued a promissory note in the amount of $19,000,000 of which $9,374,931 carries a 9% interest due July 31, 2000 and the remaining $9,625,069 is non-interest bearing and is due July 31, 2001. The promissory note was issued in consideration of all the issued and outstanding shares and limited partnership units of certain of our operating subsidiaries. See "Item 1. Description of Business - History of the Neptune Society." The note issued in reliance upon an exemption from registration under Rule 506 of Regulation D promulgated under the Securities Act. The offering was made in compliance with the definitions set forth in Rule 501 and certain applicable general conditions set forth in Rule 502. We filed a Form D notice of sale with the Securities and Exchange Commission within 15 days after the sale. See "Neptune Group Acquisition" for a description of subsequent amendment to these notes.

     Pursuant to an Agency Agreement with Standard Securities Capital Corporation dated July 22, 1999, the Registrant issued 583,334 shares of its common stock at $12.00 per share for total proceeds of $7,000,000. Under this agreement, the Registrant issued 333,334 shares of its common stock at $12.00 per share to raise $4,000,000 on August 9, 1999; 111,667 shares at $12.00 per share for gross proceeds of $1,340,000 on October 12, 1999; and 130,000 shares at $12.00 per share for gross proceeds of $1,560,000 on December 30, 1999. This offering was made to the following non-U.S. Persons, outside the United States:
Private Investments Company Ltd., Turf Holding Ltd., CCD Commerce Consulting, Partner Marketing AG, Otto Zimmerli, and UK Menon. The shares were issued in reliance upon an exemption from registration pursuant to Regulation S promulgated under the Securities Act. We paid Standard Securities Capital Corporation an agency fee of $140,000 on October 12, 1999, and $270,000 on December 30, 1999. We paid an additional agency fee of $10,000 upon the final issuance of 8,333 shares at $12.00 per share on January 12, 2000. We also paid offering costs of $53,690.

     On August 18, 1999, the Registrant issued warrants exercisable to acquire 137,500 shares of its common stock at $12.00 per share. The Registrant issued the warrants to certain debt holders in consideration for amending the terms of repayment of debt and interest. The Registrant issued the warrants to the following accredited investors: Jill Schulman, Linda Stark, Nancy Leferman and Stanley Zicklin. The warrants were issued in reliance upon an exemption from registration under Rule 506 of Regulation D promulgated under the Securities Act. The offering was made in compliance with the definitions set forth in Rule 501 and certain applicable general conditions set forth in Rule 502. We filed a Form D notice of sale with the Securities and Exchange Commission within 15 days after the first sale.

     On December 31, 1999, the Registrant issued a total of $5,000,000 of convertible debentures to Capex, L.P. and to D.H. Blair Investment Banking Corp. The debentures are convertible into 500,000 shares of our common stock upon the election of the holders. The debentures were issued in reliance upon an exemption from registration under Rule 506 of Regulation D promulgated under the Securities Act. In addition, the Registrant issued warrants exercisable for five years to purchase 100,000 shares of our common stock at an exercise price of $10.42 per share and 100,000 shares of our common stock at an exercise price of $12.50 per share. The offering was made in compliance with definitions set forth in Rule 501 and certain applicable general conditions set forth in Rule 502. The Registrant filed a Form D notice of sale with the Securities and Exchange Commission within 15 days after the first sale.

     On December 31, 1999, the Registrant issued 11,364 shares of its common stock at $11.75 per share in consideration for all the assets of Crematory Society of Washington. See "Item 1. Description of Business - History of the Neptune Society." The shares were issued to Crematory Society of Washington, Inc., a Washington corporation whose sole shareholder is John C. Ayres, in reliance upon an exemption from registration under Rule 506 of Regulation D promulgated under the Securities Act. The offering was made in compliance with the definitions set forth in Rule 501 and certain applicable general conditions set forth in Rule 502. The Registrant filed a Form D notice of sale with the Securities and Exchange Commission within 15 days after the first sale.

     On December 31, 1999, the Registrant issued 11,364 shares of its common stock at $11.75 per share to Charles S. Wetmore as consideration for entering into a non-compete agreement with us. The shares were issued in reliance upon an exemption from registration under Rule 506 of Regulation D promulgated under the Securities Act. The offering was made in compliance with the definitions set forth in Rule 501 and certain applicable general conditions set forth in Rule 502. The Registrant filed a Form D notice of sale with the Securities and Exchange Commission within 15 days after the first sale.

     On March 15, 2000, in connection with the Registrant's acquisition of Cremation Society of Iowa, the Registrant issued John Bethel and David Noftsger, the co-founders and shareholders of Cremation Society of Iowa, options for each of them to purchase 10,000 shares common stock at $13.00 per share as consideration for entering into employment and non-competition agreements. The Registrant issued 30,000 shares to Mr. Bethel and 30,000 shares to Mr. Noftsger. The shares were issued pursuant to Rule 506 of Regulation D.

     On July 17, 2000, the Registrant acquired a Portland, Oregon funeral and cremation business for the following consideration: a three-year $1,000,000 convertible debenture and 313,308 common shares of the Registrant at a value of $13.25 per share. See "Oregon Acquisition." In connection with the Oregon acquisition, the Registrant also granted stock options to purchase 10,000 shares of common stock to Michael Ashe, Vice-President of Oregon operations, vesting July 1, 2001, at an exercise price of $13.25 per share, expiring July 1, 2003. The three-year $1,000,000 convertible debenture bears interest at the rate of 8%, payable in monthly installments. The debenture is convertible into 83,333 shares of common stock upon election of the holder at any time between the first anniversary of the closing date and the due date. Upon our notification of our intention to redeem the debenture, the holder has the right to convert the debenture, or accept the redemption and receive a warrant to purchase the number of shares of our common stock calculated by dividing the then principal amount by $12.00 at the time of the redemption. The warrant is exercisable at $12.00 per share until July 2003. The fair value of the beneficial conversion feature, $115,000, was recorded as a credit to additional paid-in-capital and a discount to the carrying value of the debentures. The discount is being accreted to the redemption price of the debentures and results in an effective interest rate of 11.8%. We granted the purchaser piggyback registration rights pursuant to which we agreed to register, at our expense, the common stock in the event we filed a registration statement at our expense, to register any of our securities for our own account or for the account of other security holders. The convertible debenture, the common shares and options were issued in reliance upon an exemption from registration under Rule 506 of Regulation D.

     On August 9, 2000, the Registrant issued 500,000 shares of common stock at $14.00 per share for total proceeds of $7,000,000 pursuant to a private placement. The Registrant also issued 150,000 shares of common stock to Systematic Investments Establishment as a finder's fee in connection with the private placement. This offering was made to Engelbert Schreiber, Jr., a non-U.S. person, outside the United States. The Registrant paid Standard Securities Capital Corporation an agency fee of $75,000 in connection with the transaction. The securities were issued pursuant to an exemption from registration pursuant to Regulation S promulgated under the Securities Act.

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

     The Registrant's authorized capital consists of 25,000,000 common shares with a par value of $0.002 per share of which 7,661,369 common shares were issued as of December 31, 2000.

     All shares of common stock are of the same class and have the same rights, preferences and limitations. Holders of shares of common stock are entitled to receive dividends in cash, property or shares when and if the Registrant's our Board of Directors out of funds declares dividends legally available therefor. There are no limitations on the payment of dividends. The rights of holders of shares of common stock may not be modified other than by vote of majority of the shares of common stock voting on such modification. Because a quorum for a general meeting of shareholders can exist with one shareholder (proxy-holder) personally present, the rights of holders of shares of common stock may be modified by less than a majority of the issued shares of common stock. A quorum for a general meeting of shareholders is one shareholder entitled to attend and vote at the meeting who may be represented by proxy and other proper authority, holding at least a 33-1/3% of the outstanding shares of common stock. Holders of shares of common stock are entitled to one vote per share of common stock. Upon any liquidation, dissolution or winding up of our business, if any, after payment or provision for payment of all of our debts, obligations or liabilities shall be distributed to the holders of shares of common stock. There are no pre-emptive rights; subscription rights, conversion rights and redemption provisions relating to the shares of common stock and none of the shares of common stock carry any liability for further calls.

     The declaration of dividends on our shares is within the discretion of our board of directors and will depend upon the assessment of, among other factors, earnings, capital requirements and our operating and financial condition. At the present time, we anticipate that all available funds will be invested to finance the growth of our business.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to our bylaws, we shall indemnify all of our officers and directors for such expenses and liabilities, in such manner, under such circumstances, and to such extent as permitted by the Florida Business Corporation Act, Section 607.0850, as now enacted or hereafter amended. Unless otherwise approved by our board of directors, we shall not indemnify any of our employees who are not otherwise entitled to indemnification pursuant to our bylaws.

     Florida law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, that is, one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Our Articles of Incorporation and Bylaws also contain provisions stating that no director shall be liable to us or to any of our stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Florida law (for unlawful payment of dividends, or unlawful stock purchases or redemptions) or (4) a transaction from which the director derived an improper personal benefit. The intention of the foregoing provisions is to eliminate the liability of our directors or our stockholders to the fullest extent permitted by Florida law.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

         See Item 15.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     In April 2000, the Company dismissed Stonefield Josephson, Inc., its auditors and retained KPMG, LLP. This change was not a result of disagreements with the Predecessor auditors.

     Stonefield Josephson, Inc. has not been associated with any of our financial statements subsequent to the audit report by Stonefield Josephson, Inc. dated June 11, 1999 covering the twelve months ended December 31, 1998. The change in independent auditors was effective for the three months ended March 31, 1999, was approved by our Board of Directors, and was not due to any disagreement between the Company and Stonefield Josephson, Inc. on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure. Stonefield Josephson, Inc.'s reports on our financial statements for the fiscal years ended December 31, 1998 and 1997 contain no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting opinion.

     During the periods described above and through April 2000, there were no disagreements with Stonefield Josephson, Inc. on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Stonefield Josephson, Inc. would have caused them to make reference thereto in their report on our financial statements for the period. We have authorized Stonefield Josephson, Inc. to respond fully to any subject matter of any potential disagreement with respect to our financial statements.

     We have not been advised by Stonefield Josephson, Inc. of any of the following:

     (a) lack of internal controls necessary for us to develop reliable financial statements;

     (b) any information that has come to the attention of our auditors that has led them to no longer be able to rely on management's representations or that has made them unwilling to be associated with the financial statements prepared by management;

     (c) any need to expand significantly the scope of our auditors' audit or information that has come to our auditors' attention during the two fiscal years prior to and preceding the change in our independent auditors that, if further investigated, would:

          (i) materially impact the fairness or reliability of the previously issued audit report or the financial statements issued or covering that period; or
          (ii) cause our auditors to become unwilling to rely on management's representations or that has made them unwilling to be associated with our financial statements, or due to the replacement of Stonefield Josephson, Inc. or any other reason, our auditors did not so expand the scope of the audit or conduct such further investigation; or

     (d) any information that has come to their attention that has led them to conclude that such information materially impacts the fairness or reliability of the audit reports or the financial statements issued covering the two financial years prior to and preceding the change in our independent auditors (including information that, unless resolved, to the satisfaction of such auditors, would prevent it from rendering an unqualified audit report on those financial statements) and due to the replacement of Stonefield Josephson, Inc. or any other reason, any issue has not been resolved to such auditors' satisfaction prior to Stonefield Josephson, Inc. replacement.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

                              NEPTUNE SOCIETY, INC
                                AND SUBSIDIARIES


                   Index to Consolidated Financial Statements


                                                                            Page
                                                                            ----

Independent Auditors' Report ................................................F-1

Independent Auditors' Report ................................................F-2

Audited Consolidated Financial Statements:

     Consolidated Balance Sheets ............................................F-3

     Consolidated Statements of Operations ..................................F-4

     Consolidated Statements of Shareholders' Equity ........................F-5

     Consolidated Statements of Cash Flows ..................................F-6

     Notes to Consolidated Financial Statements .............................F-7


(a)  Exhibits


      Exhibit
      Number    Description
  ------------------------------------------------------------------------------

     3.1(1) Articles of Incorporation of L R Associates, Inc., filed January 4, 1985

     3.2(1) Articles of Amendment of L R Associates, Inc. changing name to Lari Corp., filed August 3, 1998

     3.3(1) Articles of Amendment of Lari Corp. changing name to Neptune Society, filed April 26, 1999

     3.4(1) Articles of Amendment of Neptune Society filed May 9, 2000, effecting a combination of the Corporation's shares of common stock

      Exhibit
      Number    Description
  ------------------------------------------------------------------------------

     3.5(1)    Bylaws of Neptune Society

     10.1(1)   Form of Stock Option Plan

     10.2(1) Share Purchase Agreement dated for reference March 26, 1999 by and between Lari Acquisition Company, Inc., Emanuel Weintraub Inter Vivos Trust, Emanuel Weintraub, Neptune Management Corp., Heritage Alternatives, Inc., Neptune Pre-Need Plan, Inc.and Lari Corp.

     10.3(1) Share Purchase Agreement dated March 31, 1999 by and between Lari Acquisition Company, Inc., Lari Corp. and Stanley Zicklin

     10.4(1) Share Purchase Agreement dated March 31, 1999 by and between Lari Acquisition Company, Inc., Lari Corp. and Jill Schulman

     10.5(1) Agreement dated August 1, 1999 by and between Lari Acquisition Company, Inc., Neptune Society and Stanley Zicklin

     10.6(1) Agreement dated August 1, 1999 by and between Lari Acquisition Company, Inc., Neptune Society, Emmanuel Weintraub and Emmanuel Weintraub Inter Vivos Trust

     10.7(1) Interest Purchase Agreement dated for reference March 31, 1999 by and between Neptune Management Corp. Lari Corp., Lari Acquisition Company, Inc. and the limited partners of Neptune-Los Angeles, Ltd., Neptune-Santa Barbara, Ltd., Neptune-Miami, Ltd., Neptune-St.Petersburg, Ltd., Neptune-Ft.Lauderdale, Ltd., Neptune-Nassau, Ltd., Neptune-Yonkers, Ltd.

     10.8(1) Interest Purchase Agreement dated for reference March 31, 1999 by and between Heritage Alternatives, Inc., Lari Corp., Lari Acquisition Company, Inc. and the limited partners of Heritage Alternatives, L.P.

     10.9(1) Consulting Agreement dated March 31, 1999 by and between Lari Acquisition Company, Inc. and Emanuel Weintraub

     10.10(1) Amendment to Consulting Agreement dated August 1, 1999 by and between Lari Acquisition Company, Inc. and Emanuel Weintraub

      Exhibit
      Number    Description
  ------------------------------------------------------------------------------

     10.11(1) $19,000,000 Promissory Note dated March 31, 1999 by Lari Acquisition Company, Inc.

     10.12(1) Amendment to $19,000,000 Promissory Note dated August 1, 1999 by Lari Acquisition Company,Inc. in favor of Emanuel Weintraub Inter Vivos Trust

     10.13(1)  $2,000,000   Promissory   Note  dated  March  31, 1999  by  Lari
               Acquisition Company, Inc.

     10.14(1) Amendment to $2,000,000 Promissory Note dated August 1, 1999 by Lari Acquisition Company, Inc. in favor of Emanuel Weintraub Inter Vivos Trust

     10.15(1) Pre-Need Trust Agreement dated October 1, 1993 by and between Neptune Management Corp. and Sunbank/South Florida, N.A.

     10.16(1) Asset Purchase Agreement dated March 31, 1992 by and between Heritage Cremation Services, Inc., Joseph Estephan, Elie Estephan and Emanuel Weintraub

     10.17(1)  Form of Commissioned Contractor Agreement

     10.18(1) Agency Agreement dated for reference July 22, 1999 by and between Neptune Society and Standard Securities Capital Corporation

     10.19(1) Amendment to Agency Agreement dated August 5, 1999 by and between Neptune Society and Standard Securities Capital Corporation

     10.20(1)  Form of Subscription Agreement

     10.21(1)  Form of Registration Rights Agreement

     10.22(1)  Debenture and Warrant Purchase Agreement dated November 24, 1999.

     10.23(1)  Form of Convertible Debenture

      Exhibit
      Number    Description
  ------------------------------------------------------------------------------

     10.24(1) Asset Purchase Agreement dated December 31, 1999, by and among Neptune Society, Crematory Society of Washington, Inc., and John C. Ayres.

     10.25(1) Asset Purchase Agreement dated March 15, 2000, by and among Neptune Society, Cremation Society of Iowa, Inc., Dave Noftsger, and John Bethel

     10.26(1) Asset Purchase Agreements and Merger Agreement dated July 5,2000, by and among Neptune Society,Heritage Memorial,Community Memorial Centers, David Schroeder, and Michael Ashe

     10.26(1) Agency Agreement dated for reference July 31, 2000 by and between Neptune Society and Standard Securities Capital Corporation

        16.1   Letter of Stonefield Josephson, Inc.

     21.1(1)   List of Subsidiaries of the Registrant

  ----------------------
(1) Previously filed on February 12, 2001.

                               NEPTUNE SOCIETY, INC
                                AND SUBSIDIARIES


                   Index to Consolidated Financial Statements




                                                                                                            Page
Independent Auditors' Report ................................................................................F-1

Independent Auditors' Report ................................................................................F-2

Audited Consolidated Financial Statements:

     Consolidated Balance Sheets - As of December 31, 1999 and 2000 .........................................F-4

     Consolidated Statements of Operations - For the year ended December 31, 1998, the three months ended March 31, 1999, the nine months ended December 31, 1999 and year ended December 31, 2000 .......................................................................F-5

     Consolidated Statements of Shareholders' Equity - For the year ended December 31, 1998 the three months ended March 31, 1999, the nine months ended December 31, 1999 and the year ended December 31, 2000 ...................................................................F-6

     Consolidated  Statements  of Cash Flows - For the year ended  December 31, 1998, the three months ended March 31, 1999, the nine months ended December 31, 1999 and the year ended December 31, 2000 ...................................................................F-7

     Notes to Consolidated Financial Statements .............................................................F-8


                           Stonefield Josephson, Inc.
                          Certified Public Accountants
                          Business & Personal Advisors
                Members: DFK, IAPA, Institute of Profit Advisors



                          Independent Auditors' Report

Board of Directors
The Neptune Society
Burbank, California



     We have audited the accompanying combined statements of income (operations), stockholders' equity and cash flows of The Neptune Society for the year ended December 31, 1998 (restated). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of The Neptune Society as of December 31, 1998, and the results of their operations and cash flows for the years ended December 31, 1998 and 1997, in conformity with generally accepted accounting principles.


/s/ Stonefield Josephson, Inc.
CERTIFIED PUBLIC ACCOUNTANTS
Santa Monica, California
June 11, 1999



1620 26th Street, Suite 400 South            One Post Street, Suite 3300
Santa Monica, CA  90404-4041                 San Francisco, CA  98104-9572
310 453-9400 FAX 310 453-1187                415 981-9400 FAX 415 391-2310

2121 N. California Blvd., Suite 900          4400 MacArthur Blvd., Suite 400
Walnut Creek, CA  94596-7306                 Newport Beach, CA  92660-2519
925 938-9400 FAX 925 930-0107                949 653-9400 FAX 949 851-4669

                              www.sjaccounting.com

KPMG

    355 South Grand Avenue
    Suite 2000
    Los Angeles, CA  90071-1588



                          Independent Auditors' Report


The Board of Directors
The Neptune Society, Inc.:


     We have audited the accompanying consolidated balance sheets of Neptune Society, Inc. and Subsidiaries (Successor Company) as of December 31, 1999 and 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for the nine months ended December 31, 1999 and the year ended December 31, 2000, respectively, (Successor Company Period) and the combined statements of operations, shareholders' equity, and cash flows of Neptune Society (Predecessor Company) for the three month period ended March 31, 1999 (Predecessor Company Period). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the aforementioned Successor consolidated financial statements present fairly, in all material respects, the financial position of Neptune Society, Inc. and Subsidiaries as of December 31, 1999 and 2000, and the results of their operations and their cash flows for the Successor Company Period, in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the aforementioned Predecessor Company combined financial statements present fairly, in all material respects, the results of their operations and their cash flows for the Predecessor Company Period, in conformity with accounting principles generally accepted in the United States of America.


     As discussed in Note 3 to the consolidated financial statements, the Company changed its method of revenue recognition in 2000.

     As discussed in Note 1 to the consolidated financial statements, effective March 31, 1999, all of the outstanding capital stock of the Predecessor Company was acquired in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.


     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.





Los Angeles, California                                          /S/  KPMG LLP

March 16, 2001

                        Neptune Society, Inc.
                      Consolidated Balance Sheets
                      December 31, 1999 and 2000



                                                          1999                 2000
                                                   -------------------  -------------------
                Assets (Note 5)
Current assets:
  Cash                                              $     6,825,533            1,065,339
  Accounts receivable                                       178,310              234,370
  Prepaid expenses and other current assets                  42,342              121,061
                                                   -------------------  -------------------
                            Total current assets          7,046,185            1,420,770

Property and equipment, net                                 544,194            2,365,806
Names and reputations, net                               26,276,543           29,451,385
Non compete agreements, net                                 145,000              474,051
Deferred financing costs                                  1,028,722            1,208,081
Deferred tax asset                                          254,128                    -
Deferred charges and other assets                           662,101            2,572,340
                                                   -------------------  -------------------
                                                    $    35,956,873           37,492,433
                                                   ===================  ===================
      Liabilities and Shareholders' Equity
Current liabilities:
  Current portion of long-term debt                 $    10,629,778            5,748,946
  Accounts payable                                          498,007            1,399,538
  Accrued and other current liabilities                     562,425            1,132,671
                                                   -------------------  -------------------
                       Total current liabilities         11,690,210            8,281,155

Long-term debt                                            5,721,912              100,878

Convertible debentures                                    4,438,000            5,937,303

Other liabilities                                            39,814              467,087

Deferred pre-need revenues                                1,682,014            6,598,247
                                                   -------------------  -------------------
                                                         23,571,950           21,384,670
                                                   -------------------  -------------------
Shareholders' equity:
  Common stock, $.002 par value,
    25,000,000 shares authorized, 6,597,727
    and 7,661,369 shares issued andoutstanding
    at December 31, 1999 and 2000, respectively              13,195               15,323

  Additional paid-in capital                             14,261,362           26,821,240

  Accumulated deficit                                    (1,889,634)         (10,728,800)
                                                    -------------------  -------------------
                      Total shareholders' equity         12,384,923           16,107,763
                                                    -------------------  -------------------
                                                    $    35,956,873           37,492,433
                                                    ===================  ===================



 See accompanying notes to consolidated financial statements.

                                             Neptune Society, Inc.
                                    Consolidated Statements of Operations
                              Year ended December 31, 1998, three months ended
                            March 31, 1999, nine months ended December 31, 1999,
                                       and year ended December 31, 2000


                                            Predecessor      Company         |     Successor              Company
                                        ----------------------------------   |    -----------------------------------
                                                                             |
                                           Year ended      Three months      |
                                          December 31,      ended March      |  Nine months ended        Year ended
                                              1998           31, 1999        |  December 31, 1999     December 31, 2000
                                        ----------------------------------   |-------------------------------------------
                                           (Restated)                        |
 Revenues:                                                                   |
   Services and merchandise           $     6,895,833          2,128,857     |       4,595,014             6,187,708
   Non-recurring trust liquidation                  -            525,467     |               -                     -
   Management and finance fees                969,300            307,196     |       1,093,156             1,500,996
                                        ----------------- ----------------   |--------------------- ---------------------
                     Total revenues         7,865,133          2,961,520     |       5,688,170             7,688,704
                                                                             |
 Costs and expenses                         3,757,829          1,198,469     |       2,252,169             4,451,463
                                        ----------------- ----------------   |--------------------- ---------------------
                      Gross profit          4,107,304          1,763,051     |       3,436,001             3,237,241
                                                                             |
 General and administrative expenses        2,847,073            748,385     |       3,031,854             6,003,059
 Compensation to principal shareholder      2,200,473            430,090     |               -                     -
 Amortization expense                               -                  -     |       1,024,446             1,685,427
 Professional fees                            668,894            535,878     |         339,836             1,244,836
                                        ----------------- ----------------   |--------------------- ---------------------
 Total general and administrative           5,716,440          1,714,353     |       4,396,136             8,933,322
 expenses                                                                    |
                                                                             |
   Income (loss) from operations          (1,609,136)             48,698     |       (960,135)            (5,696,081)
                                                                             |
 Interest expense                                  -                  -      |       1,183,627             2,485,030
                                        ----------------- ----------------   |--------------------- ---------------------
                                                                             |
   Income (loss) before income taxes      (1,609,136)             48,698     |     (2,143,762)            (8,181,111)
                                                                             |
 Income tax (benefit) expense                      -                  -      |       (254,128)               254,128
                                        ----------------- ----------------   |--------------------- ---------------------
                                                                             |
   Income (loss) before cumulative                                           |
   effect of change in accounting         (1,609,136)             48,698     |      (1,889,634)            (8,435,239)
   principle                                                                 |
                                                                             |
 Cumulative effect of change in                                              |
   accounting principle                            -                  -      |              -               (403,927)
                                         ----------------- ----------------  | --------------------- ---------------------
                                                                             |
                     Net income (loss)   $(1,609,136)            48,698      |     (1,889,634)            (8,839,166)
                                         ================= ================  | ===================== =====================
 Earnings (loss) per share - Basic and Diluted                               |
     Income (loss) before cumulative effect                                  |
          of change in accounting principle                                  |          (0.31)                (1.19)
                                                                             |
 Cumulative effect on prior years of changing                                |
   to a different revenue recognition method                                 |              -                 (0.06)
                                                                             |
 Earnings (loss) per share - Basic and Diluted                               |          (0.31)                (1.24)
                                                                             |
 Weighted average number of shares-                                          |
   Basic and Diluted                                                         |       6,122,569             7,104,475


          See accompanying notes to consolidated financial statements.

                                            Neptune Society, Inc.
                               Consolidated Statements of Shareholders' Equity
                              Year ended December 31, 1998, three months ended
                             March 31, 1999, nine months ended December 31, 1999
                                      and year ended December 31, 2000

                                               Common Stock
                                                                      Additional                               Total
                                                                       paid-in        Accumulated          shareholders'
                                           Shares        Amount        capital          deficit                equity
                                        ------------- ------------- --------------  ----------------    -------------------
 Predecessor Company:
    Balance at December 31, 1997
           as previously reported                                                                        $   19,277,244
    Prior period adjustment for
          revision in method of accounting
          for Pre-Need revenues and
          Deferred Procurement costs                                                                          6,699,430
                                                                                                        ------------------
    Balance at December 31, 1997                                                                              2,577,814
    Net Loss (restated)                                                                                      (1,609,136)
    Distribution to all owners                                                                                 (161,000)
                                        ------------- ------------- -------------- ----------------    -------------------
    Balance at December 31, 1998
              (as restated)                                                                                     807,678
                                        ------------- ------------- -------------- ----------------    -------------------
    Net Income                                                                                                   48,698
    Distribution to owners                                                                                      (64,000)
                                        ------------- ------------- -------------- ----------------    -------------------
    Balance at March 31, 1999                                                                            $      792,376
                                        ============= ============= ============== ================    ===================
 Successor Company:
    Balance at March 31, 1999             1,500,000        3,000        198,000                -                201,000
    Exercise of warrants                  4,000,000        8,000        792,000                -                800,000
    Issuance of common stock for
    acquisition of Predecessor              500,000        1,000      4,999,000                -              5,000,000
                                          ------------- ------------- -------------- ----------------    -----------------
    Balance after effects of
     acquisition of Predecessor           6,000,000       12,000      5,989,000                -               6,001,000

    Net loss                                      -            -              -       (1,889,634)           (1,889,634)
    Issuance of common stock, net
      of $473,690 of offering costs         575,000        1,150      6,425,160                -               6,426,310
    Issuance of common stock
      for acquisitions                       22,727           45        249,953                -                 249,998
    Discount on convertible debentures            -            -        562,000                -                 562,000
    Detachable warrants issued
      with convertible debentures                 -            -        670,409                -                 670,409
    Shares issued in connection with
      long-term debt                              -            -        364,840                -                 364,840
                                        ------------- ------------- -------------- ----------------    -------------------
    Balance at December 31, 1999          6,597,727       13,195     14,261,362       (1,889,634)             12,384,923
                                        ------------- ------------- -------------- ----------------    -------------------
    Net loss                                       -           -              -       (8,839,166)             (8,839,166)
    Issuance of common stock, net
      of $82,500 of offering costs           658,334       1,317      7,006,178                -               7,007,495
    Issuance of common stock
      for acquisitions                       373,308         747      4,987,672                -               4,988,419
    Discount on convertible debentures             -           -        115,000                -                 115,000
    Compensation related to stock options          -           -         51,081                -                  51,081
    Shares issued in connection with
      long-term debt                          32,000          64        399,947                -                 400,011
                                        ------------- ------------- -------------- ----------------    -------------------
    Balance at December 31, 2000           7,661,369    $ 15,323     26,821,240      (10,728,800)             16,107,763
                                        ============= ============= ============== ================    ===================

          See accompanying notes to consolidated financial statements.

                                              Neptune Society, Inc.
                                      Consolidated Statements of Cash Flows
                         Year ended December 31, 1998, three months ended March 31, 1999 nine months ended December 31, 1999 and year ended December 31, 2000

                                                              Predecessor Company         |           Successor Company
                                                       ---------------------------------  |    ------------------------------------
                                                       December 31, 1998  March 31, 1999  |    December 31, 1999  December 31, 2000
                                                       -----------------  --------------  |    -----------------  -----------------
                                                                                          |
                                                          (Restated)                      |
Cash flows from operating activities:                                                     |
  Net income (loss)                             $         (1,609,136)            48,698   |         (1,889,634)         (8,839,166)
  Adjustments to reconcile net income (loss) to net                                       |
    net cash provided by (used in) operating activities:                                  |
      Depreciation and amortization                           50,786              9,611   |          1,069,898           1,886,203
        Gain on sale of property and equipment                (3,736)                 -   |                  -                   -
      Accretion of discount on notes payable                       -                  -   |            932,253             697,783
        Non-cash interest & amortization of deferred                                      |
          finance costs -                  -                       -           1,126,306  |
        Stock compensation                                         -                  -   |                  -              51,081
      Deferred tax benefit                                         -                  -   |           (254,128)            254,128
      Change in operating assets and liabilities:                                         |
        Accounts receivable                                1,154,296            145,811   |           (178,310)            (56,060)
        Prepaid expenses and other current assets             30,022              4,924   |            (32,642)            (12,710)
        Deferred charges and other assets                   (182,201)           (65,659)  |           (660,101)         (2,481,375)
        Accounts payable                                      (3,892)           306,892   |             10,108             901,531
        Accrued and other liabilities                        160,198            (38,843)  |            232,652             903,531
        Deferred preneed revenues                            573,026            149,082   |          1,682,014           4,916,233
                                                       -----------------  --------------  |    -----------------  -----------------
 Net cash provided by (used in) operating activities:        169,363            560,516   |            912,110            (732,485)
                                                       -----------------  --------------  |    -----------------  -----------------
 Cash flows from investing activities:                                                    |
   Purchases of property and equipment                         1,740             (7,934)  |           (156,872)           (216,803)
   Acquisitions, net of cash acquired                              -                  -   |         (1,814,455)           (703,620)
                                                       -----------------  --------------  |    -----------------  -----------------
 Net cash provided by (used in) investing activities           1,740             (7,934)  |         (1,971,327)           (920,423)
                                                       -----------------  --------------  |    -----------------  -----------------
 Cash flows from financing activities:                                                    |
   Payments on notes payable                                       -                  -   |         (4,548,005)        (11,864,781)
   Proceeds from issuance of debt, net                             -                  -   |          5,005,439             750,000
   Net proceeds of common stock issued                             -                  -   |          6,426,310           7,007,495
   Proceeds from exercise of warrants                              -                  -   |            800,000                   -
   Distribution to owners                                   (160,500)           (64,000)  |                  -                   -
                                                       -----------------  --------------  |    -----------------  -----------------
 Net cash provided by(used in)financing activities          (160,500)           (64,000)  |          7,683,744          (4,107,286)
                                                       -----------------  --------------  |    -----------------  -----------------
 Net increase (decrease) in cash                              10,603            488,582   |          6,624,527          (5,760,194)
                                                                                          |
 Cash, beginning of period                                   601,767            612,370   |            201,006           6,825,533
                                                       -----------------  --------------  |    -----------------  -----------------
 Cash, end of period                                         612,370          1,100,952   |          6,825,533           1,065,339
                                                       =================  ==============  |    =================  =================
 Supplemental disclosure of cash flow information -                                       |
   cash paid during the period for interest                        -                  -   |            186,921             659,000
                                                       =================  ==============  |    =================  =================
 Supplemental disclosure of noncash investing                                             |
    and financing activities:                                                             |
 Detachable warrants issued with convertible debentures            -                  -   |            670,409
   Discount on note payable                                        -                  -   |            926,840             115,000
   Common stock issued for acquisitions                            -                  -   |          5,249,998           4,988,419
   Notes issued for acquisition                                    -                  -   |         19,968,529           1,000,000
                                                       =================  ==============  |    =================  =================


 See accompanying notes to consolidated financial statements



(1)  The Business, Basis of Presentation and Liquidity

     Neptune Society, Inc., a Florida Corporation, is the holding company for Neptune America, Inc., a California Corporation. Neptune Management
     Corporation and Heritage Alternatives, Inc. are wholly owned subsidiaries of Neptune America, Inc. and engage in marketing and administering pre-need and at-need cremation services in California, Florida, New York and Washington. Neptune Society, Inc. operates crematories in Los Angeles, California and Spokane, Washington, Portland, Oregon and Ankeny, Iowa.

     On March 31, 1999, Lari Corp. paid $1,000,000 cash, $310,000 in transaction costs, 500,000 shares of common stock valued at $5,000,000 and $21,000,000 of promissory notes valued at $19,968,529, (for total consideration of $26,278,529, see Note 7 for allocation of the purchase price), to acquire all of the outstanding shares and cause to be acquired the partnership interests of the following entities (collectively referred to as the Predecessor Company):

                  Neptune Management Corp.
                  Neptune Pre-Need Plan, Inc.
                  Heritage Alternatives, Inc.
                  Heritage Alternatives, L.P.
                  Neptune Funeral Services, Inc.
                  Neptune Funeral Services of Westchester, Inc.
                  Neptune-Los Angeles, Ltd.
                  Neptune-Santa Barbara, Ltd.
                  Neptune-Ft. Lauderdale, Ltd.
                  Neptune-St. Petersburg, Ltd.
                  Neptune-Miami, Ltd.
                  Neptune-Westchester, Ltd.
                  Neptune-Nassau, Ltd.

     The business combination was accounted for using the purchase method of accounting, and the excess of the purchase price over the fair value of identifiable net liabilities acquired, $26,809,237 was recorded as names and reputations. In addition, the Company entered into a three-year $1,000,000 consulting agreement with the former controlling owner of the Predecessor. The financial statements of Lari Corp. prior to April 1, 1999 have not been included as they are not material to the Predecessor Company financial statements. In January 1999, Lari Corp. issued 1,000,000 shares of common stock and 4,000,000 warrants to purchase common stock for $200,000. The warrants were fully exercised in April 1999 for $800,000 and, with the proceeds from the sale of the 1,000,000 shares for $200,000, used to fund the acquisition. On April 26, 1999, Lari Corp. changed its name to Neptune Society, Inc. (the Successor Company). Collectively, the Predecessor Company and Successor Company are herein referred to as the Company.

     Since purchase accounting was reflected on the opening balance sheet of the Successor Company on April 1, 1999, the financial statements of the Successor Company are not comparable to the financial statements of the Predecessor Company. Accordingly, a vertical black line is shown to separate Successor Company financial statements from those of the Predecessor Company for periods ended prior to April 1, 1999.

     Liquidity

     As of December 31, 2000, the Company has a working capital deficit of $6,860,000 and has experienced operating losses over the past three years. These matters raise substantial doubt about the Company's ability to continue as a going concern. The Company is currently exploring various financing alternatives to address such working capital deficiency. No adjustments have been made to the consolidated financial statements to reflect the potential outcome of this uncertainty.

(2)  Summary of Significant Accounting Policies

     (a)  Principles of Consolidation

          The consolidated financial statements as of and for the nine months ended December 31, 1999 and the year ended December 31, 2000 present the consolidated accounts of Neptune Society, Inc. and subsidiaries. The operating results of Neptune Society, Inc. for the nine months ended December 31, 1999 equal those for the twelve months ended
          December 31, 1999. All significant intercompany balances and transactions have been eliminated in consolidation.

          The combined financial statements for the three months ended March 31, 1999 present the combined financial position and results of operations of the acquired Predecessor Companies. The Predecessor Companies have been presented on a combined basis as they were either owned or controlled by a certain individual, related trusts, or members of his family and the operations of each entity were interrelated.

          All significant intercompany balances and transactions have been eliminated in consolidation or combination.

     (b)  Revenue recognition

          At-need cremation services--The Company recognizes revenue on at-need cremation service and merchandise sales at the time the services are provided and the merchandise is delivered.

          Pre-need cremation arrangements--The Company sells pre-need cremation services and merchandise under contracts that provide for delivery of the services at the time of need. Revenues related to pre-need cremation services are recorded as revenue in the period the services are preformed. Upon written notice to the Company, customers are permitted to cancel the service portion of a pre-need arrangement and receive a refund, net of certain allowed administrative fees, of their trusted deposit.

          Prior to 2000, revenue related to merchandise sold with a pre-need cremation service arrangement was recognized upon physical delivery of the merchandise to the customer or upon satisfying certain state regulatory criteria , which, in California, Iowa, Washington and Oregon may be prior to the performance of cremation services. The Company considered such criteria met when the Company was permitted to receive one hundred percent of the unrestricted funds associated with the merchandise sale, the merchandise was in a condition for its intended use and the Company does not retain any specific performance obligations essential to the functionality of the merchandise, the customer accepted the merchandise as evidenced by a written transfer of title to the customer and certificate of ownership, and, also if the customer so requested, the Company stored the merchandise in an insured location on the customer's behalf until customer pick-up or the time of need, but no later than the customer's death. Customers that purchase pre-need cremation arrangements do not have cancellation rights with respect to the purchase of merchandise. (See Note 3 for a discussion of a change in this revenue recognition policy applicable to 2000.)

          Florida and New York do not release trust funds for cremation merchandise prior to the provision of cremation services, and as such, revenue related to merchandise sold with a pre-need cremation arrangement in these states is not recognized until the merchandise is delivered, which is generally concurrent with the period services are performed.

          The Company is allowed under state regulations in Iowa, Washington, Oregon and Florida to retain certain cash receipts received related to services to be performed in the future. These cash receipts are
          recorded  as  deferred   revenue  and  recognized  when  services  are
          provided.

          Pre-need installment sales--The Company also sells Pre-need cremation arrangements under installment plans. Under such plans, the customer makes an initial down-payment and pays the balance in monthly installments plus interest. To the extent that cash received is not trusted, the Company accounts for such cash as deferred revenue until the transaction qualifies for revenue recognition under its accounting policies. Due to the uncertainty of collections of such accounts, the Company records these transactions as cash is received.

     (c)  Trust Funds

          Depending upon the jurisdiction in which a pre-need arrangement is sold, the Company is required to place in trust or escrow certain, if not all, of the proceeds received from the sale of a pre-need arrangement. The trustors of such trusts are the purchasers of the pre-need arrangements. Funds deposited in trust are not segregated between amounts received for cremation services and funds received for merchandise. The Company does not have access to or control of the trust fund or escrow corpus and, therefore, such amounts are not reflected in the accompanying consolidated financial statements. Earnings on the trust funds and escrow deposits generally accumulate in the trust fund or escrow deposit until the cremation service is performed and the funds are released to the Company. The earnings on the trust funds are provided to the Company to offset inflation in costs to provide the cremation services. Accordingly, the Company recognizes such earnings as additional revenue at the time the cremation service is performed and the funds are released to the Company. However, California and Florida allow the Company to withdraw non-refundable fees from the trust on an annual basis in consideration for administering the funds activities. California allows a maximum fee of four percent of beginning year trust fund equity, subject to the trust fund's annual performance. A certain Florida trust fund allows the Company to withdraw the annual earnings of the fund as a fee, subject to meeting certain funding requirements. Such fees are recognized currently as management fees in the accompanying consolidated statements of operations.

          The Company records deferred revenue to the extent it is not required to place in trust or escrow funds received with respect to pre-need cremation services and merchandise upon which the Company's revenue recognition criteria have not been met. Where revenue is deferred, the related commission costs are deferred until the pre-need contracts are fulfilled (see Note 2(k)). Indirect costs of marketing pre-need cremation services are expensed in the period incurred.

          The fair value of the pre-need funeral trust assets summarized below were $33,314,000 and $36,680,000 at December 31, 1999 and 2000,
          respectively, which, in the opinion of management, exceeds the future obligations under such arrangements. Historical cost amounts are not available.

                                                        1999                2000
                                                  ------------------ -------------------
           Cash & Cash Equivalents                $    1,023,000           2,035,000
           Fixed income investment contracts           9,023,000           7,319,000
           Mutual funds and stocks                       884,000           4,715,000
           U.S. Government Investments                22,384,000          20,831,000
           Life Insurance                                      -           1,780,000
                                                  ------------------ -------------------
                        Total                     $   33,314,000          36,680,000
                                                  ================== ===================

          Under pre-need cremation services and merchandise arrangements funded through insurance purchased by customers from third party insurance companies, the Company earns a commission on the sale of the policies. Commission income, net of related expenses, are recognized at the point at which the commission is no longer subject to refund, generally 3 to 5 days after the contract is sold. Policy proceeds are paid to the Company as cremation services and merchandise are delivered.

     (d)  Cash and Cash Equivalents

          The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

     (e)  Property and Equipment

          Property and equipment are stated at cost. The costs of ordinary maintenance and repairs are charged to operations as incurred, while renewals and betterments are capitalized. Depreciation of property and equipment is computed based on the straight-line method over the following estimated useful lives of the assets:

            Leasehold improvements          Useful life or remaining lease term,
                                                whichever is shorter
            Furniture and fixtures          5 to 7 years
            Equipment                       5 years
            Nautical equipment              5 years
            Automobiles                     5 years


     (f)  Names and Reputations

          Names and Reputations consists of the excess of the purchase price paid over the fair value of identifiable net assets acquired in transactions accounted for as purchases. "Names and Reputations" is a term used in the death care industry and is similar to goodwill. Such amounts are amortized over 20 years using the straight-line method. Many of the acquired cremation service entities have provided high quality service to customers for generations. The resulting loyalty often represents a substantial portion of the value of a cremation business. The Company continually monitors the recoverability of this intangible asset based on the projections of future undiscounted cash flows of the acquired businesses. If impairment is indicated, then an adjustment will be made to reduce the carrying amount of the intangible asset to its fair value. At December 31, 2000, no impairment was deemed to have occurred. Accumulated amortization at December 31, 1999 and December 31, 2000 was $1,024,000 and $2,551,000,
          respectively.

     (g)  Non-compete agreements

          The Company amortizes its non-compete agreements over the expected period of benefit, not to exceed the contractual term of the agreements, generally 3 years. The Company monitors the recoverability of its non-compete agreements based on the projections of future undiscounted cash flows of the geographic area to which the non-compete agreement relates. If an impairment is indicated, then an adjustment will be made to reduce the carrying amount of the intangible asset to its fair value. At December 31, 2000, no impairment was deemed to have occurred. Accumulated amortization at December 31, 1999 and December 31, 2000 was $0 and $159,000, respectively.

     (h)  Advertising

          Costs of advertising are expensed as incurred. Advertising expense was approximately $204,000, $59,000, $185,000 and $373,000 for the year ended December 31, 1998, the three months ended March 31, 1999, the nine months ended December 31, 1999 and the year ended December 31, 2000, respectively.

     (i)  Income Taxes

          Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded to reduce deferred tax assets to their estimated net realizable value.

          As a result of the Company's continuing losses, during the year ended December 31, 2000, the Company established a valuation allowance against all of its deferred tax assets including previously recognized deferred tax assets of $254,128.

     (j)  Stock Option Plan

          The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," and continues to apply Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation plans.

     (k)  Deferred Obtaining Costs

          Deferred obtaining costs consist of sales commissions applicable to pre-need cremation service and merchandise sales. These costs are deferred and expensed in the period of performance of the services and delivery of merchandise covered by pre-need arrangements.

     (l)  Deferred Financing Costs

          Under certain debt agreements, the Company is obligated to pay a portion of the lender's expenses and loan origination costs. These costs are deferred and expensed as interest expense over the life of the associated debt.

     (m)  Computation of Earnings (Loss) Per Common Share

          For the  year  ended  December  31,  2000 and the  nine  months  ended
          December 31, 1999, basic and diluted loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. For the year ended December 31, 2000 and the nine months ended December 31, 1999, options to purchase 633,750 and 426,750, respectively, shares of common stock at prices ranging from $11.75 to $14.25 per share were not included in the computation of diluted loss per share because the effect would be anti-dilutive. Additionally 337,500 warrants to purchase common stock ranging from $10.42 to $12.50 per share were not included in the computation of diluted loss per share at December 31, 1999 and December 31, 2000 because the effect would be anti-dilutive.

     (n)  Fair Value of Financial Instruments

          The carrying amounts of cash and cash equivalents and current receivables and payables approximate fair value due to the short-term nature of these instruments. The fair value of the Company's long-term fixed rate debt is estimated using future cash flows discounted at rates for similar types of borrowing arrangements and approximates its carrying value.

     (o)  Use of Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (p)  Comprehensive Income (loss)

          Except  for  net  income   (loss)  the  Company   does  not  have  any
          transactions   or  other   economic   events  that  enter  into  other
          comprehensive income (loss) during the periods presented.

(3)  Change in Accounting Principle

     In response to the Securities and Exchange Commission's issuance of Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" (SAB No. 101), effective January 1, 2000, the Company changed its accounting policies applicable to pre-need merchandise sales. The implementation of SAB No. 101 had no effect on the consolidated cash flows of the Company.

     In response to SAB No. 101, the Company changed its revenue recognition accounting policy with respect to merchandise sold in a pre-need arrangement to defer revenue recognition until merchandise is physically delivered to the customer or upon the satisfaction of additional criteria beyond current state regulations. As of January 1, 2000, the Company has included a definitive delivery date, the requirement that stored merchandise be segregated and specifically identified by customer, not subject to being used to fill other orders, and exchange for a different piece of merchandise at a later date is remote. In addition, the merchandise must not be subject to claims of the Company's creditors, the risks and rewards of merchandise ownership must have transferred to the customer, and the Company's custodial risks are insurable and insured. Since the additional criteria had not been met for pre-need merchandise sales through December 31, 1999 a cumulative effect adjustment of $404,000 or $.06 per diluted share, was recorded at January 1, 2000 representing the cumulative effect of deferring revenues and costs of $488,000 and

     $84,000, respectively, on those sales for which our additional revenue recognition criteria had not been met. The Company has deferred revenues of $4,326,000 since January 1, 2000 until such time as the additional criteria noted above has been satisfied. Future pre-need merchandise sales will be recognized upon physical delivery of merchandise to the customer or upon satisfaction of the Company's current revenue recognition policy.

     The effect of this change on income before the cumulative effect of the accounting change, for the year ended December 31, 2000 was to increase net loss $3,613,000, or $.51 per diluted share. If the new accounting principle had been in effect for the nine months ended December 31, 1999, three months ended March 31, 1999 and the year ended December 31, 1998, net loss would have been $2,294,000, $280,000 and $2,268,000, respectively. The diluted loss per share for the nine-month period ended December 31, 1999 would have been $.37.

(4)  Property and Equipment

     Property and equipment is summarized as follows:

                                                                     December 31,            December 31,
                                                                         1999                    2000
                                                                  ------------------     ---------------------
      Land                                                         $           -                1,000,000
      Building                                                                 -                  404,000
      Furniture and fixtures                                             100,682                  195,828
      Nautical equipment                                                 110,000                  110,000
      Automobiles                                                         61,377                  117,308
      Equipment                                                          186,018                  461,963
      Leasehold improvements                                             131,569                  322,935
                                                                  --------------------      -------------------
                    Total property and equipment                         589,646                2,612,034

      Less accumulated depreciation and amortization                      45,452                  246,228
                                                                  --------------------      -------------------
                    Property and equipment, net                    $     544,194                2,365,806
                                                                  ====================      ====================

(5)  Long Term Debt

     Long-term debt at December 31, 1999 and 2000, respectively, is as follows:


                                                                                               1999                2000
                                                                                       -------------------   ------------------
          13% Convertible debentures, non-amortizing, interest accruing at 13% per
          year payable monthly at 6.5% per year, due February 24, 2005. See (b) below.  $    4,438,000          5,000,000

          Note  payable,  non-amortizing,  interest  accruing  at 9% per year on
          $5,635,905  payable in monthly  installments of $37,006.  Non-interest bearing on  $9,238,313.  Balance due in three  payments of $4,874,216,
          $5,275,562,  and $4,724,440,  on January 3, 2000 and July 31, 2000 and
          2001, respectively.  In July 2000, this note was amended to extend the due date of $4,724,440 to July 31, 2001. Secured by a first trust deed on all assets of the Company.
          See (a) & (e) below.                                                              14,874,218          4,724,440

                                                                                               1999                2000
                                                                                       -------------------   ------------------
          Note payable, non-interest bearing, payable in monthly installments of
          $40,000 per month, and one payment of $596,742 on March 31, 2001, with the $15,555 of monthly deferred  principal  earning 9% simple interest until paid in full. The note was  paid-in-full in August 2000. See (a)
          & (e) below.                                                                       1,227,472                  -

          Note   payable   to  a   private   investor,   non-interest   bearing,
          non-amortizing,  due on  September  30,  2001.  12,000  shares  of the
          Company's   common   shares  were  issued  in   connection   with  the
          transaction.  The value of these  shares is being  amortized  over the
          life of the note. See (c) below.                                                     250,000           1,000,000

          8% Convertible debentures, non-amortizing, interest accruing at 8% per year payable monthly, due July 17, 2003.  The balance is net of unaccreted discount of $62,497, arising from the beneficial conversion feature of the
          debentures.  See (d) below.                                                               -             937,503

          Notes payable, interest accruing at 9% payable in monthly installments
          of 937,503 $1,244 and $980, respectively, both notes due May 31, 2002.                    -               35,184

          Line of credit, interest accruing at 9%, interest only payable monthly,
          maximum limit $100,000, principle due April 1, 2002.                                      -               90,000
                                                                                       -------------------   ------------------
                                                                                           20,789,690           11,787,127
          Less current installments                                                        10,629,778            5,748,946
                                                                                       -------------------   ------------------
                                                                                        $  10,159,912            6,038,181
                                                                                       ===================   ==================


     (a) On August 1, 1999, a $19,000,000 note issued in connection with the acquisition of the Predecessor was amended as follows: i) $9,625,088 of the note became interest free in exchange for $76,000 cash, 137,500 warrants to acquire common shares at $12 per share and revised payment due dates of $386,776 on August 11, 1999, $4,172,476 on January 3, 2000 and $5,065,836
     on July 31, 2000, and ii) $9,374,912 retained its 9% interest rate and became due as follows: $3,739,008 on August 11, 1999, $701,740 on January 3, 2000 and $4,934,164 on July 31, 2000. The costs associated with the amendment and the fair value of the warrants issued have been deferred and recognized as an adjustment to the notes' interest rate on a prospective basis from August 1, 1999. The fair value of the warrants issued was estimated to be $401,324 based on the Black-Scholes option pricing model using the following assumptions: dividends yield of zero; expected volatility 20%; risk free interest rate 4.61%; and expected life of 4 years.

     (b) On December 30, 1999, the Company issued $5,000,000 of 13% convertible debentures due February 24, 2005. The debentures were issued with detachable warrants to acquire 100,000 common shares at $10.42 per share and 100,000 common shares at $12.50 per share. The fair value of the warrants, $670,409, was recorded as a deferred financing cost and a credit to additional paid-in-capital. The following assumptions were used in the Black Scholes pricing model: expected volatility of 20%, risk free interest rate of 5.11%, and the expected life of the warrants of 4 years. The amortization of such deferred financing cost results in an effective interest rate of 15.8%. In addition, the debentures are convertible to common stock at an initial conversion ratio of 10:1 (adjustable based on certain anti-dilution rights), or a total of 500,000 common shares. The intrinsic value of the beneficial conversion feature, $562,000, has been recorded as a credit to additional paid-in-capital and a discount to the related debt. The fair value of the Company's common stock is based on its quoted market price. Such discount was recognized as interest expense over the period up to the initial conversion date, September 30, 2000. Under the terms of the debenture purchase agreement, the Company has granted demand and piggy-back registration rights, at the Company's expense, for the resale of any shares received upon conversion or exercise of the debentures or warrants. The Company is also obligated to adjust the number of shares issuable under the convertible debentures and warrants if it issues additional shares of common stock under the following scenarios: (i) the Company issues shares for less than $10.00 in cash, in which case the debenture shall be convertible at the lower price or (ii) the Company issues shares without consideration in a transaction that results in the issuance of shares for consideration of less than $10.00 per share, in which case the debenture shall be convertible at a price adjusted to give effect to the lower value of the share issuance.

     (c) On March 31, 2000, the Company obtained an additional $750,000 loan from Private Investment Company, Ltd., bringing the total of the promissory note to $1,000,000. The note is an interest-free, non-amortizing, promissory note to be repaid no later than September 30, 2001. Financing costs of 12,000 common shares valued at $12.50 per share were paid in connection with this loan and are being amortized to interest expense over the life of the loan.

     (d) On July 17, 2000, the Company issued a three-year $1,000,000 convertible debenture in connection with the purchase of the Portland acquisition at an interest rate of 8%, payable in monthly installments. The debenture is convertible into 83,333 shares of our common stock upon election of the holder at any time between the first anniversary of the closing date and the due date. The intrinsic value of the beneficial conversion feature, $115,000 was recorded as a credit to additional paid-in-capital and a discount to the carrying value of the debentures. The discount is being accreted to the redemption price of the debentures and results in an effective interest rate of 11.8%. Upon our notification of our intention to redeem the debenture, the holder has the right to convert the debenture, or accept the cash payment and receive a warrant to purchase shares of our common stock calculated by dividing the then principal amount by $12.00 at the time of the redemption. The warrant shall be exercisable until July 2003. We granted the purchaser piggyback registration rights pursuant to which we agreed to register the purchasers' common stock in the event we file a registration statement, at our expense, to register any of our securities for our own account or for the account of other security holders.

     (e) On July 31, 2000, the Company restructured its note due to the Weintraub Trust. The Company i) repaid $1,297,778 ($1,024,000 carrying value) outstanding under its $2,000,000 acquisition note, ii) repaid $341,396 under the $19,000,000 acquisition note resulting in a remaining balance of $4,724,440 outstanding and extended the due date on such amount to July 31, 2001. In consideration for the extension of the due date, the Company guaranteed the difference between $47,250 and the aggregate cash to be received on the sale of 3,375 shares of the Company's common stock held by the Weintraub Trust monthly over the extension term (a total of 40,500 shares). As a result of the guarantee, the Company has paid and expensed $16,676 through December 31, 2000. The Company has recorded a liability and deferred financing costs for the fair value of such guarantee and adjustments to such liability are recorded through interest expense.

     The aggregate maturities of long-term borrowings after consideration of unaccreted discount at December 31, 2000 are as follows:

                  2001                          $      5,748,946
                  2002                                   100,678
                  2003                                   937,503
                  2004                                         0
                  2005 and thereafter                  5,000,000
                                                -----------------
                                                $     11,787,127


(6)  Shareholders' Equity

     (a)  Common Stock

          Effective as of May 19, 2000, the Company's Board of Directors authorized and effected a 1 for 2 reverse split of its common stock. Per share amounts in the accompanying consolidated financial statements give retroactive effect to the reverse stock split.

          In January 1999, Neptune Society, Inc., the Successor, issued 1,000,000 shares of common stock at $0.20 per share in a private placement. In addition, four share purchase warrants were issued with each share. In April 1999, the Company received gross proceeds of $800,000 from the exercise of the share purchase warrants. In July 1999, the Company entered into a private placement Agency Agreement for the sale of 583,334 shares of the Company's common stock at $12.00 per share. During 1999, 575,000 shares were sold under such agreement for gross proceeds of $6,900,000. The remaining 8,334 shares were sold for gross proceeds of $100,000 in January 2000. The Company paid an agency fee of $420,000 in connection with such private placement.

          In July 2000, the Company entered into a private placement Agency Agreement for the sale of 500,000 shares of the Company's common stock at $14.00 per share. On August 9, 2000, the private placement was closed for gross proceeds of $7,000,000. The Company paid an agency fee of $75,000, legal fees of $7,500 and a finder's fee of 150,000 of the Company's common shares valued at $2,100,000 in connection with such private placement.

     (b)  Stock Option Plan

          In 1999, the Board of Directors of the Company adopted the 1999 Stock Incentive Plan (Stock Option Plan) for the grant of qualified incentive stock options (ISO), stock options non-qualified and deferred stock and restricted stock. The exercise price for any option granted may not be less than fair value (110% of fair value for ISOs granted to certain employees). Under the Stock Option Plan, 900,000 shares are reserved for issuance. On December 31, 1999, 426,750 options to acquire common stock were granted at an exercise price of $11.75 per share, which was equal to the market value on such date. The options vest one year from the date of grant and expire three years from the date of grant. No options were canceled during 1999. At December 31, 2000 and 1999, 266,250 and 473,250 options, respectively, were available for grant.

          During the year ended December 31, 2000, 350,000 options to acquire common stock were granted at exercise prices ranging from $12.12 to $14.25 per share. The options vest one year from the date of grant and expire three years from the date of grant. In addition, 143,000 options were canceled during the year.

     (c)  Stock Compensation

          The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," and applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock based compensation plans. The following table is a summary of the Company's stock options outstanding as of December 31, 2000 and 1999 and the changes that occurred during the year ended December 31, 2000 and the nine months ended December 31, 1999.

                                                       2000                             1999
------------------------------------------------------------------------------------------------------------
                                            Number of        Weighted           Number of       Weighted
                                             Shares          Average            Shares          Average
                                            Underlying       Exercise           Underlying      Exercise
                                             Options         Prices             Options         Prices
------------------------------------------------------------------------------------------------------------
              Outstanding Beg of year       426,750           $ 11.75                 -         $  0.00
              Granted                       350,000           $ 12.82            426,750        $ 11.75
              Cancelled                    (143,000)          $ 11.85                 -         $  0.00
              Outstanding End of year       633,750           $ 12.32            426,750        $ 11.75
              Exercisable End of year       257,750           $ 11.75                 -         $  0.00
------------------------------------------------------------------------------------------------------------


          The following table further describes the Company's stock options outstanding as of December 31, 2000:

                                    Options Outstanding                      Options Exercisable
              --------------------------------------------------------------------------------------------
                                      Number      Weighted Ave.                   Number        Weighted
                  Range of         Outstanding     Remaining     Weighed Avg.   Exercisable      Average
               Exercise Prices     at 12/31/00       Life       Exercise Price  at 12/31/00    at 12/31/00
              --------------------------------------------------------------------------------------------
              $ 11.00 to $12.00    323,750        2.00 years      $ 11.75        257,750        $11.75
              $ 12.01 to $13.00    124,000        2.17 years      $ 12.12              -        $ 0.00
              $ 13.01 to $14.00    170,000        2.60 years      $ 13.28              -        $ 0.00
              $ 14.01 to $14.25     16,000        2.56 years      $ 14.02              -        $ 0.00
                                   -------        ----------      -------        -------        -------
              Total                633,750        2.21 years      $ 12.29        257,750        $11.75

          SFAS 123 applies only to options granted since April 1, 1999. If the Company had elected to recognize compensation cost for its stock options based on the fair value at the grant dates for awards under those plans, in accordance with SFAS 123, net earnings and earnings per share for the year ended December 31, 2000 and the nine months ended December 31, 1999 would have been as follows:

                                                        1999           2000
        -----------------------------------------------------------------------
        Net loss                    -as reported   $  (8,839,166)   $(1,899,634)
                                    -pro forma     $ (10,396,000)   $(1,899,634)

        Basic and diluted loss per  -as reported   $  (1.24)        $   (.31)
         common share               -pro forma     $  (1.46)        $   (.31)


          The fair value of the Company's stock options used to compute pro forma net earnings and earnings per share disclosures are the estimated present value at grant date using the Black-Scholes option-pricing model.

                                        1999                         2000
                                        ----                         ----
        Dividend yield                   --                                --
        Expected volatility              20%                       30.5%-34.5%
        Risk-free interest rate         6.29%                      6.02%-6.77%
        Expected life of option        3 years                         3 years


          The weighted-average fair value of options granted during December 31, 1999 and 2000 was $2.60 and $2.84, respectively.

(7)  Acquisitions

     As described in Note 1, during 1999, the Company acquired all of the outstanding shares and caused to be acquired the limited partnership interests of the Predecessor Company. This transaction has been accounted for utilizing the purchase method of accounting and the results of operations of the acquired businesses have been included in the Company's results of operations from the respective dates of acquisition.

     The amounts and components of the purchase price and the allocation of the purchase price to assets and liabilities acquired are as follows:

       Cash (including $310,000 of transaction costs)         $       1,310,000
       Common Stock                                                   5,000,000
       Fair value of $21,000,000 of notes issued                     19,968,529
                                                              ------------------
                                                              $      26,278,529
                                                              ==================


        Property and equipment                                $       326,774
        Names and reputations                                      26,809,237
        Current liabilities                                          (857,482)
                                                             -------------------
                                                              $    26,278,529
                                                             ===================


     The fair value of the 500,000 common shares issued in connection with the purchase of the Predecessor was based on the market value of the Company's common stock before and after the acquisition.

     Accounting Principles Board Opinion No. 16, Business Combinations, requires that obligations to perform future services acquired in a purchase business combination be recorded by the acquiring company at the present value of the costs that will be incurred to perform the future services plus an allowance for normal profit on those costs to perform the future services. No purchase price consideration was allocated to the Predecessor's deferred service revenue as the future additional cash consideration to be received by the Company (in the form of trust proceeds) exceeds the fair value of the future services to be performed. In addition, because the company had sufficient inventory to satisfy the Predecessor's pre-need merchandise sales, the fair value of the remaining commitment with respect to such merchandise is negligible.

     On December 31, 1999, the Company acquired a crematory in Spokane, Washington for $500,000 cash and 22,727 shares of common stock for a total purchase price of $749,998 under an asset purchase agreement and a non-compete agreement. The business combination was accounted for using the purchase method of accounting and the excess of the purchase price over the fair value of identifiable net assets acquired, $491,752, has been recorded as names and reputations. The purchase agreement also contains provisions for additional consideration to be paid based on future earnings of the acquired entity. In addition, the Company is obligated to pay additional consideration, not to exceed $125,000, based on the future market price of the Company's common stock. Amounts paid as additional consideration, if any, in accordance with the purchase agreement will be recorded as additional purchase price. Such amounts are not contingent upon employment of the seller with the Company. Pro forma results of operations for 1998 and 1999 as if the Spokane, Washington acquisition had occurred on January 1, 1998 are not significantly different from the reported operating results.

     In March 2000, the Company acquired all of the outstanding stock of the Cremation Society of Iowa, Inc. in exchange for 80,516 shares of the Company's common stock with a fair value of $1,000,000 and $110,000 in cash.

     In August, 2000, the Company renegotiated the purchase price for Cremation Society of Iowa to 48,309 shares of the Company's common stock, with a fair value of $640,000 at the date of the renegotiation, and $110,000 in cash. The renegotiated purchase price also includes certain earn out provisions based on gross revenues and EBITDA, and a price guarantee on the shares issued in the purchase such that their fair value will not be less than $640,000 on December 1, 2000. As of July 2000, the Company did not meet certain conditions of the agreement. As such, the Company was required to issue the former owners an additional 11,691 shares of its common stock valued at $158,000.

     In July 2000 the Company purchased all of the outstanding stock of Wilhelm Mortuary, Inc., certain assets of Heritage Memorial Society, LLC and Community Memorial Centers, LLC (Oregon businesses) in exchange for 313,308 shares of the Company's common stock value at $4,191,000, $500,000 in cash and a convertible debenture of $1,000,000 maturing on July 17, 2003. The debenture bears interest at 8% per year and is convertible into 83,333 shares of the Company's common stock at any time after July 2001, based upon a conversion price of $12.00 per share. The intrinsic value of the beneficial conversion feature, $115,000, was recorded as a credit to paid-in-capital and a discount to the carrying value of the debentures. The discount is being accreted to the redemption price of the debentures. This acquisition was accounted for as a purchase. Of the abovementioned 313,308 common shares issued, 31,049 shares relate to non-compete agreements with former owners of the acquired entities. The Company also issued 10,000 options exercisable at $13.25 per share, vesting July 1, 2001, and expiring July 1, 2003 to a certain former employee of the acquired entities.

     As described above, during the year ended December 31, 2000, the Company acquired all of the outstanding shares of the Cremation Society of Iowa and the Oregon businesses. These transactions have been accounted for utilizing the purchase method of accounting and the results of operations of the acquired businesses have been included in the Company's results of operations from the respective dates of acquisition.

     The amounts and components of the purchase price and the allocation of the purchase price to assets and liabilities acquired are as follows:

       Cash (including $93,620 of transaction costs)       $         703,620
       Common Stock                                                5,103,419
       Fair value of $1,000,000 of note issued                       885,000
                                                            ------------------
                                                            $      6,692,039
                                                            ==================

       Current assets                                       $         66,009
       Property and equipment                                      1,805,585
       Names and reputations                                       4,618,165
       Non-compete agreement                                         487,674
       Current liabilities                                          (173,891)
       Long term debt                                               (111,503)
                                                           -------------------
                                                            $      6,692,039
                                                           ===================


     The purchase price of the above acquisitions was allocated to the net assets acquired based on management's estimate of the fair value of the acquired assets and liabilities at the dates of acquisition.

     The unaudited pro forma revenues and net loss, as if the acquisition of the Companies had occurred at the beginning of 2000, would have been $8,293,000 and $8,852,000 , respectively. The unaudited pro forma revenues and net loss, as if the acquisition of the Companies had occurred at the beginning of 1999, would have been $7,540,000 and $1,916,000, respectively.

     The unaudited pro forma results of operations does not necessarily reflect the results of operations that would have occurred had the combined companies constituted a single entity during such periods, and is not necessarily indicative of results which may be obtained in the future.

(8)  Commitments and Contingencies

     (a)  Leases

          The Company leases facilities under operating lease agreements expiring through November 2010. The Company also leases certain equipment and automobiles under operating lease agreements expiring at various dates through 2012. Rent expense for the year ended December 31, 1998, the three months ended March 31, 1999, the nine months ended December 31, 1999 and the year ended December 31, 2000 approximated $204,000, $61,878, $318,000 and $515,000, respectively.

          Future minimum lease payments under non-cancelable operating leases at December 31, 2000 are as follows:

             Year ending December 31:
                 2001                                         $      434,182
                 2002                                                409,765
                 2003                                                239,803
                 2004                                                219,214
                 2005                                                160,883
                 Thereafter                                          251,875
                                                            -------------------
                                                              $    1,715,722
                                                            ===================


     (b)  Litigation

          During March 1998, the Department of Consumer Affairs, Funeral and Cemetery Division (the "Department") commenced an administrative proceeding alleging various statutory and regulatory violations arising from an incident occurring at the Heritage Crematory. This proceeding was settled by the Predecessor Company agreeing to sell its business by a date certain or surrender its funeral director's license. A sale of the Predecessor Company to Lari Corp, Inc. (see
          Note 1) was concluded in March 1999. The Department granted us a transfer of the funeral establishment license on July 22, 2000, with the same probationary terms and conditions applicable to the Neptune Group. These conditions require us to comply with the California regulatory requirements related to our business of providing cremation services and marketing pre-need plans for one year, or as long as Mr. Weintraub continues to be a shareholder of the Company.

          The Company is a defendant in litigation over the use of the service mark "Neptune Society" in certain geographic areas of southern California. The Company is currently prohibited from using such service mark in the disputed geographic areas and the plaintiff is seeking monetary damages in an unspecified amount. The Company believes the lawsuit is without merit and intends to defend the case vigorously. No provision has been made in the financial statements for the ultimate outcome of this uncertainty. Additionally, the Company is from time to time subject to routine litigation arising in the normal course of business. Management, with the advice of legal counsel, believes that the results of any such routine litigation or other pending legal proceedings will not have a material effect on the Company.

(9)    Income Taxes

          The Predecessor Company filed separate federal and state income tax returns for each of the combining entities. Since no taxes were due from the C corporations and any income taxes from the limited partnerships and the S corporation (other than state taxes on certain S corporation earnings) were the obligations of the partners or shareholders, no income taxes have been provided in the consolidated financial statements for periods through March 31, 1999.

          Income tax (benefit) expense for the nine months ended December 31, 1999 and the year ended December 31, 2000 is summarized below.

                                                                 1999               2000
                                                            -------------------------------
          Current expense:
            Federal                                           $       ---             ---
            State                                                     800             800
                                                            -------------------------------
                    Total current                                     800             800
                                                            -------------------------------
          Deferred (benefit) expense:
            Federal                                              (217,629)        217,629
            State                                                 (37,299)         35,699
                                                            -------------------------------
                    Total deferred                               (254,128)        253,328
                                                            -------------------------------
                    Income tax (benefit) expense              $  (254,128)        254,128
                                                            ===============================


          Income tax (benefit) expense differs from the expected statutory amount for the nine months ended December 31, 1999 and the year ended December 31, 2000 as follows:

                                                                        1999            2000
                                                                  -------------------------------
            Expected income tax expense (benefit)                 $  (728,879)       (2,781,578)
            State income tax, net of federal benefit                 (125,076)         (477,319)
            Nondeductible goodwill                                    377,682           592,632
            Change in valuation allowance                             200,773         2,822,093
            Other                                                      21,372            98,300
                                                                  -------------------------------
                          Income tax (benefit) expense            $  (254,128)          254,128
                                                                  ===============================

          The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 1999 and 2000 is presented below:

                                                                      1999               2000
                                                               -----------------------------------
       Deferred tax assets:
                Deferred revenue - California merchandise       $       271,675         2,628,372
                State taxes                                                 272               272
                Net operating loss                                      200,773         1,395,566
                Other                                                    21,062            23,333
                                                               -----------------------------------
                         Total gross deferred tax assets                493,782         4,047,543
                                                               -----------------------------------
                         Valuation allowance                           (200,773)       (3,022,866)
                                                               -----------------------------------
                         Net deferred tax assets                        293,009         1,024,677

        Deferred tax liability:
                Deferred commissions                                    (38,881)       (1,024,677)
                                                               -----------------------------------
                         Net deferred taxes                             254,128                 0
                                                               ===================================

          The Company's net operating loss carry-forwards are fully offset by a valuation allowance. Management will continue to assess the valuation allowance and to the extent it is determined that such allowance is no longer required, the tax benefit of the remaining net deferred tax assets will be recognized in the future.

(10) Selected Quarterly Financial Data (Unaudited)

     The quarterly results of operations for fiscal 2000 and 1999 were as follows:

                                                                       First       Second        Third       Fourth
       IN THOUSANDS, EXCEPT PER SHARE DATA                            Quarter      Quarter      Quarter      Quarter
       -----------------------------------                            -------      -------      -------      -------
       FISCAL 2000:
       Net revenues                                             $      1,602        1,664        1,992        2,430
       Gross profit                                                      651          631          747        1,208
       Operating loss                                                 (1,407)      (1,367)      (1,691)      (1,231)
       Loss before cumulative effect of change
          in accounting principle                                     (1,855)      (1,789)      (3,144)      (1,647)
       Net loss                                                       (2,259)      (1,789)      (3,144)      (1,647)
       Basic loss per share before cumulative effect of
          change in accounting principle                                (.28)        (.26)        (.43)        (.22)
       Basic net loss per share                                 $       (.34)        (.26)        (.43)        (.22)


       FISCAL 1999 (2):

       Net revenues                                             $          -        1,778        1,662        2,248
       Gross profit                                                        -          962        1,079        1,395
       Operating loss                                                      -         (105)        (337)        (518)
       Loss before cumulative effect of
          change in accounting principle                                   -         (526)        (645)        (719)
       Net loss                                                            -         (526)        (645)        (719)
       Basic loss per share before cumulative effect of
          change in accounting principle                                   -        (0.09)       (0.10)       (0.12)
       Basic net loss per share (1)                             $          -        (0.09)       (0.10)       (0.12)

(1) Net income per share amounts for each quarter are required to be computed independently and may not equal the amount computed for the total year.

(2) The Neptune Group was acquired March 31, 1999. As a result, operating results for 1999 reflect the nine-month period ended December 31, 1999.

(11) Prior Period Adjustment

     The Company had first filed its Form 10 with the Securities and Exchange Commission ("SEC") on November 30, 1999. Because of the unique nature of the Company's operations, a lack of clear authoritative support within generally accepted accounting principles, and inconsistent accounting practices within the death care industry, management solicited the views of the SEC staff ("Staff") regarding its accounting policies and practices. Management and the Staff discussed (i) balance sheet presentation of trust assets for pre-need cremation contracts and the related deferred obligation, (ii) capitalization of contract procurement costs including certain marketing amounts, (iii) revenue recognition upon the initial sale of pre-need contracts and (iv) accounting for merchandise purchased for the benefit of pre-need customers. After those discussions, management decided to revise its method of accounting for recognizing revenue and capitalizing contract procurement costs, as well as to eliminate the pre-need trust asset and offsetting deferred obligation from its balance sheet, and withdrew its Form 10. In a subsequent Form 10 filing, the 1997 and 1998 financial statements were changed, a summary of which follows:



                                                As of December 31, 1998           As of December 31, 1997
                                         -----------------------------------  -----------------------------------
                                              As Reported      As Revised         As Reported        As Revised
                                         ----------------    ----------------    --------------     -------------
Balance Sheet:
     Prearranged cremation contracts       $32,055,280                  -        $30,172,105                  -
     Deferred contract procurement costs     7,754,729         $4,694,504          7,406,473         $4,413,144
     Other                                      40,554                  -             99,119                  -
     Deferred pre-need revenues             32,055,280                  -         30,172,105                  -
     Deferred prearranged cremation
        contract revenues                            -          4,292,367                  -          3,719,347
Total shareholders' equity -
  combined entities                          8,187,624            807,678          9,277,244          2,577,814


Statements of Operations
     Total revenues                          8,438,153          7,865,133          9,756,854          8,965,910
     Cost and expenses                       4,851,956          3,757,829          4,661,966          3,661,669
     Total general and administrative        4,514,817          5,716,440          3,670,767          4,993,019
     Income (loss) from operations         $  (928,620)        (1,609,136)         1,424,121            311,222


 Statement of Shareholders Equity:                                     Total
                                                                   Shareholders'
                                                                      Equity
 Predecessor Company:
  Balance at December 31, 1997 as originally reported             $  9,277,244
  Prior period adjustment for revision in method of
    of accounting for pre-need revenues and
    deferred procurement costs                                       6,699,430
                                                                  ------------
  Balance at December 31, 1997 as revised                         $  2,577,814
                                                                 =============

                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                            NEPTUNE SOCIETY

Date: May 25, 2001                          /s/ Marco Markin
                                            ------------------------------------
                                            Marco Markin, President and Director

                                  EXHIBIT INDEX

       Exhibit
      Number    Description
  ------------------------------------------------------------------------------

     3.1(1) Articles of Incorporation of L R Associates, Inc., filed January 4, 1985

     3.2(1) Articles of Amendment of L R Associates, Inc. changing name to Lari Corp., filed August 3, 1998

     3.3(1) Articles of Amendment of Lari Corp. changing name to Neptune Society, filed April 26, 1999

     3.4(1) Articles of Amendment of Neptune Society filed May 9, 2000, effecting a combination of the Corporation's shares of common stock

     3.5(1)    Bylaws of Neptune Society

     10.1(1)   Form of Stock Option Plan

     10.2(1) Share Purchase Agreement dated for reference March 26, 1999 by and between Lari Acquisition Company, Inc.,Emanuel Weintraub Inter Vivos Trust, Emanuel Weintraub, Neptune Management Corp., Heritage Alternatives, Inc., Neptune Pre-Need Plan, Inc.and Lari Corp.

     10.3(1) Share Purchase Agreement dated March 31, 1999 by and between Lari Acquisition Company, Inc., Lari Corp. and Stanley Zicklin

     10.4(1) Share Purchase Agreement dated March 31, 1999 by and between Lari Acquisition Company, Inc., Lari Corp. and Jill Schulman

     10.5(1) Agreement dated August 1, 1999 by and between Lari Acquisition Company, Inc., Neptune Society and Stanley Zicklin

     10.6(1) Agreement dated August 1, 1999 by and between Lari Acquisition Company, Inc., Neptune Society, Emmanuel Weintraub and Emmanuel Weintraub Inter Vivos Trust

      Exhibit
      Number    Description
  ------------------------------------------------------------------------------

     10.7(1) Interest Purchase Agreement dated for reference March 31, 1999 by and between Neptune Management Corp. Lari Corp., Lari Acquisition Company, Inc. and the limited partners of Neptune-Los Angeles, Ltd., Neptune-Santa Barbara, Ltd., Neptune-Miami, Ltd., Neptune-St.Petersburg, Ltd., Neptune-Ft.Lauderdale, Ltd., Neptune-Nassau, Ltd., Neptune-Yonkers, Ltd.

     10.8(1) Interest Purchase Agreement dated for reference March 31, 1999 by and between Heritage Alternatives, Inc., Lari Corp., Lari Acquisition Company, Inc. and the limited partners of Heritage Alternatives, L.P.

     10.9(1) Consulting Agreement dated March 31, 1999 by and between Lari Acquisition Company, Inc. and Emanuel Weintraub

     10.10(1) Amendment to Consulting Agreement dated August 1, 1999 by and between Lari Acquisition Company, Inc. and Emanuel Weintraub

     10.11(1) $19,000,000 Promissory Note dated March 31, 1999 by Lari Acquisition Company, Inc.

     10.12(1) Amendment to $19,000,000 Promissory Note dated August 1, 1999 by Lari Acquisition Company,Inc. in favor of Emanuel Weintraub Inter Vivos Trust

     10.13(1)  $2,000,000   Promissory   Note  dated  March  31, 1999  by  Lari
               Acquisition Company, Inc.

     10.14(1) Amendment to $2,000,000 Promissory Note dated August 1, 1999 by Lari Acquisition Company, Inc. in favor of Emanuel Weintraub Inter Vivos Trust

     10.15(1) Pre-Need Trust Agreement dated October 1, 1993 by and between Neptune Management Corp. and Sunbank/South Florida, N.A.

     10.16(1) Asset Purchase Agreement dated March 31, 1992 by and between Heritage Cremation Services, Inc., Joseph Estephan, Elie Estephan and Emanuel Weintraub

      Exhibit
      Number    Description
  ------------------------------------------------------------------------------

     10.17(1)  Form of Commissioned Contractor Agreement

     10.18(1) Agency Agreement dated for reference July 22, 1999 by and between Neptune Society and Standard Securities Capital Corporation

     10.19(1) Amendment to Agency Agreement dated August 5, 1999 by and between Neptune Society and Standard Securities Capital Corporation

     10.20(1)  Form of Subscription Agreement

     10.21(1)  Form of Registration Rights Agreement

     10.22(1)  Debenture and Warrant Purchase Agreement dated November 24, 1999.

     10.23(1)  Form of Convertible Debenture

     10.24(1) Asset Purchase Agreement dated December 31, 1999, by and among Neptune Society, Crematory Society of Washington, Inc., and John C. Ayres.

     10.25(1) Asset Purchase Agreement dated March 15, 2000, by and among Neptune Society, Cremation Society of Iowa, Inc., Dave Noftsger, and John Bethel

     10.26(1) Asset Purchase Agreements and Merger Agreement dated July 5,2000, by and among Neptune Society,Heritage Memorial,Community Memorial Centers, David Schroeder, and Michael Ashe

     10.26(1) Agency Agreement dated for reference July 31, 2000 by and between Neptune Society and Standard Securities Capital Corporation

        16.1   Letter of Stonefield Josephson, Inc.

      21.1(1)  List of Subsidiaries of the Registrant

----------------------------
(1) Previously filed on February 12, 2001.